RESTRICTED COMMERCIAL

Exhibit 10.1

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

ICRS LSP Project Agreement

Subcontract Agreement

RESTRICTED COMMERCIAL

    Project Agreement

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DATED 30 MARCH 2004

(1)    BRITISH TELECOMMUNICATIONS PLC

- and -

(2)    IDX SYSTEMS CORPORATION

PROJECT AGREEMENT

for the provision of an Integrated Care Record System and associated services

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PART E: INTERRELATIONSHIP WITH INTEGRATED SERVICE PROVIDERS		100

30.	CO-OPERATION AND RELATIONSHIP WITH THE NATIONAL PROGRAMME FOR IT	100

PART F: CHARGES AND RELATED MATTERS		101

31.	CHARGING AND INVOICING	101

32.	GAIN SHARING	102

33.	FINANCIAL MODEL	102

PART G: INTELLECTUAL PROPERTY, DATA AND CONFIDENTIALITY		103

34.	INTELLECTUAL PROPERTY	103

35.	SOURCE CODE	108

36.	AUTHORITY’S DATA	109

37.	DATA PROTECTION AND FREEDOM OF INFORMATION	111

38.	CONFIDENTIALITY	114

PART H: TERMINATION		119

39.	EVENTS OF DEFAULT	119

40.	NON-DEFAULT TERMINATION	130

41.	EFFECT OF TERMINATION OR EXPIRY	131

42.	COMPENSATION ON TERMINATION	135

PART I: INDEMNITIES AND LIABILITY		136

43.	INDEMNITIES AND LIABILITY	136

44.	LIMITS ON LIABILITY	139

45.	MITIGATION	142

46.	INSURANCE	143

PART J: MISCELLANEOUS		143

47.	FORCE MAJEURE	143

48.	ASSIGNMENT AND SUB-CONTRACTING	145

49.	DATA SET CHANGE NOTICES, STANDARDS AND AUTHORITY POLICIES	148

50.	CHANGES IN LAW	149

51.	VAT	151

52.	CORRUPT GIFTS AND PAYMENTS	153

53.	NOTICES AND COMMUNICATIONS	155

54.	VARIATIONS	157

55.	WAIVER	157

56.	NO AGENCY	157

57.	ENTIRE AGREEMENT	157

58.	CONFLICTS OF AGREEMENTS	158

59.	SEVERABILITY	158

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60.	COUNTERPARTS	158

61.	COSTS AND EXPENSES	159

62.	NO PRIVITY	159

63.	FURTHER ASSURANCE	159

64.	DISPUTE RESOLUTION PROCEDURE	160

65.	GOVERNING LAW AND JURISDICTION	160

66.	[**] LICENCES	160

67.	[**] LICENSING	160

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SCHEDULES

1.	Authority Requirements
	1.1	Authority’s Requirements
	1.2	Service Level Specifications and Performance Monitoring
	1.3	Security Policy Requirements
	1.4	Benchmarking
	1.5	Insurance Requirements
	1.6	Disaster Recovery and Business Continuity Plan
	1.7	Information Governance Requirements
	1.8	Authority Policies and Standards
	1.9	Premises
	1.10	Business Process Manual
2.	Authority’s Responsibilities
3.	Contractor’s Solution
	3.1	Contractor’s Technical Solution
	3.2	Key Personnel
	3.3	Material Sub-Contractors
	3.4	Third Party Suppliers
4.	Implementation Plan and Acceptance Testing
	4.1	Implementation Plan
	4.2	Implementation Testing Procedures and Criteria
5.	Legacy Contracts and Systems
	5.1	Legacy Systems
	5.2	Legacy Contracts
6.	National Programme Interface and Interoperability Requirements
	6.1	NASPs, NISPs and LSPs
	6.2	National ICRS Interface Regulations
7.	Governance
	7.1	Dispute Resolution Procedure
	7.2	Contract and Service Management
	7.3	Change Control Procedure
	7.4	Record Provisions
8.	Documents Specified under this Agreement
	8.1	Completion Documents
	8.2	Confidentiality Undertaking
	8.3	Not used
	8.4	Escrow Agreement
	8.5	Not used
9.	Financial Obligations
	9.1	Charging and Service Deductions
	9.2	Invoicing Procedures
	9.3	Financial Model
	9.4	Gain Sharing
	9.5	Compensation on Termination
10.	Employment
11.	Exit and Services Transfer Arrangements

ANNEXES

1.	Financial Model (disk)

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THIS AGREEMENT is made the 30th day of March 2004

BETWEEN:

(1)	BRITISH TELECOMMUNICATIONS PLC (registered under number 1800000) whose registered office is 81 Newgate Street, London EC1A 7AJ (BT); and

(2)	IDX SYSTEMS CORPORATION a Vermont, USA corporation whose principal offices are located at 40 IDX Drive, South Burlington, Vermont 05403, USA (the Contractor).

WHEREAS:

(A)	On 12th June 2002 the Department of Health approved a new national programme for information technology called “Developing 21st Century IT Support for the NHS” (National Programme for IT). Central to the National Programme for IT is the development of an integrated care record system that is capable of delivering information to the point of care in order to support the modernisation of patient care within the NHS.

(B)	The National Programme for IT represents the largest procurement of ICT that has been conducted on behalf of the NHS and is the largest ever procurement of a unified health ICT system worldwide. The Project is an integral part of the National Programme for IT and as such is integral to the delivery of systematic choice to patients in the NHS.

(C)	Accordingly, on 7th February 2003 the Department of Health issued a notice in the Official Journal of the European Communities for the Project under reference 2003/527-022143 (as supplemented by a corrigendum notice on 12th February 2003 under reference 2003/530-024179 and an additional information notice on 19th February 2003 under reference 2003/535-028864) (the OJEC Notice)) and on 11 March 2003, BT submitted its response.

(D)	On 16 May 2003 the Authority issued an output based specification (the Output Based Specification) to potential suppliers, including BT, in respect of the provision of Services for the Authority and on 30 May 2003 the Authority issued a preliminary invitation to negotiate (the Preliminary ITN) to those suppliers in respect of the provision of Services.

(E)	BT submitted its Response dated 30 June 2003 in response to the Preliminary ITN and the Output Based Specification.

(F)	Following receipt of BT’s Response, the Authority invited potential suppliers (including BT) to engage in negotiations in connection with their respective responses and the Authority’s needs for the provision of the Services and accordingly such negotiations took place.

(G)	On 6 November 2003 the Authority issued a final invitation to submit a best and final offer (the Invitation to BAFO).

(H)	On 1 December 2003 the Authority and BT entered into an Agreement for Proof of Solution (Proof of Solution Agreement). The Proof of Solution Agreement required BT to prove its proposed solution to be used for the delivery of the Project by reference to specified criteria. BT has proven its solution as required by the Proof of Solution Agreement.

(I)	On 14 November 2003, BT submitted its response to the Invitation to BAFO (Best and Final Offer).

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(J)	Pursuant to a call option deed entered into by the Authority and BT on 28 November 2003 (Call Option Deed), BT issued an offer to the Authority to enter into the Head Agreement.

(K)	The Authority and BT have now chosen to exercise its option to enter into the Head Agreement.

(L)	The Project has been approved by the Department of Health on behalf of the Secretary of State.

(M)	BT now wishes to subcontract the provision of certain of the LSP Services to the Contractor.

(N)	The Contractor and BT agree that the Contractor shall provide such subcontracted LSP Services on the terms and conditions of this Agreement.

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NOW IT IS AGREED as follows:

PART A: PRELIMINARY

1.	DEFINITIONS AND INTERPRETATION

Definitions

1.1	In this Agreement unless the context otherwise requires:

Accession Agreement means an agreement, in the form set out in Schedule 8.5 (Form of Accession Agreement), pursuant to which an Accession Party may become a party to this Agreement for the purposes of procuring and receiving Additional Services and/or Future Services;

Accession Party means any Authority Service Recipient, but excluding those persons identified in paragraphs (g), (h), (i), (j) and (n) of the definition of “Authority Service Recipient”; for the purposes of this definition paragraph (m) of the definition of “Authority Service Recipient” shall be deemed to exclude the parties detailed in paragraphs (g) (h) (i) (j) and (n) of the definition of “Authority Service Recipient”;

Acquired Rights Directive means the European Council Directive 77/187/EEC on the approximation of laws of European member states relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of undertakings or businesses, as amended;

Additional Services means any or all of the LSP Services to be provided by the Contractor pursuant to subclause 6.4 to meet the Authority’s requirements which are set out in Schedule 9.1 (Charging and Service Deductions);

Additional Services Implementation Plan has the meaning given in subclause 6.4.7.1;

Additional Services Implementation Tests has the meaning given in subclause 6.4.7.2;

Affiliate means, in relation to a person, any other entity which directly or indirectly Controls, is Controlled by, or is under direct or indirect common Control with, that person from time to time;

Agreement means this contract comprised of the Clauses, the Schedules and Annexes hereto;

Ancillary Documents means the Material Sub-Contracts;

Annual Contract Price means the total aggregate Charges that are paid or payable in any twelve (12)-month period;

ASR Additional Services means any Additional Services to be provided by the Contractor pursuant to subclause 6.4 for the specific benefit of an individual Authority Service Recipient in relation to which BT has notified the Contractor, in accordance with subclause 6.4.1, that these Additional Services are to be treated as ASR Additional Services;

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ASR Future Services means any Future Services to be provided by the Contractor pursuant to subclause 6.5 for the specific benefit of an individual Authority Service Recipient in relation to which BT has notified the Contractor, in accordance with subclause 6.5.1, that these Future Services are to be treated as ASR Future Services;

Assets means all assets and rights used by the Contractor or any Contractor Party to provide the Services in accordance with this Agreement, including:

(a)	the Contractor’s ICT Infrastructure;

(b)	any rights in Software and any other Intellectual Property Rights which the Contractor or any Contractor Party uses to provide the Services;

(c)	any books and records (including operating and maintenance manuals, health and safety manuals and other documented know-how) which the Contractor or any Contractor Party uses to provide the Services;

(d)	any spare parts, tools or other assets (together with any warranties in respect of assets being transferred) which the Contractor or any Contractor Party uses to provide the Services; and

(e)	any contractual rights not included in paragraph (b) above (including rights arising under any of the Contractor’s ICT Infrastructure or Software related agreements) which the Contractor or any Contractor Party uses to provide the Services, but excluding the Authority Assets and the BT Assets;

Audit has the meaning given in subclause 23.10;

Authority means Secretary of State for Health;

Authority Assets means the Authority’s Data, the Authority’s Software, the Specially Written Software, the Documentation and the Authority’s ICT Infrastructure and any other data, software, assets, equipment or other property owned by the Authority, any Authority Service Recipient or any Authority Party and which is or may be used in connection with the provision or receipt of the Services as those Services are on-provided by BT as part of the LSP Services under the Head Agreement;

Authority Party means each of the agents, contractors, directors, officers, employees and sub-contractors of the Authority or any Authority Service Recipient (in each case, whether engaged or employed directly by the Authority or any Authority Service Recipient or by any agent, contractor or sub-contractor engaged by the Authority or any Authority Service Recipient) but solely to the extent that such party is engaged or employed in connection with a Service but excluding BT, any BT Party, the Contractor, any Contractor Party and statutory undertakings and utilities and Authority Parties shall be construed accordingly;

Authority Personal Data means Personal Data supplied by the Authority, any Authority Service Recipient or any Authority Party to, or on-supplied by BT to, the Contractor or any Contractor Party, or otherwise generated by the Contractor or any Contractor Party, in connection with the Project;

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Authority Policies means, subject to subclause 49.2 (Data Set Change Notices, Standards and Authority Policies), the policies set out in Schedule 1.8 (Authority Policies and Standards);

Authority Service Recipient means:

(a)	each Strategic Health Authority;

(b)	each Special Health Authority;

(c)	each Primary Care Trust;

(d)	each NHS Trust;

(e)	each Mental Health Trust;

(f)	each Foundation Trust;

(g)	any medical practitioner providing general medical services as described in section 29 of the National Health Service Act 1977;

(h)	any registered dentist as described in section 26 of the Dentists Act 1984;

(i)	any dispensing optician or ophthalmic optician as described in section 36 of the Opticians Act 1989;

(j)	any pharmacist as described in section 132 of the Medicines Act 1968;

(k)	any Government body providing social care;

(l)	any other Government body or organisation which performs any of the functions listed in (a) to (k) above at any time in the future or otherwise forms part of the NHS including any aggregation of any of the persons listed in (a) to (k) above;

(m)	any other entity engaged or nominated by any of the persons listed in (a) to (k) above for the purpose of receiving any of the Services on behalf of that person; and

(n)	any other person authorised by any of the persons listed in (a) to (l) to use or otherwise have the benefit of the Services for the purpose of providing healthcare, social care, dental services, ophthalmic services or pharmacy services or any related or associated services (including for avoidance of doubt any diagnostic and treatment centres), in each case operating in the Territory and where the Contractor is providing Additional Services in other areas of the United Kingdom, the Isle of Man and the Channel Islands in accordance with subclause 6.4 or 6.5 in such other areas of the United Kingdom, the Isle of Man and the Channel Islands;

Authority’s Data means:

(a)	information;

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(b)	text;

(c)	drawings;

(d)	diagrams;

(e)	images; or

(f)	sounds,

which are embodied in (or required under this Agreement to be embodied in) any electronic or tangible medium; and

(i)	owned or originated by or on behalf of the Authority, any Authority Service Recipient or any Authority Party and which either is or may be used in connection with the provision or receipt of the Services or to which the Contractor or any Contractor Party has access to under this Agreement; or

(ii)	which the Contractor or any Contractor Party is required to generate under this Agreement except to the extent that the same comprises Contractor’s Software;

Authority’s ICT Infrastructure means all Hardware owned, leased, procured or used by or on behalf of the Authority, any Authority Party or any Authority Service Recipient in each case, which is, or may be, used in connection with or underlies the provision or the receipt of the Services but excluding BT’s ICT Infrastructure and the Contractor’s ICT Infrastructure;

Authority’s Project Manager means the person nominated by the Authority pursuant to the Head Agreement, as notified by BT to the Contractor from time to time;

Authority’s Representative means the person nominated by the Authority pursuant to the Head Agreement, as notified by BT to the Contractor from time to time;

Authority’s Requirements means those requirements for the Services as set out in Schedule 1.1 (Authority’s Requirements);

Authority’s Software means the programmes and codes the IPR in which:

(a)	is owned or used by or on behalf of the Authority, any Authority Service Recipient or any Authority Party; and

(b)	are or may be used in connection with the provision or receipt of the Services,

but excluding the BT Software the Specially Written Software, the Contractor’s Software and any Third Party Software;

Benchmark Review means any benchmarking of the Services, Charges and/or Service Level Specifications carried out in accordance with Clause 22 (Benchmarking) and Schedule 1.4 (Benchmarking);

Benchmarking Report means a report of the results of a Benchmark Review prepared in accordance with Schedule 1.4 (Benchmarking);

Best and Final Offer has the meaning given in Recital I;

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Best Endeavours means a duty to do what is reasonable in the circumstances on the basis of a standard of reasonableness which is that of a reasonable board of directors acting properly in the interests of their company taking into account commercial practicality, the interests of their company, the costs to their company, the likelihood of success, such that if such board of directors determined (taking all relevant circumstances into account) that the obligation imposed on the company was too great for the company to undertake, the obligated party will not be in breach of any obligation to use its Best Endeavours by failing to take such actions;

Borrower has the meaning given in subclause 39.1.11;

BT Assets means the BT Software, BT’s ICT Infrastructure and any other data, software, assets, equipment or other property owned by BT or any Affiliate of BT and which is or may be used in connection with the provision, or on-provision by BT to the Authority, or receipt of the Services;

BT Event of Default has the meaning given in subclause 39.12;

BT Notice of Change means a request for a Change made by BT;

BT Party means BT’s agents and contractors, including sub-contractors, and its or their directors, officers and employees in relation to the Project and BT Parties shall be construed accordingly;

BT Software means programs, the IPR in which are

(a)	owned by BT or any Affiliate of BT or any of their agents and contractors (including every subcontractor for this Project other than as set forth in this definition) and its or their subcontractors of any tier and its or their directors, officers and employees; and

(b)	used to provide LSP Services by BT or any Affiliate of BT or any of their agents and contractors (including every subcontractor for this Project other than as set forth in this definition) and its or their subcontractors of any tier and its or their directors, officers and employees;

in each case except that the following are excluded:

(i)	Contractor;

(ii)	Contractor’s Affiliates;

(iii)	directors, officers and employees of Contractor and Contractor’s Affiliates;

(iv)	Contractor Parties;

(v)	Contractor Parties’ Affiliates; and

(vi)	directors, officers and employees of Contractor Parties and Contractor Parties’ Affiliates.

BT Subcontractor means any person (other than the Contractor or any of the Contractor’s subcontractors) engaged by BT for the performance of services that BT may then on-provide as LSP Services;

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BT’s ICT Infrastructure means all Hardware owned, leased, procured or used by or on behalf of BT or any Affiliate of BT that is, or may be, used in connection with or underlies the provision, or on-provision by BT to the Authority, or receipt of the Services, but excluding the Authority’s ICT Infrastructure and the Contractor’s ICT Infrastructure;

BT’s Project Manager means the person stated as such in Schedule 7.2 (Contract and Service Management) or such other person(s) appointed by BT to replace the same from time to time during the Service Period;

BT’s Representative means the person nominated by BT pursuant to Clause 25 (Representatives);

Breakage Costs means those costs set out in paragraph 1.2 of Schedule 9.5 (Compensation on Termination);

Bundle has the meaning given in Schedule 4.1 (Development and Implementation Plan);

Bundle Key Milestone has the meaning given in Schedule 4.2 (Test Procedures and Criteria);

Business Process Manual means the business process manual to be developed by BT in accordance with subclause 6.8;

Caldicott Report means the report prepared by Dame Fiona Caldicott, and which was the subject of an NHS Executive Circular in May 1998 containing recommendations as to the preservation of confidential identifiable information in the National Health Service;

Call Option Deed has the meaning given in Recital J;

Capital Expenditure means capital expenditure (as the term is interpreted in accordance with generally accepted accounting principles in the United Kingdom from time to time);

Certificate has the meaning given in Schedule 4.2 (Testing Procedures and Criteria);

Certificate of Costs means a certificate including the information required under subclause 23.6.2 certified by the Contractor’s third party auditors or accountants;

Change means any change to any one or more of the Services (including any Solution Change), the Service Level Specifications and/or the Quality Plans and any other variation to this Agreement proposed by either party pursuant to the Change Control Procedure;

Change Control Note has the meaning given in paragraph 2.1 of Schedule 7.3 (Change Control Procedure);

Change Control Procedure means the procedure relating to Changes as set out in Schedule 7.3 (Change Control Procedure);

Change Implementation Plan means the timetable and plan for implementing, and if necessary accepting, the Change;

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Change in Control means, in respect of any person, any change in the person or persons having Control of that person;

Change in Law means the coming into effect or repeal (without re-enactment or consolidation) in England and Wales of any Law, or any amendment or variation to any Law, or any judgement of a relevant court of law which changes binding precedent in England and Wales in each case after the Effective Date;

Charges means the payments (including without limitation the Service Charges as defined in Schedule 9.1) required to be made under Schedule 9.1 (Charging and Service Deductions) in respect of the Services;

Clinical Services means management, responsibility, administration and carrying out of the clinical, medical and other services provided by the Authority or any Authority Service Recipient from time to time and which are not services to be provided by the Contractor under this Agreement;

Commercially Sensitive Documents means all (i) Source Codes for the Contractor’s Software; and (ii) all sensitive commercial and/or financial information to the extent the same is proprietary to the Contractor or any Contractor Party, is confidential and is marked as “confidential and commercially sensitive”;

Commissioners has the meaning given in subclause 51.3 (VAT);

Commodity Component means any individual ICT component used by the Contractor in the provision of the Services that is generally and commercially available for purchase and for which the cost to the Contractor of deploying and integrating that component into the Services is less than [**] percent ([**]%) of the purchase cost of that component;

Compensation Event has the meaning given in subclause 9.16;

Confidential Information means any and all:

(a)	information - technical, commercial, financial or otherwise (including without limitation data, know-how, formulae, processes, designs, photographs, audio or videotape, CD ROMs, drawings, specifications, samples, finances, programmes, materials, records, business plans, consumer research, analysis or experience) of whatever nature and whether disclosed orally, pictorially, in writing, by demonstration, by viewing, in machine readable form or other means including without limitation on electromagnetic or CD media or via telephone lines or radio or microwave and whether stored electronically or otherwise which relates to a party’s (or, in the case of the Contractor, any Contractor Affiliate’s or Contractor Party’s, or, in the case of the Authority, any Authority Service Recipient’s or Authority Party’s, or, in the case of BT, any BT Affiliate’s) business, products, developments, services, trade secrets, know how, personnel, supplies, customers or patients or the Project already disclosed to or to be disclosed by or on behalf of one party to the other party (whether or not designated as confidential);

(b)	notes, reports, analysis and reviews of, and any other information derived from, any information referred to in paragraph (a) above; and

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(c)	information designated as confidential, commercially sensitive or politically sensitive or which ought reasonably to be considered as such;

Consent(s) means all permissions, consents, approvals, certificates, permits, licences, statutory agreements and authorisations required by Law, and all necessary consents and agreements from any third party needed to carry out the Services in accordance with this Agreement;

Continuous Improvement Programme has the meaning given in subclause 19.1;

Contract Year means the period of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in the case of any leap year) commencing on the Effective Date and each subsequent period of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in the case of any leap year) commencing on each anniversary of the Effective Date, provided that the final Contract Year shall be such period as commences on the last anniversary of the Effective Date that falls during the Service Period and ends on the Termination Date;

Contractor Event of Default has the meaning given in subclause 39.1;

Contractor Notice of Change means a request for a Change made by the Contractor;

Contractor Party means the Contractor’s agents and contractors, including each Sub-Contractor, and its or their sub-contractors of any tier, and its or their directors, officers and employees in relation to the Project and Contractor Parties shall be construed accordingly;

Contractor Personnel means all employees, agents, consultants and contractors of the Contractor and/or any Contractor Party;

Contractor’s Final Staff List means the list of all Contractor Personnel engaged in, or wholly or mainly assigned to, the provision of the Services or any part of the Services at the date of the Service Transfer;

Contractor’s ICT Infrastructure means any Hardware owned, leased, procured or used by or on behalf of the Contractor or any Affiliate of the Contractor or any Sub-Contractor that is, or may be used in connection with or underlies the provision of the Services other than any Hardware provided to the Contractor or any Sub-Contractor by BT or any Affiliate of BT or the Authority, any Authority Service Recipient or any Authority Party or any person on any of their behalf or at any of their request any supplier to any of those persons to enable the Contractor to provide the Services;

Contractor’s Project Manager means the person stated as such in Schedule 3.2 (Key Personnel) or such other person(s) appointed by the Contractor to replace the same from time to time during the Service Period in accordance with subclause 27.6;

Contractor’s Provisional Staff List means a list prepared and updated by the Contractor of all Contractor Personnel who are engaged in or wholly or mainly assigned to, the provision of the Services or any part of the Services as at the date of such list;

Contractor’s Representative means the person appointed by the Contractor pursuant to Clause 25 (Representatives);

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Contractor’s Software means programmes and codes, the IPR in which are:

(a)	owned by the Contractor, any of the Contractor’s Affiliates, any Contractor Party or any Affiliate of any Contractor Party; and

(b)	used by the Contractor, any of its Affiliates or any Contractor Party or any Affiliate of any Contractor Party, to provide the Services,

but not the Specially Written Software or Third Party Software;

Contractor’s Technical Solution means the Contractor’s technical solution detailing how the Services will be delivered set out in Schedule 3.1 (Contractor’s Technical Solution);

Control means that a person possesses directly or indirectly the power to direct or cause the direction of the management and policies of another person, whether through the ownership of voting rights, shares, by contract or otherwise or is otherwise deemed to have control of another person for the purposes of section 840 of the Income and Corporation Taxes Act 1988 and Controls and Controlled shall be interpreted accordingly;

Convictions means, other than in relation to minor road traffic offences, any previous or pending prosecutions, convictions, cautions and binding-over orders (including any spent convictions as contemplated by section 1(1) of The Rehabilitation of Offenders Act 1974 by virtue of the exemptions specified in Part II of Schedule 1 of the Rehabilitation of Offenders Act 1974 (Exemptions) Order 1975 (SI 1975/1023) or any replacement or amendment to that Order);

Core Services means any and all of the services provided by the Contractor to meet the Authority’s requirements which are set out in the Authority’s Requirements except the Additional Services and the Future Services;

Critical Service Failure means any of the following events:

(a)	the Contractor’s performance of the Services falling to, or below, any of the Critical Service Levels in respect of [**] or more events in any [**] period, provided always that a failure to meet a specific Critical Service Level for a second or subsequent successive month shall not be regarded as an additional event for the purposes of calculating the number of Critical Service Failures which have occurred in any [**] period if the Contractor is continuing to take such steps as are necessary to remedy the original failure in accordance with the agreed work-off plan;

(b)	the Contractor accruing a total of [**] or more Service Points (in terms of the number of points allocated) in any [**] period;

(c)	the Contractor accruing in aggregate [**] or more Service Points (in terms of the number of points allocated) in any [**] period;

(d)	the Contractor accruing a total number of [**] or more Warning Notices in respect of different events in any [**] period; or

(e)	the Contractor [**] or more Repeat Failures in any [**] period;

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Critical Service Levels means those Service Level Specifications identified as “Critical Service Levels” in Schedule 1.2 (Service Level Specifications and Performance Monitoring);

Data Protection Legislation means the EU Data Protection Directive 95/46/EC, the Directive on Privacy and Electronic Communications 2002/58/EC, the Data Protection Act 1998, the Privacy and Electronic Communications (EC Directive) Regulations 2003, the Regulation of Investigatory Powers Act 2000, the Telecommunications (Lawful Business Practice) (Interception of Communications) Regulations 2000 (SI 2000/2699), and all other applicable laws and regulations relating to processing of personal data and privacy including the guidance in relation to health care published by the Information Commissioner in May 2002;

Data Set Change Notice has the meaning given in subclause 49.1;

Date Compliant means that no date change has had or will have any adverse impact upon the performance or functionality of the Supplied Software;

Default Interest Rate means two percent (2%) over LIBOR;

Delay Deductions means any amounts payable by the Contractor to BT pursuant to subclause 9.1;

Delay Event has the meaning given in subclause 9.12;

Department of Health means the Department of Health in England of the Government, or such other body that may supersede or replace the Department of Health in England from time to time;

Dependent Part has the meaning given in subclause 7.6;

Deployed shall have the meaning given in Schedule 4.1 (Implementation Plan);

Deployment Charges has the meaning given in Schedule 9.1 (Charging and Service Deductions);

Deployment Key Milestone has the meaning given in Schedule 4.1 (Implementation Plan);

Deployment Testing has the meaning given in Schedule 4.2 (Testing Procedures and Criteria);

Direct Losses means:

in respect of claims arising in connection with this Agreement but excluding those arising from a claim against BT or the Contractor by the Authority, any Authority Party or any Authority Service Recipient direct losses as is construed from time to time by English courts of competent jurisdiction;

or in respect of claims arising from a claim against BT or the Contractor by the Authority, any Authority Party or any Authority Service Recipient all direct damages, losses, liabilities, costs, expenses (including reasonable legal costs awarded by a court or in accordance with the Dispute Resolution Procedure and the reasonable costs of professional services and disbursements), charges and penalties whether arising under statute, contract or at common law including:

(a)	all direct loss of anticipated savings;

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(b)	all direct wasted expenditure (including the cost of wasted management time);

(c)	in the context of an indemnity under this Agreement, any direct losses of any person making a claim against the person having the benefit of the indemnity which the person having the benefit of the indemnity is liable to pay the person making the claim as a result of the claim;

(d)	where the Authority or any Authority Service Recipient is seeking recovery, in each case either themselves or through BT, those arising from loss, destruction, corruption, inaccuracy or degradation of the Authority’s Data, or other data, including the cost and expense of rectification of the Authority’s Data;

(e)	where the Authority or any Authority Service Recipient is seeking recovery, in each case either themselves or through BT, the direct, reasonable and unavoidable cost and expense of obtaining the Transitional Assistance and Replacement Services;

(f)	where the Authority or any Authority Service Recipient is seeking recovery, in each case either themselves or through BT, the reasonable additional costs to remedy or maintain the Services;

(g)	where the Authority or any Authority Service Recipient is seeking recovery, in each case either themselves or through BT, any amounts paid or payable by BT to or on behalf of the Authority and any Authority Service Recipient in respect of any agreement entered into by the Authority or any Authority Service Recipient with an Integrated Service Provider but only to the extent that the requirement to pay such amounts flows directly from the relevant breach;

(h)	where the Authority or any Authority Service Recipient is seeking recovery, in each case either themselves or through BT, any amounts paid or payable by BT to or on behalf of the Authority or any Authority Service Recipient to any counterparty to a Legacy Contract under a Legacy Contract; and

(i)	where the Authority or any Authority Service Recipient is seeking recovery, in each case either themselves or through BT, any direct loss of revenue or business of the Authority or any Authority Service Recipient,

except for Indirect Losses;

Disaster Recovery and Business Continuity Plan means the plan to be prepared in accordance with Schedule 1.6 (Disaster Recovery and Business Continuity Plan);

Disclosing Party has the meaning given in subclause 38.9;

Dispute has the meaning given in paragraph 1 of Schedule 7.1 (Dispute Resolution Procedure);

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Dispute Resolution Procedure means the procedure set out in Schedule 7.1 (Dispute Resolution Procedure);

Documentation means such manuals, reports, drawings, specifications, training materials, use policies, plans and other documents, in each case relating to the Services (or any part of the Services), that are developed by the Contractor or any Contractor Party for BT, the Authority and/or any Authority Service Recipient or which are jointly developed by the Contractor or any Contractor Party with the Authority and/or any Authority Service Recipient (including any such joint development in conjunction with any other Integrated Service Provider or other attendee of the Technology Forum) but excluding any such manuals, reports, drawings, specifications, training materials, use policies, plans and any other documents to the extent that they contain any expression of or detail of or any information relating to the object code or Source Code of any of the Contractor’s Software or Specially Written Software;

Due Diligence Items means the Premises, the Authority Assets, BT Assets, the Legacy Contracts, the Legacy Services and the Legacy Systems;

Effective Date means the date of signature of this Agreement;

Employee Liabilities has the meaning given in Schedule 10 (Employment);

Employment Regulations means the Transfer of Undertakings (Protection of Employment) Regulations 1981 (SI 1981/1794) as amended or replaced or any other Regulations implementing the Acquired Rights Directive;

Employment Terms has the meaning given in subclause 10.15.3;

euro Compliant means:

(a)	all functions (including, without limitation, the input, processing and presentation of financial data) currently performed or capable of being performed by the Supplied Software and the Services are (and shall continue to be) capable of being performed in, and in relation to, the euro accurately and efficiently and without interruption or adverse change to efficiency or user operation and without incurring additional costs or expenses and, during any transition phase during which the euro is being introduced, shall be able to deal with multiple and dual currencies and incorporate protocols for dealing with rounding and currency conversions;

(b)	the Supplied Software and the Services shall enable compliance with the European Union Council Regulation (EC) Number 1103/97 dated 17th June, 1997; and

(c)	the Supplied Software shall display and incorporate in all relevant forms, screen layouts and printouts, all symbols and codes including, without limitation, the symbol “€“, currently adopted by any government or any other European Union body in relation to the euro;

Excusing Cause has the meaning given in subclause 24.2 (Excusing Causes);

Exit and Services Transfer Arrangements means the procedure for the transfer of the Transferring Assets and the provision of the Transitional Assistance by the

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Contractor to the Authority, any Authority Service Recipient, or any Replacement Supplier on Termination, Expiry or Service Transfer in accordance with Schedule 11 (Exit and Services Transfer Arrangements);

Exit Plan means the plan to be prepared in accordance with subclause 41.2 and Schedule 11 (Exit and Services Transfer Arrangements);

Expected Standard means using standards, practices, methods and procedures conforming to the Law and exercising that degree of skill and care, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced person engaged in a similar type of undertaking and in circumstances where services are being supplied for use in critical clinical environments;

Expert means any individual(s) unconnected to the Project and who is an expert in the field of ICT services, software, ICT equipment and a member of the British Computer Society or such other suitably qualified and experienced person appointed under Schedule 11 (Exit and Services Transfer Arrangements) or pursuant to Schedule 7.1 (Dispute Resolution Procedure);

Expiry means the expiry of the Term;

Failed Part has the meaning given in subclause 7.2;

Fair Market Value has the meaning given in Schedule 11 (Exit and Services Transfer Arrangements);

Fast Track Dispute Resolution Procedure means the procedure referred to in paragraph 7 of Schedule 7.1 (Dispute Resolution Procedure);

Financial Model means the computer spreadsheet model for the Project in Excel format containing the information specified in Schedule 9.3 (Financial Model), the current version of which is attached to this Agreement on disk as Annex 3;

Financial Year has the meaning given in Schedule 9.3 (Financial Model);

First Financial Year means the Financial Year in which the Effective Date falls;

First Planned Service Commencement Date means the Milestone Date for the completion of “Phase 1 Release 1 Start”, as specified in Part B of Table 3 of Appendix 1 of Schedule 4.1 (Implementation Plan);

Force Majeure has the meaning given in subclause 47.1 (Force Majeure);

Foundation Trust means each body established pursuant to section 1 of the Health and Social Care (Community Health and Standards) Bill 2003 as currently drafted (or any similar provision in any legislation which subsequently implements that Bill);

Fundamental Failure has the meaning given in subclause 9.24;

Future Services means any and all new services which are within the scope of the OJEC Notice and which BT may request the Contractor to provide in accordance with subclause 6.5;

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Future Services Implementation Plan has the meaning given in subclause 6.5.2;

Future Services Implementation Tests has the meaning given in subclause 6.5.2;

Gain Sharing means the benefit sharing mechanism set out in Schedule 9.4 (Gain Sharing);

General Change in Law means any Change in Law which is not an NHS Specific Change in Law;

Good Value has the meaning set out in Schedule 1.4 (Benchmarking);

Government means the government of the United Kingdom;

Hardware means:

(a)	computer and computer equipment;

(b)	telecommunications equipment;

(c)	cabling and network systems;

(d)	any part of the technical infrastructure which is used in the operations of or connected to, (a), (b) or (c) above (including all firmware and licences to operating software which is shipped as an integral part of (a), (b) or (c) above and all data and other information that is embedded in (a), (b) or (c) above); and

(e)	any asset which relies in any way on (a), (b), (c) or (d) above or other information technology;

Head Agreement means the project agreement entered into by BT and the Authority on 8 December 2003 for the provision of an integrated care record system and associated services;

Health and Safety Conviction has the meaning given in subclause 39.1.5;

Health and Safety Regime means the Food Safety Act 1990 (and associated regulations), the Health & Safety at Work etc. Act 1974 (and associated regulations), the Fire Precautions Act 1971, the Environmental Protection Act 1998, the Water Industry Act 1991, the Water Resources Act 1991 and any similar or analogous health, safety or environmental legislation in force from time to time;

Helpdesk Service means as defined in Part 600 of Schedule 3.1 (Contractor’s Technical Solution);

Holding Company has the meaning given to it in Section 736 of the Company Act 1985, as amended by Section 144 of the Companies Act 1989;

HR Policies has the meaning given in subclause 10.15.3;

ICT means information and communication technology systems, Hardware and software;

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Implementation Plan means the plan for implementing the Services set out in Schedule 4.1 (Implementation Plan), any Additional Services Implementation Plan and any Future Services Implementation Plan;

Indirect Losses means any loss of revenue, loss of profits, loss of business or loss of business opportunity (whether in each case such losses arise directly, or indirectly) and any consequential or indirect loss of any nature;

Initial Term means the period commencing on the Effective Date and continuing until the date nine (9) years from the First Planned Service Commencement Date;

Insurances means, as the context requires, all or any of the insurances required to be maintained by the Contractor pursuant to this Agreement as set out in Schedule 1.5 (Insurance Requirements);

Integrated Service Provider means:

(a)	BT;

(b)	each LSP;

(c)	each NISP;

(d)	each NASP;

(e)	each third party appointed by the Authority or any Authority Service Recipient under subclause 6.5.7.4; and

(f)	each third party supplier that provides ICT or services that is identified in the Implementation Plan, any Additional Services Implementation Plan or Future Services Implementation Plan or through the Change Control Procedure as requiring interoperability;

Intellectual Property Rights or IPR means rights, title and interest in:

(a)	patents;

(b)	trade marks, and trade and business names (including service marks);

(c)	design rights;

(d)	utility models;

(e)	copyright (including copyright in programmes);

(f)	database rights;

(g)	know-how, (including trade secrets and confidential business information that has been recorded on any media); and

(h)	in each case whether registered or unregistered, and including (i) any pending applications or rights to apply for registrations of any of these rights, and (ii) any similar or analogous rights to any of these rights, whether arising or granted under the laws of England and Wales or of any other jurisdiction;

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Interim Milestone means any Milestone other than a Key Milestone;

Invitation to BAFO has the meaning given in Recital G;

Investment Grade means with respect to the Contractor, a rating from a Rating Agency equal to or greater than (i) [**] from Moody’s (or its equivalent grade in the event of a change in rating scales by Moody’s), or (ii) [**] from S&P or Fitch (or its equivalent grade in the event of a change in rating scales by S&P or Fitch, as appropriate);

IPR Claim means any claim, action or demand made (or litigation or other dispute resolution process commenced) due to any infringement or alleged infringement by BT, the Authority, any Authority Service Recipient, any Authority Party or any person in its use of the Software in accordance with or pursuant to this Agreement, as the case may be, of any Intellectual Property Rights used to provide the Services including any Intellectual Property Rights in the Specially Written Software but otherwise excluding any Intellectual Property Rights in the Authority’s Software and BT’s Software;

IPR Liability means all Direct Losses that may arise out of, or in consequence of, any infringement or alleged infringement by BT, the Authority, any Authority Service Recipient, any Authority Party or any person in its use of the Software in accordance with or pursuant to this Agreement, as the case may be, of any Intellectual Property Rights used to provide the Services including any Intellectual Property Rights in the Specially Written Software but otherwise excluding any Intellectual Property Rights in the Authority’s Software and BT’s Software;

ISP Settlement Procedure means the procedure set out in Schedule 6.1 (NASPs, NISPs and LSPs) to calculate the respective net annual liability arising in relation to subclause 43.1.1(b); of each Integrated Service Provider that is a party to an NPfIT Agreement to each other Integrated Service Provider that is a party to an NPfIT Agreement;

Key Milestone has the meaning given in Schedule 4.1 (Implementation Plan) together with any additional milestones which are identified as “key” in any Additional Services Implementation Plan, any Future Services Implementation Plan or by operation of the Change Control Procedure;

Key Milestone Date means a Milestone Date for a Key Milestone together with any additional dates which are identified as being “key” in any Additional Services Implementation Plan, any Future Services Implementation Plan or by operation of the Change Control Procedure;

Key Personnel means the personnel of the Contractor or any Material Sub-Contractor, as the case may be, specified in Schedule 3.2 (Key Personnel) and such other personnel as are notified to the Contractor by the Authority in accordance with subclause 27.2;

Law means:

(a)	any applicable statute or proclamation or any delegated or subordinate legislation;

(b)	any enforceable community right within the meaning of section 2(1) European Communities Act 1972;

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(c)	any applicable guidance, direction, determination or regulations with which the Authority, BT or the Contractor is bound to comply to the extent that the same are published and publicly available or the existence or contents of them have been notified in writing to the Contractor by, or on behalf of, the Authority or BT; and

(d)	any applicable judgment of a relevant court of law which is a binding precedent in England,

in each case in force at any time during the Service Period in England;

Legacy Contract means each contract identified in Schedule 5.2 (Legacy Contracts);

Legacy Services means the legacy services provided under the Legacy Contracts;

Legacy Systems means the information technology systems set out in Schedule 5.1 (Legacy Systems);

Liaison Procedure means the procedure referred to in Clause 26 (Liaison);

LIBOR means the rate per annum determined by HSBC Bank plc to be the offered rate for six month sterling deposits in the London interbank market which appears on Telerate Page 3750 (or such other page as may replace that page on the Dow Jones Telerate service) or in the event that LIBOR ceases to exist or sterling is replaced at any time after the Effective Date (whether as a result of the introduction of a single European currency or otherwise) then BT shall be entitled, following reasonable consultation with the Contractor, to make such changes to the meaning of this defined term as is reasonably required in the circumstances;

Losses means Direct Losses and Indirect Losses;

LSP means BT and each local service provider identified in Schedule 6.1 (NASPs, NISPs and LSPs) as being a local service provider and each other person notified by BT to the Contractor as being a local service provider under the National Programme for IT from time to time;

LSP Services means the services provided by BT to the Authority or any Authority Service Recipient under the Head Agreement;

Material Sub-Contract means each Sub-Contract with a Material Sub-Contractor;

Material Sub-Contractor means each of the Sub-Contractors listed in Schedule 3.3 (Material Sub-Contractors), any Sub-Contractor notified to the Contractor by BT in accordance with subclause 48.6 as a Material Subcontractor and any Sub-Contractor that processes Authority Personal Data in accordance with subclause 37.2;

Milestone has the meaning given in Schedule 4.1 (Implementation Plan);

Milestone Achievement Certificate has the meaning set out in Schedule 4.2 (Implementation Testing Procedures and Criteria);

Milestone Date means the date set against the relevant Milestone in table 1 of Appendix 1 to Schedule 4.1 (Implementation Plan);

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NASP means each national application service provider identified in Schedule 6.1 (NASPs, NISPs and LSPs) and each other person notified by the Authority to the Contractor as being a national application service provider under the National Programme for IT from time to time;

NASP Services means national application services provided by each NASP to the Authority and/or, any Authority Service Recipient from time to time;

National Application means any application provided by any NASP to the Authority or any Authority Service Recipient from time to time;

National Governance Procedures has the meaning given in Schedule 6.1 (NASPs, NISPs and LSPs);

National Health Service Trust or NHS Trust means a body established pursuant to Section 5(1) of the National Health Service and Community Care Act 1990;

National ICRS Interface Regulations means the regulations set out in Schedule 6.2 (National ICRS Interface Regulation), as amended from time to time by BT at the direction of the Authority;

National Infrastructure means the Hardware or other infrastructure provided by any NISP to the Authority, or any Authority Service Recipient from time to time;

National Programme for IT has the meaning given in Recital A;

NCC means NCC Escrow International Limited (or any body that may supersede or replace it from time to time);

Net Book Value has the meaning given in Schedule 11 (Exit and Services Transfer Arrangements);

NHS means the National Health Service;

NHS National IM&T Strategy means the national strategy for the introduction of ICT into the NHS, as varied from time to time and currently as set out in “Delivering 21st Century IM&T”;

NHS Requirement means in relation to the Services, Health Building Notes and Health Technical Memoranda, NHSE publication ‘Information for Health’ published in September 1998, all Executive Letters, Health Service Guidelines, Health Circulars of the NHS, the Caldicott Report and any similar official requests, requirements and guidance having similar status in force at any time during the Service Period, but only to the extent the same are published and publicly available or the existence and contents of them have been notified in writing to the Contractor by BT, the Authority, any Authority Service Recipient or any Authority Party;

NHS Specific Change in Law means any Change in Law which predominately affects or predominately relates to any or all of the National Programme for IT, the Authority, the Authority Service Recipients and the Services, and the provision or operation of healthcare, social care, dental services, ophthalmic services or pharmacy services;

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NISP means each national infrastructure service provider identified in Schedule 6.1 (NASPs, NISPs and LSPs) and each other person notified by the Authority to the Contractor as being a national infrastructure service provider under the National IT Programme from time to time;

NISP Services means the national infrastructure services provided by any NISP to the Authority or any Authority Service Recipient from time to time;

Non-Transferring Assets means those Assets identified as such in Schedule 11 (Exit and Services Transfer Arrangements);

NPfIT Agreement means any agreement between the Authority or any Authority Service Recipient and any Integrated Service Provider that is within the scope of the National Programme for IT;

Off-the-shelf Packages means any Software packages generally and commercially available for purchase which do not require significant customisation and configuration, and which could have been purchased by the Authority, at the time of the performance by the Contractor, or any Sub-Contractor of those of the Contractor’s obligations under this Agreement relating to the use of the relevant Software packages;

OJEC Notice has the meaning given in Recital C;

Output Based Specification has the meaning given in Recital D;

Patients’ Charter means the publication entitled “Your Guide to the NHS” published by the Department of Health in January 2001 (as varied from time to time);

Performance Monitoring System has the meaning given in Schedule 1.2 (Service Level Specifications and Performance Monitoring);

Payment Month means a calendar month to which a payment under this Agreement relates;

Permitted Persons has the meaning given in subclause 38.8;

Personal Data has the meaning given to that term in the Data Protection Act 1998;

Planned Service Commencement Date means, in respect of each Service, the date as set out in the Implementation Plan on which Service Commencement for that Service is planned to occur;

Potential Default has the meaning given in subclause 39.1.11.2;

Preliminary ITN has the meaning given in Recital D;

Premises means any premises of the Authority, any Authority Service Recipient or any Authority Party to which the Contractor is granted access for the purposes of this Agreement, including the premises identified in Schedule 1.9 (Premises);

Primary Care Trust means a Primary Care Trust established under Section 16A(1) of the National Health Service Act 1977 as amended by Section 2(1) of the Health Act 1999);

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Prohibited Act has the meaning given in subclause 52.1;

Project means the project for the delivery of the Services as detailed in this Agreement;

Project Board means the board referred to in Clause 26 (Liaison);

Project Documents means the Sub-Contracts;

Project Managers means BT’s Project Manager and the Contractor’s Project Manager;

Project Specific Standard means those Standards that apply solely to the System and do not have a wider application to the design and/or operation of ICT generally within the NHS;

Proof of Solution Agreement means the agreement referred to in Recital H;

Quality Manager means the quality manager appointed pursuant to Clause 16 (Quality Assurance);

Quality Plan means the quality plan for the Services, based upon PRINCE methodologies as the same is required to be implemented by the Contractor and any Material Sub-Contractors in accordance with Clause 16 (Quality Assurance);

Quarter means each period of three (3) months commencing on 1st January, 1st April, 1st July and 1st October of each Contract Year;

Rating Agencies means each of (i) Moody’s Investors Services, Inc., (or any successor to the ratings business thereof) (Moody’s) and its Affiliates, (ii) Standard and Poor’s Ratings Services a division of the McGraw Hill Companies Inc (or any successor to the ratings business thereof) (S&P) and its Affiliates, and (iii) Fitch Ratings Ltd (or any successor to the ratings business thereof) (Fitch) and its Affiliates;

Recipient means the party receiving Confidential Information;

Registers has the meaning given in paragraph 4.1 of Schedule 11 (Exit and Services Transfer Arrangements);

Regulator means any person having regulatory or supervisory authority over all or any part of:

(a)	the Services; or

(b)	the business of BT, the Contractor, the Authority or any Authority Service Recipient;

Release has the meaning given in Schedule 4.1 (Implementation Plan);

Relevant Person has the meaning given in subclause 52.1;

Relevant Records has the meaning given in subclause 23.1;

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Relevant Transfer means a termination of all or any part of this Agreement or any change in the identity of the Contractor or any Sub-Contractor, to which the Employment Regulations and/or the Acquired Rights Directive are likely to apply;

Repeat Failure has the meaning given in Schedule 1.2 (Service Level Specifications and Performance Monitoring);

Replacement Services means any service which BT, the Authority or any Authority Service Recipient obtains or itself provides:

(a)	in substitution for the Services, or any part of the Services, as the case may be, pursuant to any Service Transfer and/or following any Termination, Expiry or partial termination of this Agreement or on the exercise by BT or the Authority of its rights under subclause 20.2; or

(b)	pursuant to subclause 48.3

Replacement Supplier means any third party appointed by BT or the Authority or any Authority Service Recipient from time to time to provide Replacement Services;

Reputational Damage has the meaning set out in clause 39.1.3.7;

Response Times means the response times that must be achieved by the Contractor in the provision of the Services as set out in Schedule 1.2 (Service Level Specifications and Performance Monitoring);

Retail Prices Index or RPI means the Retail Prices Index (All Items) as published by the Office for National Statistics from time to time, or failing such publication, such other index as the parties may agree, or as may be determined in accordance with Schedule 7.1 (Dispute Resolution Procedure), most closely to resemble such index;

Revised Interim Milestone has the meaning given in clause 9.3.2;

Revised Key Milestone means the revised date for a Key Milestone pursuant to subclause 9.2.2;

Revised Milestone means any revised date that is set for the successful achievement of any Milestone pursuant to subclause 7.2.2 or 9.2.2;

Secretary of State means the Secretary of State for Health;

Security Policy Requirements means the security policy requirements specified in Schedule 1.1 (Authority’s Requirements), in Schedule 1.3 (Security Policy Requirements) and in the security policy which is prepared by the Contractor, approved by the Authority and modified from time to time pursuant to Schedule 1.3 (Security Policy Requirements);

Sensitive Information has the meaning given in subclause 38.12;

Service Commencement means, in respect of each Service, the commencement of that Service;

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Service Commencement Date means:

(a)	in respect of each Bundle, either the [**] as such terms are defined in Schedule 4.1 (Implementation Plan) and Schedule 4.2 (Implementation Testing Procedures and Criteria) or the date on which Service Commencement occurs in accordance with [**] of Schedule 9.1 (Charges and Service Deductions);

(b)	in respect of each Future Service, the date on which Service Commencement of that Future Service occurs in accordance with the relevant Future Services Implementation Plan;

(c)	in respect of each Additional Service, the date on which Service Commencement of that Additional Service occurs in accordance with the relevant Additional Services Implementation Plan,

as such terms are defined in Schedule 4.2 (Implementation Testing Procedures and Criteria) or in the event of a dispute, as any such date may be determined in accordance with the Dispute Resolution Procedure;

Service Deductions means the deductions which BT is entitled to make or that are made by BT pursuant to any such entitlement (as the context requires) for failure by the Contractor to achieve the relevant Service Level Specifications, as specified in Schedule 1.2 (Service Level Specifications and Performance Monitoring), which are directly linked to financial deductions under the Payment Mechanism set out in Schedule 9.1 (Charging and Service Deductions);

Service Level Specifications means the service levels set out in Schedule 1.2 (Service Level Specifications and Performance Monitoring) and any service levels for Additional Services or Future Services agreed in accordance with subclause 8.3;

Service Management means the Service management arrangements set out in Schedule 7.2 (Contract and Service Management);

Service Period means the period from the Effective Date to the Termination Date;

Service Points has the meaning given in Schedule 1.2 (Service Level Specifications and Performance Monitoring);

Service Transfer means any transfer of the Services (or any part of the Services), from the Contractor or any Sub-Contractor to BT, the Authority or any Authority Service Recipient or a third party supplier including an Integrated Service Provider for any reason including upon Termination, partial termination or expiry of this Agreement;

Service Transfer Date means the date of a Service Transfer;

Services means any and/or all of the services delivered or to be delivered by the Contractor under this Agreement including those for onward provision by BT to the Authority and the Authority Service Recipients as are part of the LSP Services in order to satisfy the Authority’s Requirements including each of:

(a)	the Core Services;

(b)	the Additional Services;

(c)	the Future Services; and

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(d)	the Transitional Assistance,

and Service means any of the Services (or any part thereof);

Site shall mean any premises from where the Services are provided or from which the Contractor or any Contractor Party manages, organises or otherwise directs the provision or the use of the Services, including, if any, the premises identified in Schedule 3.1 (Contractor’s Technical Solution), but excluding the Premises;

Software means the Authority’s Software, the BT Software, the Contractor’s Software, the Specially Written Software and the Third Party Software;

Solution Change means a change to the Contractor’s Technical Solution;

Source Code means software in eye-readable form and in such form that it can be compiled or interpreted into equivalent object code together with all technical information and documentation necessary for the use, reproduction, modification, enhancement and support of such software and, save in respect of the Specially Written Software, without recourse to any other document, materials or person;

Special Health Authority means a special body established by the Secretary of State for the purposes of performing any functions which he may direct that body to perform on his behalf or on behalf of a Strategic Health Authority;

Specially Written Software means programs and codes which are written by or on behalf of the Contractor, any of the Contractor’s Affiliates, any Contractor Party or any Affiliate of any Contractor Party to specifically meet the Authority’s Requirements and used to provide the Services including for the avoidance of doubt:

(a)	any programs and codes written by or on behalf of the Contractor, any of the Contractor’s Affiliates, any Contractor Party or any Affiliate of any Contractor Party pursuant to or in contemplation of the Proof of Solution Agreement; and

(b)	any programs and codes which the Contractor, any of the Contractor’s Affiliates, any Contractor Party or any Affiliate of any Contractor Party develops pursuant to an instruction issued or an agreement reached at the Technology Forum;

(c)	the programs listed in Part C of Schedule 3.1 (Contractor’s Technical Solution) as such list may be updated pursuant to subclause 34.2; but excluding any programs and codes which are an enhancement or improvement or a group of separate enhancements or improvements (other than fixes) to the functionality of any particular programmes or codes which are owned by the Contractor, any of the Contractor’s Affiliates, any Contractor Party or any Affiliate of any Contractor Party prior to the Effective Date and which, although written to specifically meet the Authority’s Requirements by or on behalf of the Contractor, any of the Contractor’s Affiliates, any Contractor Party or any Affiliate of any Contractor Party, are enhancements or improvements for which BT has paid (or is liable to pay) the Contractor less than [**] Pounds Sterling (£[**]);

Standard Products means: (i) any software, goods or services provided by the Contractor or any Material Sub-Contractor in the general course of its business which do not require significant customisation and are made available as part of the

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Contractor or Material Sub-Contractor’s established product range or catalogue including, without limitation, all Off-the-shelf Packages; or (ii) any goods or services the provision of which is subject to regulation by any Regulator;

Standards means, subject to subclause 49.2, the technical standards developed by or on behalf of, or adopted by, the Authority or an Authority Service Recipient with respect to the design and operation of ICT within the NHS (including those set out in Schedule 1.8 (Authority Policies and Standards));

Standards Notice means a written notice issued by or on behalf of the Authority or any Authority Service Recipient informing BT or the Contractor of a change in the Standards or Authority Policies or the introduction of a new Standard or Authority Policy;

Step-Out Date has the meaning given in subclause 20.9.2;

Step-Out Notice has the meaning given in subclause 20.9;

Strategic Health Authority means a Strategic Health Authority established under Section 8 of the National Health Service Act 1977 (or any successor to any such body or a body established with substantially the same powers and duties);

Structured Test Process has the meaning set out in Schedule 4.2 (Implementation Testing Procedures and Criteria);

Sub-Contract means each contract entered into by or between the Contractor and any third party in relation to any aspect of the Services;

Sub-Contractor means each third party that enters into a Sub-Contract;

Subsidiary has the meaning given to it in Section 736 of the Companies Act 1985, as amended by Section 144 of the Companies Act 1989;

Supplied Software means the Contractor’s Software, the Specially Written Software (as delivered by the Contractor) and the Third Party Software;

System means the ICT Infrastructure and the Software used to provide the services to the Authority under the Head Agreement;

Tax Authority means the Commissioners of Inland Revenue, the Commissioners of Customs and Excise, or any authority or body having the power or authority or other function in relation to Tax;

Taxation or Tax means any form of taxation, duty, impost, levy, tariff of any nature whatsoever, whether or not any such taxation, duty, impost, levy or tariff arises in respect of actual, deemed, gross or net income, profit, gain, value, receipt, payment, sale, use, occupation, franchise, value added property or right and includes, without limitation, any withholding amount subject to PAYE or other amount of or in respect of any of the foregoing payable by virtue of any Tax statute and any penalty, charge, surcharge, fine or interest payable in connection with any such taxation, duty, impost, levy or tariff;

Technology Forum has the meaning given to “National Technology Forum” in Schedule 6.1;

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Technology Forum IPR means all Intellectual Property Rights in any documentation, materials or information made available by the Contractor in the course of the Technology Forum or developed by the Contractor, either solely or jointly with any other attendee at the Technology Forum, in the course of the Technology Forum (but excluding any Specially Written Software, Contractor’s Software or Third Party Software and Documentation developed in the course of the Technology Forum);

Term means the Initial Term or such longer period following an extension under subclause 3.2;

Termination means the termination of this Agreement in accordance with Part H;

Termination Date means as the context requires:

(a)	the final day of the Termination Period; or

(b)	if BT does not require a Termination Period, the date on which any Termination Notice takes effect in accordance with the provisions of this Agreement or on Expiry, as the case may be;

Termination Notice means any notice of Termination given by either party in accordance with Part H (but excluding any notice given pursuant to subclauses 39.6 or 39.11);

Termination Period means the period of up to [**], as specified by BT in accordance with subclause 41.5, from the date on which any Termination Notice takes effect in accordance with the provisions of this Agreement, or on Expiry, a period of up to [**] as specified by BT in accordance with subclause 41.5 from the end of the Term, as the case may be;

Territory means the geographical areas covered by North Central London, North East London, North West London, South East London and South West London Strategic Health Authorities;

Test means any test set out in the Testing Procedure, any Additional Services Implementation Test, any Future Services Implementation Test and any other test agreed through the Change Control Procedure;

Test Criteria has the meaning given in Schedule 4.2 (Implementation Testing Procedures and Criteria);

Test Issue Level 1 to 5 have the meaning given in Schedule 4.2 (Implementation Testing Procedures and Criteria);

Test Plan has the meaning given in Schedule 4.2 (Implementation Testing Procedures and Criteria);

Testing Procedure means the procedure and criteria for carrying out the Tests for the Services details in Schedule 4.2 (Implementation Testing Procedures and Criteria);

Third Party Item has the meaning given in subclause 48.13;

Third Party Software means programs, the IPR in which are:

(a)	owned by a third party (other than any of the Contractor’s Affiliates, Contractor Parties or any Affiliate of any Contractor Party); and

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(b)	used by the Contractor or any Contractor Party to provide the Services,

including those listed in Schedule 3.1 (Contractor’s Technical Solution);

Transferable Assets means those Assets, if any, that BT or the Authority has the right to acquire upon Termination, Expiry or any Service Transfer pursuant to Schedule 11 (Exit and Services Transfer Arrangements);

Transferring Assets means those Assets, if any, defined as such in Schedule 11 (Exit and Services Transfer Arrangements);

Transferring Employees means those Contractor Personnel named on the Contractor’s Final Staff List who are employed by the Contractor or a Contractor Party and who are liable to transfer under the Employment Regulations or the Acquired Rights Directive on the Service Transfer Date;

Transitional Assistance means those services to be provided by the Contractor upon Termination or Expiry or upon any other Service Transfer as identified as such in Schedule 11 (Exit and Services Transfer Arrangements);

Transitional Assistance Notice shall have the meaning given to it in paragraph 5.14 of Schedule 11 (Exit and Services Transfer Arrangements);

Upgrade means any patch, new release or upgrade of the Software including, but not limited to, standard upgrades, product enhancements, and any modifications of a minor or major nature which the Contractor, any Contractor Party or a Third Party Software supplier (or any Affiliate of the Contractor, any Contractor Party or any Third Party) releases during the Service Period;

Urgent Change means any Change identified in Schedule 7.3 (Change Control Procedure);

Use means, with respect to any licence of Software, the ability to load, execute, store, transmit, display and copy (for the purposes of loading, execution, storage, transmission or display) that Software; and, in respect of the licence to Specially Written Software granted under subclause 34.12 only, modify, amend, decompile or otherwise utilise the Specially Written Software;

VAT means value added tax at the rate prevailing at the time of the relevant supply charged in accordance with the provisions of the Value Added Tax Act 1994;

VAT Sum has the meaning given in subclause 51.5; and

Warning Notice has the meaning given in subclause 9.22.

Interpretation

1.2	This Agreement shall be interpreted according to the following provisions, unless the context requires a different meaning:

1.2.1	The headings and marginal notes and references to them in this Agreement shall be deemed not to be part of this Agreement and shall not be taken into consideration in the interpretation of this Agreement.

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1.2.2	Except where the context expressly requires otherwise, references to Clauses, subclauses, paragraphs, sub-paragraphs, parts and Schedules are references to Clauses, subclauses, paragraphs, sub-paragraphs and parts of and Schedules to this Agreement and references to, Sections, Appendices, Annexes and Attachments (if any) are references to Sections, Appendices, Annexes and Attachments to or contained in this Agreement.

1.2.3	Words importing persons shall, where the context so requires or admits, include individuals, firms, partnerships, trusts, corporations, governments, governmental bodies, authorities, agencies, unincorporated bodies of persons or associations and any organisations having legal capacity.

1.2.4	Where the context so requires words importing the singular only also include the plural and vice versa and words importing the masculine shall be construed as including the feminine or the neuter or vice versa.

1.2.5	The language of this Agreement is English. All correspondence, notices, drawings, test reports, certificates, specifications and information shall be in English. All operating and maintenance instructions, name plates, identification labels, instructions and notices to the public and staff and all other written, printed or electronically readable matter required in accordance with, or for purposes envisaged by, this Agreement shall be in English.

1.2.6	References to any agreement or document (including this Agreement) include (subject to all relevant approvals and any other provisions of this Agreement concerning variations to agreements or documents) a reference to that agreement or document as varied, supplemented, substituted, novated or assigned.

1.2.7	References to any Law are to be construed as references to that Law as from time to time amended or to any Law from time to time replacing, extending, consolidating or amending the same provided that the provisions of this paragraph shall be without prejudice to the operation of Clause 50 (Changes in Law) and Schedule 7.3 (Change Control Procedure) which shall operate in relation to a Change in Law on the basis set out in this Agreement.

1.2.8	References to a public organisation (other than the Authority) shall be deemed to include a reference to any successor to such public organisation or any organisation or entity which has taken over either or both the functions and responsibilities of such public organisation. References to other persons (other than the Authority) shall include their successors and assignees.

1.2.9	In respect of a claim arising from the Authority, any Authority Service Recipient or any Authority Party references to a deliberate act or omission of BT, any BT Party, the Authority, any Authority Service Recipient or any Authority Party shall be construed as meaning any act or omission of that person where the consequences of that act or omission are:

1.2.9.1	known to that person prior to committing the act or omission; or

1.2.9.2	not considered (or are considered but rejected) by that person prior to committing the act or omission, but the act or omission involved a risk of those consequences occurring which would have been obvious to an ordinary prudent person,

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and the expression shall exclude acts or omissions which were required to comply with the terms of this Agreement.

1.2.10	The words in this Agreement shall bear their natural meaning. The parties have had the opportunity to take legal advice on this Agreement and no term shall, therefore, be construed contra proferentem.

1.2.11	Reference to “parties” means the parties to this Agreement and references to “a party” mean one of the parties to this Agreement.

1.2.12	In construing this Agreement, the rule known as the ejusdem generis rule shall not apply nor shall any similar rule or approach to the construction of this Agreement and accordingly general words introduced or followed by the word “other” or “including” or “in particular” shall not be given a restrictive meaning because they are followed or preceded (as the case may be) by particular examples intended to fall within the meaning of the general words.

1.2.13	All of the Contractor’s obligations, duties and responsibilities under this Agreement shall be construed as separate obligations, duties and responsibilities and to be performed at the Contractor’s own cost and expense.

1.2.14	References to amounts or sums expressed to be “subject to indexation” are references to amounts or sums which require to be adjusted whenever the provision containing the amount or sum is given effect in accordance with this Agreement to reflect the effects of inflation after that date. The adjustment shall be measured by changes in the relevant index published for that Contract Year as calculated in accordance with the following formula:

Amount or sum x RPId

          RPIo

Where RPId is the value of the Retail Prices Index published or determined with respect to the month most recently preceding the date when the provision in question is to be given effect and RPIo is the value of the Retail Prices Index on the Effective Date.

1.2.15	Where this Agreement states that an obligation shall be performed “no later than” or “within” or “by” a stipulated date or event which is a prescribed number of days after a stipulated date or event the latest time for performance shall be noon on the last day for performance of the obligations concerned.

1.2.16	Where this Agreement states that an obligation shall be performed “no later than” or “by” a prescribed number of days before a base date or “by” a date which is a prescribed number of days before a base date, the latest time for performance shall be noon on the last day for performance of the obligations concerned.

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1.2.17	References in this Agreement to “unavoidable costs” shall be construed as meaning any costs which the party in question has not been able to avoid after taking all reasonable steps to mitigate or eliminate such costs.

1.2.18	BT hereby represents that it is requesting that the Authority agree to the concept of “business days” as regards the time in which BT will have to perform certain obligations under the Head Agreement. If the Authority so agrees, BT agrees that it will agree to all such changes as such changes apply to time periods in which the Contractor has to perform like responsibilities under this Agreement.

2.	EXECUTION AND DELIVERY OF DOCUMENTS

On or prior to execution of this Agreement the Contractor shall deliver to BT the documents referred to in Part 1 of Schedule 8.1 (Completion Documents) and BT shall deliver to the Contractor the documents referred to in Part 2 of Schedule 8.1 (Completion Documents) unless in either case the requirement to deliver any such document is waived by the other party by written notice.

3.	COMMENCEMENT AND DURATION

3.1	This Agreement shall commence on the Effective Date and shall continue for the Term unless terminated in accordance with the provisions of this Agreement. The Contractor’s right and obligation to carry out the Services shall continue throughout the Service Period and shall terminate automatically on the Termination Date in accordance with the provisions of this Agreement.

3.2	BT shall have the option to extend the Initial Term for one (1) period of twelve (12) months. If BT intends to exercise this option it must give written notice to such effect to the Contractor no later than five (5) months prior to the expiry of the Initial Term.

4.	PROJECT DOCUMENTS

Ancillary Documents

4.1	Notwithstanding any provision of Clause 48 (Assignment and Subcontracting), the Contractor shall perform its obligations under, and observe all of the provisions of, the Project Documents to which it is a party and shall not:

4.1.1	enter into (or permit the entry into by any other person of) any Ancillary Document or any agreement replacing all or part of (or otherwise adversely affecting the interpretation, application or performance of) any Ancillary Document; or

4.1.2	terminate or agree to the termination of or make or agree to any purely routine variation of all or part of any Ancillary Document; or

4.1.3	in any material respect depart from its obligations (or waive or allow to lapse any rights it may have in any material respect) or procure that others in any material respect depart from their obligations (or waive or allow to lapse any rights they may have in any material respect), under any Ancillary Document,

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unless the proposed course of action (and any relevant documentation) has been previously approved in writing by BT, such approval not to be unreasonably withheld or delayed.

Delivery

4.2	Without prejudice to the provisions of this Clause 4 and Clause 48 (Assignment and Sub-Contracting), if at any time any non-purely routine variation is made to any Project Document, or the Contractor enters into a new Ancillary Document (or any agreement which affects the interpretation, application or performance of any Ancillary Document), the Contractor shall deliver to BT a conformed copy of each such variation or agreement within ten (10) days of the date of its execution or creation, certified as a true copy by a director of the Contractor or such other person lawfully authorised by the Contractor’s Board of Directors (“Director Designee”) and with such supporting evidence as to the authority of such director or Director Designee as BT may reasonably require (which may include evidence of position as director and/or copies of relevant board minutes).

5.	DUE DILIGENCE

Due Diligence

Exclusion of information warranties

5.1	Save as provided in this Agreement, no representations, warranties or conditions, express or implied, statutory or otherwise (including, without limitation as to condition, quality, satisfactory quality, performance or fitness for purpose), are given or assumed by BT or the Authority in respect of the Due Diligence Items or the Project and any such representations, warranties or conditions are excluded, save to the extent that any exclusion is prohibited by law.

5.2	The Contractor acknowledges that it shall be liable under this Agreement as if it had:

5.2.1	made and would make its own enquiries to satisfy itself as to the accuracy and adequacy of any information supplied to it by or on behalf of BT, the Authority, any Authority Service Recipient or any Authority Party; and

5.2.2	entered into this Agreement in reliance on its own due diligence alone; and

5.2.3	in entering into this Agreement not relied on any representation, warranty or condition, express or implied, save for those expressly provided in this Agreement and those which cannot be excluded by law.

5.3	The Contractor shall notify BT in writing of changes to any aspect of the Due Diligence Items or matters related thereto of which it becomes aware during the performance of this Agreement which affects its ability to perform the Services or meet any Service Level Specifications. The Contractor acknowledges that it is not entitled to recover any additional costs from the Authority which arise from, or be relieved from any of its obligations as a result of, any change to any aspect of the Due Diligence Items or matters related thereto save where the Contractor has been provided with fundamentally misleading information by or on behalf of the Authority, any Authority Service Recipient or any Authority Party and the Contractor could not reasonably have known the information was incorrect or misleading in which case the Contractor shall be entitled to recover such reasonable additional costs from the Authority or be relieved from performance of its obligations as shall be determined by the Change Control Procedure.

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5.4	Subject to subclause 5.5, neither BT nor the Authority shall be liable to the Contractor in respect of any failure to disclose or make available to the Contractor (whether before, on or after the execution of this Agreement) any information, documents or data, or the Due Diligence Items, nor any failure to inform the Contractor (whether before, on or after execution of this Agreement) of any inaccuracy, error, omission, defects or inadequacy in the Due Diligence Items.

5.5	Nothing in this Clause 5 shall limit or exclude the liability of BT, the Authority, any Authority Service Recipient or any Authority Party for fraud or fraudulent misrepresentation.

PART B: SERVICES AND RELATED MATTERS

6.	PROVISION OF THE SERVICES

6.1	The Contractor shall at its own cost be solely responsible for providing (or procuring the provision by Contractor Parties of) the Services in accordance with the provisions of this Agreement.

6.2	The Contractor shall, at no additional cost to BT, be responsible for providing any services, functions and responsibilities that are necessary for, and incidental to, the proper performance by the Contractor of the Core Services.

6.3	The Contractor shall perform the Services so as to co-ordinate with other LSP Services being provided by BT and BT’s other subcontractors and suppliers, the operations of the Authority and each Authority Service Recipient, as the case may be, on the Premises. The Contractor shall take all reasonable care to ensure that it does not interfere with the operations of the Authority, any Authority Service Recipient or any Authority Party.

Additional Services

6.4

6.4.1	If BT requires any Additional Services in the Territory, BT agrees that it may request the Contractor to provide such Additional Services as long as the Contractor is, in BT’s reasonable opinion, performing the Services in an appropriate manner and at an appropriate level in accordance with the provisions of this Agreement. BT may also, in its sole and absolute discretion, request the Contractor to provide Additional Services outside the Territory in any other areas of the United Kingdom, the Isle of Man and the Channel Islands. The Contractor acknowledges that nothing in this subclause 6.4 shall oblige BT to take any Additional Services from the Contractor or prevent BT from receiving such Additional Services from any third party in the Territory or areas of England outside the Territory. When requesting any Additional Services in accordance with this subclause 6.4, BT shall specify in writing whether the requested Additional Services are to be treated as ASR Additional Services for the purposes of this Agreement. If the Additional Services are to be treated as ASR Additional Services, BT shall also specify in writing for which Authority Service Recipient’s benefit the ASR Additional Services are being requested and confirm in writing that the Authority has given its consent to that Authority Service Recipient’s procurement of the ASR Additional Services.

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6.4.2	If BT requests the Contractor to provide any or all of the Additional Services in accordance with subclause 6.4.1, the Contractor shall provide those Additional Services in accordance with this subclause 6.4 and the provisions of Schedule 1.1 (Authority’s Requirements).

6.4.3	Subject to subclause 6.4.4, if the Contractor’s Software that the Contractor proposes to use to deliver the Additional Services as described in Schedule 3.1 (Contractor’s Technical Solution) changes in accordance with Schedule 7.3 (Change Control Procedure) at any time up to the date that BT notifies the Contractor that it requires any Additional Services then, subject to the remaining provisions of this subclause 6.4, the provisions of Schedule 0 (Authority’s Requirements) which address Additional Services shall be deemed to be varied to allow for such changes.

6.4.4	The Contractor shall not be entitled to propose a change to its delivery of the Additional Services in accordance with subclause 6.4.3 if this has a material adverse effect on either the Authority’s Requirements or any of the Authority Assets or BT Assets (if any) and in such circumstances the Authority’s Requirements for Additional Services shall not be deemed to be varied.

6.4.5	BT shall notify the Contractor in writing at the time that it requires any Additional Services and upon receipt of such notice the Contractor will promptly provide all information and assistance reasonably necessary to enable BT and the Authority to assess the nature of any changes to the Software referred to in subclause 6.4.3 and the likely impact (if any) upon the Services and Service Level Specifications.

6.4.6	If following the assessment referred to in subclause 6.4.5 BT confirms in writing that it wishes to proceed with its requirement for the Additional Services, the Contractor shall:

6.4.6.1	implement and commence the provision of the Additional Services in accordance with Clause 7 (Implementation and Testing), Schedule 4.2 (Implementation Testing Procedures and Criteria), the Additional Services Implementation Plan and any new or amended Service Level Specifications agreed by the parties in accordance with subclause 8.3; and

6.4.6.2	carry out, in accordance with Clause 7 (Implementation and Testing) and Schedule 4.2 (Implementation Testing Procedures and Criteria), the Additional Services Implementation Tests.

If the Contractor considers that the provisions of any Additional Services Implementation Plan, Additional Services Implementation Tests or new or amended Service Level Specifications are unreasonable, the matter shall be dealt with in accordance with the Dispute Resolution Procedure.

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6.4.7	For the purposes of subclause 6.4.6:

6.4.7.1	Additional Services Implementation Plan shall mean any implementation timetable and plan to effect the Additional Services agreed between the parties prior to the Effective Date or, where such timetable and plan have not been agreed prior to the Effective Date, any implementation timetable and plan to effect the Additional Services proposed by BT and agreed between the parties in accordance with the Change Control Procedure; and

6.4.7.2	Additional Services Implementation Tests shall mean any acceptance criteria and implementation tests in respect of the Additional Services agreed between the parties prior to the Effective Date or, where such criteria and tests have not been agreed prior to the Effective Date, any acceptance criteria and implementation tests in respect of the Additional Services proposed by BT and agreed between the parties in accordance with the Change Control Procedure, in each case to be carried out in accordance with the procedures set out in Clause 7 (Implementation and Testing) and Schedule 4.2 (Implementation Testing Procedures and Criteria).

6.4.8	Following the successful implementation of the Additional Services in accordance with the provisions of this Agreement, the Charges shall be adjusted accordingly in accordance with the provisions relating to Additional Services set out in Schedule 9.1 (Charging and Service Deductions). In circumstances where BT requires the Contractor to provide Additional Services outside the Territory in accordance with this subclause 6.4, the parties shall, in good faith, agree a proportionate and reasonable increase to the Charges for those Additional Services to reflect the additional unavoidable and unmitigable cost to the Contractor of having to provide those Additional Services outside the Territory. If the parties are unable to reach agreement as to the level of such proportionate and reasonable increase, the matter shall be resolved in accordance with the Dispute Resolution Procedure.

6.4.9	At the same time as provision of the Additional Services is commenced, the Contractor shall, at no additional cost to BT, implement and commence provision of any other services, functions and responsibilities which are necessary for, or incidental to, the proper performance by the Contractor of those Additional Services.

6.4.10	For the avoidance of doubt, the Change Control Procedure shall not apply to any request by BT for the provision by the Contractor of any Additional Services.

Future Services

6.5

6.5.1	BT may from time to time (and at any time prior to the Termination Date) request the Contractor to, and subject to subclauses 6.5.2 to 6.5.11 the Contractor shall if and so requested, provide all or any of the Future Services. The Future Services shall be available on the terms of this Agreement. When requesting any Future Services in accordance with this

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subclause 6.5, BT shall specify in writing whether the requested Future Services are to be treated as ASR Future Services for the purposes of this Agreement. If the Future Services are to be treated as ASR Future Services, BT shall also specify in writing for which Authority Service Recipient’s benefit those ASR Future Services are being requested and confirm in writing that the Authority has given its consent to that Authority Service Recipient’s procurement of the ASR Future Services.

6.5.2	At the time BT requires any Future Services, BT shall propose a Future Services output based specification, an implementation timetable and plan to effect the Future Services (the Future Services Implementation Plan), suitable acceptance criteria and implementation tests to be carried out in accordance with the procedures set out in Clause 7 (Implementation and Testing) and Schedule 4.2 (Implementation Testing Procedures and Criteria) (the Future Services Implementation Tests) and any new or amended Service Level Specifications.

6.5.3	The Contractor shall respond to BT’s Future Services output based specification and any proposed new or amended Service Level Specifications with a proposal to supply the Future Services, which shall be presented on the basis of full cost value and all attendant cost projections (on an open-book accounting basis) in order to demonstrate value for money (including provision of the underlying cash flow model and full open-book accounting assumptions) and all of these cost projections shall be calculated in accordance with the Financial Model. Such proposal shall also be calculated using the day rates and methodology set out in Schedule 9.1 (Charging and Service Deductions).

6.5.4	The Contractor’s proposal shall (unless BT requests otherwise) offer a level of service that is commensurate with the Expected Standard. In addition the Contractor shall also demonstrate that it has considered, and provide detailed information in relation to its consideration of, the following matters in the context of the proposed Future Services:

6.5.4.1	the requirements of the NHS National IM&T Strategy; and

6.5.4.2	the Government’s choice agenda and any successor strategies for the delivery of Clinical Services to patients; and

6.5.4.3	how the needs of the Authority or any Authority Service Recipient in relation to the Future Services as identified in the Future Services output based specification referred to in subclause 6.5.2, any other proposals the Contractor may have in relation to the Future Services and any developments in ICT relevant to the Future Services are consistent with or divergent from the National Programme for IT; and

6.5.4.4	the Future Services Implementation Plan; and

6.5.4.5	how the Future Services output based specification will enable the Future Services Implementation Tests to be carried out by the Contractor and to be verified by BT in accordance with the principles and procedures set out in Clause 7 (Implementation and Testing) and Schedule 4.2 (Implementation Testing Procedures and Criteria); and

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6.5.4.6	a detailed financial model and the additional fees that BT will incur as a result of the provision of the Future Services which the Contractor shall calculate in accordance with the Financial Model; and

6.5.4.7	any amendment to or enhanced application of Gain Sharing which results in new cash-releasing benefits to BT or the Authority that may be identified as a result of the provision of the Future Services; and

6.5.4.8	the method by which the Future Services will be procured by the Contractor (including, by way of example, the proportion of sub-contracts which will be competitively sub-contracted).

6.5.5	BT shall then evaluate the Contractor’s proposal according to its own criteria which will include affordability, technical fit, value for money, and any other factors which it or the Authority considers relevant.

6.5.6	If any of BT’s evaluation criteria are not met by the Contractor’s proposal BT shall be entitled to either:

6.5.6.1	call upon the Contractor to provide such reasonable further information, documentation and assistance to carry out a further evaluation exercise; or

6.5.6.2	carry out its own benchmarking or market testing exercise.

6.5.7	In the event that the further information, documentation and assistance provided pursuant to subclause 6.5.6.1 does not alter the Contractor’s proposal so that BT’s evaluation criteria are met, or the results of the benchmarking or market-testing exercise in subclause 6.5.6.2 demonstrate that the Future Services output based specification can be met and BT’s evaluation criteria satisfied by a third party, BT shall be entitled to:

6.5.7.1	request but not require the Contractor to [**]; or

6.5.7.2	request but not require the Contractor to incorporate relevant features of the third party’s proposal with its own proposal and, if the Contractor does include those features in its own proposal, then the Contractor agrees that the cost to BT of any such equivalent features shall be no greater than [**]; or

6.5.7.3	request but not require the Contractor to adopt the third party’s proposal and use the third party as a Sub-Contractor; or

6.5.7.4	receive the Future Services direct from the third party in which case the Contractor shall co-operate fully and in good faith with that third party including by making available documents, materials, know how and information that may assist the third party in integrating its services and ICT with the Services other than Commercially Sensitive Documents provided that in no

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case whatsoever shall the Contractor be required to disclose any of its or its Contractor Parties’ Confidential Information or IPR (to the extent that such IPR constitutes Confidential Information) to any competitor of the Contractor and prior to any disclosure of the Contractor’s IPR (to the extent such IPR constitutes Confidential Information) or Confidential Information to any such third party all such third parties shall be required to execute a non-disclosure agreement to contain conditions of confidentiality consistent with the corresponding terms of this Agreement.

6.5.8	If BT approves the Contractor’s proposal to provide the Future Services it shall notify the Contractor in writing, the Change Control Procedure shall apply and subject to this subclause 6.5 the Contractor shall:

6.5.8.1	implement and commence the provision of the Future Services in accordance with Clause 7 (Implementation and Testing), Schedule 4.2 (Implementation Testing Procedures and Criteria) and the Future Services Implementation Plan; and

6.5.8.2	carry out, in accordance with Clause 7 (Implementation and Testing) and Schedule 4.2 (Implementation Testing Procedures and Criteria), the Future Services Implementation Tests.

6.5.9	If the Contractor reasonably considers that the provisions of any Future Services Implementation Plan, Future Services Implementation Tests or any new or amended Service Level Specifications are unreasonable, the matter shall be dealt with in accordance with the Dispute Resolution Procedure.

6.5.10	At the same time as provision of the Future Services is commenced, the Contractor shall, at no additional cost to BT, implement and commence provision of any other services, functions and responsibilities that are both necessary for and incidental to the proper performance by the Contractor of those Future Services.

6.5.11	The Contractor shall carry out any competitive procurement that BT agrees the Contractor may conduct, or (except where BT reasonably believes the value of the Future Services is not likely to exceed [**] Pounds Sterling (£[**]) which BT otherwise requires the Contractor to conduct, for the purpose of the Future Services as principal and not as agent for BT.

No exclusivity

6.6	The Contractor acknowledges that it is not the exclusive supplier of any of the Additional Services or Future Services and that BT may at any time provide all or any part of such other Additional Services or Future Services itself or obtain all or any part of them from a third party.

6.7	The Contractor agrees that it will not and will procure that none of its Affiliates or Material Sub-Contractors will enter into any arrangement with any third party healthcare-related ICT suppliers with the intention of creating a more restricted market for BT, the Authority or any Authority Service Recipient in relation to its choice of healthcare-related ICT products.

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Business Process Manual

6.8	The Contractor shall provide such information and assistance as BT may reasonably require as detailed in Schedule 1.10 (Business Process Manual) in order to produce, maintain and update the Business Process Manual in accordance with the Authority’s requirements.

Data Conversion and Transfer

6.9	To the extent (if any) required of the Contractor in Schedule 4.1 (Implementation Plan) as part of the implementation of the Core Services and the Additional Services, the Contractor shall also be responsible for converting and transferring such data (including any of the Authority’s Data) that may be necessary to provide the Services and maintain the Service Level Specifications. The Contractor shall carry out the data conversion and/or transfer in accordance with any conversion timetable agreed between the parties prior to the Effective Date or, where a timetable has not been agreed prior to the Effective Date, in accordance with a reasonable timetable to be agreed between the parties (such agreement not to be unreasonably withheld or delayed). In any event and regardless of whether any conversion timetable has or has not been agreed, the Contractor shall ensure that all data necessary for providing any Service and maintaining any Service Level Specifications relevant to that Service is transferred and converted no later than the Service Commencement Date relevant to that Service. Such conversion and transfer shall comply with all applicable standards and Authority Policies as BT or the Authority may notify to the Contractor from time to time. Such conversion and transfer shall be completed by the dates set out in the applicable Implementation Plan. For the avoidance of doubt, the Contractor shall not be responsible for any errors in any of the Authority’s Data where such errors were already present in the Authority’s Data at the time the Authority’s Data was given to the Contractor.

6.10	To the extent (if any) provided in Schedule 3.1 the Contractor undertakes to:

6.10.1	inform BT in writing reasonably in advance (and, in any event, provide not less than five (5) days’ prior notice) of any downtime and of any other possible effects on the Services as a result of carrying out the data conversion and/or transfer under this Clause 6; and

6.10.2	use best endeavours to minimise any downtime or adverse effects as a consequence of carrying out the data conversion and/or transfer; and

6.10.3	liaise with BT and, where requested, directly with the Authority regarding the most appropriate time to carry out such tasks and comply with the Authority’s requirements in this regard.

7.	IMPLEMENTATION AND TESTING

7.1	The Contractor shall, unless BT agrees otherwise in writing which agreement shall not be unreasonably withheld or delayed, conduct and successfully complete the Tests in accordance with the Testing Procedure. Each party will pay its own costs in respect of the Testing Procedure, except where any Test is not successfully completed by the relevant Milestone for reasons other than a breach by BT, in which case the costs incurred by both parties, the Authority, any Authority Service Recipient and any Authority Party in relation to any action taken under subclauses 7.2, 7.3, 7.4 and 7.9 shall be the responsibility of the Contractor to the extent caused by the Contractor.

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7.2	Where any part of the Services has not met the Test Criteria by the applicable Milestone (Failed Part), BT will notify the Contractor in writing as to which of the following options it wishes to exercise:

7.2.1	waive the requirement to meet the Test Criteria in respect of, and authorise the Contractor to deliver, the Failed Part (if such part of the Services are still, in BT’s opinion, of any benefit to BT or the Authority) together with those elements of the Services which have met the Test Criteria (in each case in accordance with the Implementation Plan) and, if requested by the Authority, correct the Failed Part as soon as reasonably practicable; or

7.2.2	require the Contractor to carry out remedial work on the Failed Part by the Revised Milestone for that part of the Services in accordance with the applicable remediation plan (as agreed in accordance with subclause 9.2.1 or 9.3.1); or

7.2.3	if the Failed Part constitutes a Test Issue Level 1 failure (as such term is defined by paragraph 5 of Schedule 4.2 (Testing Procedures and Criteria)), exercise any right it may have under subclauses 20.2 to 20.4 (Step-In) or Clause 39 (Event of Default).

7.3	Where any Failed Part does not meet the Test Criteria by the Revised Milestone, such failure will constitute a Contractor Event of Default and BT will communicate in writing to the Contractor which of the following options it wishes to exercise:

7.3.1	waive the requirement to meet the Test Criteria for, and authorise the Contractor to deliver, the Failed Part in accordance with the Implementation Plan and, if requested by BT, correct the Failed Part as soon as reasonably practicable; or

7.3.2	reject the Failed Part but require the Contractor to deliver the remaining parts of the Services which have met the Test Criteria (in accordance with the Implementation Plan) in which case the Contractor shall not be deemed to have achieved the Test Criteria by the applicable Revised Milestone; or

7.3.3	require that the Contractor undertakes further work on the Failed Part in accordance with the applicable remediation plan (as agreed in accordance with subclause 9.2.1 or 9.3.1) with a view to re-conducting the relevant Tests and provide the Contractor with a new date by which the relevant Tests must be successfully completed, which date shall be no more than [**] after the applicable Revised Milestone; or

7.3.4	require the Contractor to provide BT with a suitable alternative to the Failed Part within such period as the Authority may reasonably require. To the extent this alternative amounts to a Change it shall be dealt with as an Urgent Change in accordance with Schedule 7.3 (Change Control Procedure) and the costs of such Urgent Change shall be borne by the Contractor pursuant to Schedule 7.3 (Change Control Procedure). Delay Deductions shall continue to apply, where applicable, until such time as that Urgent Change has been delivered by the Contractor and accepted by the Authority pursuant to the Change Control Procedure; or

7.3.5	exercise any right it may have under subclauses 20.2 to 20.4 (Step-In) or Clause 39 (Event of Default).

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7.4	If the Contractor fails to successfully complete any of the Tests by the applicable Milestone, the provisions of Clause 9 (Service Defects and Delays) in relation to the payment of Delay Deductions shall apply.

7.5	On successful completion of any Tests, BT shall issue to the Contractor the relevant Certificate or such Certificate shall be deemed to be issued in accordance with Schedule 4.2 (Testing Procedures and Criteria) (as appropriate), in accordance with Schedule 4.2 (Testing Procedures and Criteria) and any appropriate Charges related to the completion of those Tests shall become payable in accordance with Schedule 9.1 (Charging and Service Deductions). Notwithstanding Clause 58 (Conflicts of Agreements), in the event of any conflict, inconsistency, ambiguity or other discrepancy in relation to any provisions of this Agreement (including any Schedule) relating to the commencement of any payment of any Charges, the provisions of Schedule 9.1 (Charging and Service Deductions) shall prevail.

7.6	The Contractor acknowledges that, for any Failed Part BT may require the Contractor to retest both the Failed Part and any other part of the Services that is dependent on the Failed Part (Dependent Part), regardless of whether a Certificate has already been issued by BT. Any such retests shall be carried out in accordance with the procedures set out in Schedule 4.2 (Implementation Testing Procedures and Criteria) and shall seek to prove whether, when the relevant services are tested together, the retested Dependent Part of the Services is capable of providing the value to BT or the Authority that was attributed to it at the time it achieved the Milestone that applied to it. If any such retest demonstrates that such Dependent Part or any other part of the Services for which a Certificate has already been issued no longer provides BT or the Authority with the value that was attributed to it at the time it achieved the Milestone, BT may, by written notice to the Contractor, require the Contractor to put forward within [**] of such notice a reasonable plan for ensuring that such value is restored to the relevant part of the Services. The plan shall specify in reasonable detail both the manner and the date by which the Contractor proposes to ensure such value is restored to that part of the Services.

7.7	If following the issue of a notice by BT requiring the Contractor to put forward a plan pursuant to subclause 7.6:

7.7.1	the Contractor fails to put forward a plan pursuant to subclause 7.6 within [**] of BT’s notice under subclause 7.6;

7.7.2	the Contractor puts forward a plan pursuant to subclause 7.6 which has been accepted by BT or has been determined to be reasonable and the Contractor fails to achieve any element of the plan or ensure such value is restored to that part of the Services by the end date for the plan (as the case may be); or

7.7.3	any plan put forward by the Contractor pursuant to subclause 7.6 is rejected by BT as not being reasonable, and, if referred to the Fast Track Dispute Resolution Procedure, the Fast Track Dispute Resolution Procedure does not find against that rejection, then the Contractor shall pay BT on written demand by way of liquidated damages a sum equal to [**] and [**] relating to the [**] and each [**] since the last [**] was issued, or [**] have been issued, since the [**] BT [**] Contractor [**] BT [**] Contractor’s [**]. On such written demand either:

(i) the Contractor shall pay [**]; or

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(ii) the Contractor shall be [**]. In such case the Contractor [**] BT shall be [**] including without limitation whether the [**] Contractor [**] BT [**]. The Contractor agrees to [**] and shall [**] BT pursuant to the [**].

7.8	The provisions of subclauses 7.6 and 7.7 shall be without prejudice to any other rights or remedies of BT, the Authority, any Authority Service Recipient or any Authority Party including BT’s rights to recover loss not compensated for by way of payments made in accordance with subclause 7.7.

7.9	The Contractor agrees to co-operate, at its own expense, with any BT Subcontractor or Authority Party who is engaged or contracted to assist the Authority or any Authority Service Recipient in the conduct of the Tests.

Technology Review Process

7.10	The Contractor acknowledges that it will undertake to the reasonable satisfaction of BT between the Effective Date and the first Key Milestone following the Effective Date, a technology confirmation review of certain elements of the Contractor’s Technical Solution to confirm that such elements are able to achieve the functionalities and capabilities of the Contractor’s Technical Solution including specifically their scalability to manage (at the required Service Level Specifications) the predicted volumes during Phase 2. BT shall provide its requirements for the review to the Contractor within seven (7) days of the Effective Date and the parties will agree the further details of the review within seven (7) days of receipt by the Contractor.

8.	SERVICE LEVEL SPECIFICATIONS

8.1	The Contractor shall at all times (except as set out in this Agreement) meet the Service Level Specifications in its provision of the Services.

8.2	Subject to clause 9.21 all Service Level Specifications will be reviewed and where agreed between the parties updated throughout the Term as a result of regular meetings between the parties (as specified in Schedule 7.2 (Contract and Service Management)) and such updated Service Level Specifications shall be incorporated in accordance with the Change Control Procedure. The Service Level Specifications shall also be updated by way of the Change Control Procedure to reflect:

8.2.1	improvements resulting from technology refresh carried out in accordance with Clause 19 (Continuous Improvement and Technology Refresh);

8.2.2	any Changes; and

8.2.3	any Additional Services or Future Services.

8.3	Where Service Level Specifications for Additional Services or Future Services have not been agreed prior to the Effective Date, both parties shall, prior to the Contractor commencing provision of the Additional Services or Future Services, meet to agree, in good faith, appropriate Service Level Specifications in respect of any new service and, if the parties fail to agree, such Service Level Specifications shall reflect, where relevant, the information provided by the Contractor pursuant to subclause 6.5.4, and the nature of the Additional Services or Future Services, and shall take into account the factors relating to the Additional Services or Future Services set out in Schedule 3.1 (Contractor’s Technical Solution) and the principles relating to service levels for Additional Services and Future Services set out in Schedule 1.2 (Service Level

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Specifications and Performance Monitoring). Where any such new service for which Service Level Specifications have not been agreed prior to the Effective Date is equivalent to any of the Services already being provided by the Contractor pursuant to this Agreement, the Service Level Specifications applicable to that new service shall be no less stringent than the Service Level Specifications applicable to those pre-existing Services. In any event, such Service Level Specifications shall offer a level of service which is generally regarded as being reasonable having regard to the critical nature of the Additional Services and Future Services in facilitating the provision of Clinical Services and the associated need for overall high degrees of reliability and accuracy and consequently the Contractor acknowledges that such Service Level Specifications may be more stringent than those that apply to pre-existing Services. The Contractor acknowledges that BT’s and the Authority’s objectives in receiving Additional Services or Future Services are as set out in Schedule 1.1 (Authority’s Requirements) and that proper and due regard will be had to these objectives and any additional objectives specified by BT and as agreed by the Contractor in accordance with subclauses 6.5.3 to 6.5.7.

9.	SERVICE DEFECTS AND DELAY

Delayed Implementation

9.1	Subject to subclauses 9.2, 9.3, 9.4, 9.5, and 44.10.1 if the Contractor fails to achieve any Milestone:

9.1.1	where the Milestone is a Key Milestone other than a Deployment Key Milestone, the Contractor shall, for each day from and including the relevant Key Milestone until and including the date on which the requirements of that Key Milestone are fully achieved, pay BT a sum equal to a [**] (as declared by the Contractor in Schedule 9.3 (Financial Model)) [**] of the Services required at that Key Milestone, where the relevant percentage multiplier for the purposes of this subclause 9.1.1 is dependent on the Issue Level attributed to the failure to achieve that Key Milestone as set out in subclause 9.1.3;

9.1.2	where the Milestone is a Deployment Key Milestone, the Contractor shall, for each day from and including the relevant Deployment Key Milestone until and including the date on which the requirements of that Deployment Key Milestone are fully achieved, pay the Authority a sum equal to a [**] for the relevant Bundle in that Release, where the relevant percentage multiplier for the purposes of this subclause 9.1.2 is dependent on the Issue Level attributed to the failure to achieve that Deployment Key Milestone as set out in subclause 9.1.3;

9.1.3	the percentage multipliers for the purposes of subclause 9.1.1 and 9.1.2 shall be as follows:

Issue Level	Percentage multiplier
1	[	**]%

2	[	**]%

3	[	**]%

4	[	**]%

5	[	**]%

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9.1.4	where the Milestone is an Interim Milestone prior to its related Bundle Key Milestone, the Contractor shall, for each day from and including the Interim Milestone until and including the date on which requirements of that Interim Milestone are fully achieved, pay to the Authority a sum equal to [**] (as determined in Schedule 9.3 (Financial Model)) of designing, building and testing the elements of the Services required at that Interim Milestone; and

9.1.5	where the Milestone is an Interim Milestone after its related Bundle Key Milestone, the Contractor shall, for each day from and including the Interim Milestone until and including the date on which requirements of that Interim Milestone are fully achieved, pay to the Authority a sum equal to [**] for the relevant Bundle in that Release.

9.2	Subject to subclauses 9.4 and 9.5, in the event of any delay in achieving a Key Milestone:

9.2.1	the Contractor shall promptly propose a remediation plan for achieving the requirements of that Key Milestone which the parties will use all reasonable endeavours to agree as soon as reasonably practicable and in any event no later than [**] after the relevant Key Milestone;

9.2.2	any plan agreed pursuant to subclause 9.2.1 shall identify the date by which the Contractor undertakes to rectify the relevant failure (Revised Key Milestone);

9.2.3	where the failure to achieve the Key Milestone is a Test Issue Level 1 failure BT otherwise reserves its position pursuant to the Agreement;

9.3	Subject to subclauses 9.4 and 9.5, in the event of any delay in achieving an Interim Milestone:

9.3.1	the Contractor shall promptly propose a remediation plan for achieving the requirements of that Interim Milestone which the parties will use all reasonable endeavours to agree as soon as reasonably practicable and in any event no later than [**] after the relevant Interim Milestone; and

9.3.2	any plan agreed pursuant to subclause 9.3.1 shall identify the date by which the Contractor undertakes to rectify the relevant failure (Revised Interim Milestone).

9.4	The Contractor shall not be liable to pay any Delay Deductions under subclause 9.1 if the reason for the Contractor’s failure to achieve the relevant Milestone, as the case may be, was either:

9.4.1	a breach by BT of any of BT’s express obligations under this Agreement (unless, and to the extent, caused, or contributed to, by the Contractor, any Contractor Party, the Authority, any Authority Service Recipient or any Authority Party);

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9.4.2	a deliberate act or omission of BT, the Authority, any Authority Service Recipient or any Authority Party or any failure by BT (having regard always to the interactive nature of the activities of BT and of the Contractor), the Authority, any Authority Service Recipient or any Authority Party to take reasonable steps to carry out its activities in a manner which minimises undue interference with the Contractor’s ability to successfully achieve any Milestone, save where:

9.4.2.1	(and to the extent) caused or contributed to by the Contractor or any Contractor Party;

9.4.2.2	BT is acting in accordance with a recommendation or instruction of the Contractor or any Contractor Party;

9.4.2.3	any such act or omission giving rise to such failure was provided for in this Agreement or was otherwise necessary to ensure compliance by BT with its obligations under this Agreement; or

9.4.2.4	(and to the extent) the consequences of any such deliberate act or omission or other acts or omissions giving rise to such failure would have been prevented by the proper performance of the Contractor’s obligations under this Agreement;

9.4.3	an event of Force Majeure; or

9.4.4	an act or omission by any Integrated Service Provider,

and that breach, act, omission or event of Force Majeure had a material adverse effect on the Contractor’s ability to achieve the relevant Milestone.

9.5	If a Key Milestone or relevant Implementation Test has been successfully achieved or if the Contractor is (or claims to be) relieved from its obligations to pay any Delay Deductions under subclause 9.4:

9.5.1	it shall take and continue to take all reasonable steps to eliminate or mitigate the consequences of the breach or the apparent breach by BT or the Authority, the act or omission described in subclauses 9.4.1 or 9.4.2 or event of Force Majeure as the case may be, upon the performance of its obligations under this Agreement (including through the implementation of the Disaster Recovery and Business Continuity Plan) and, where relevant, resume performance of its obligations affected by that breach, apparent breach, act or omission or event of Force Majeure as soon as practicable; and

9.5.2	it shall not be relieved from liability under this Agreement to the extent that it is delayed or impeded due to its failure (if any) to comply with its obligations under subclause 9.5.1 above.

9.6	Any sums payable by the Contractor to BT under subclause 9.1 shall, [**].

9.7	For the avoidance of doubt BT shall only be entitled to apply Delay Deductions to Contractor to the extent that they are imposed upon BT by the Authority arising from or in connection with failure by the Contractor to comply with the terms of this Clause 9. Notwithstanding anything contained in this Agreement to the contrary and for the

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further avoidance of doubt, should the Contractor have the obligation to meet a Milestone with which a Delay Deduction is associated, and that Milestone is not achieved as the result of the fault of any other party, including, but not limited to, any BT Sub-contractor but excluding all Contractor Parties, the respective Delay Deduction shall [**] the Contractor [**] the Contractor’s [**] respective Milestone [**]. For the avoidance of doubt, in no case whatsoever shall [**] any Delay Deduction [**]. For example, should the Contractor [**] Delay Deduction as the result of [**], but the Key Milestone [**], and BT is [**] Delay Deduction [**] Delay [**] BT.

Delay Events

9.8	If, at any time, the Contractor becomes aware that it is not (or is unlikely to) successfully achieve any Milestone Date or that the provision of any of the Services will not be (or is unlikely to be) commenced in accordance with this Agreement by the relevant Planned Service Commencement Date, the Contractor shall forthwith give written notice to BT’s Representative to that effect specifying:

9.8.1	the relevant delay or impediment; and

9.8.2	the consequences (whether direct, indirect, financial or non-financial) that such delay or impediment may have upon the provision of the Services; and

9.8.3	any measures that the Contractor proposes to adopt to mitigate the consequences of any such delay or impediment; and

9.8.4	where the relevant event or impediment constitutes a Delay Event, the contemporary records that the Contractor will maintain to substantiate its claim for extra time.

9.9	If BT’s Representative is satisfied, or it is determined in accordance with the Dispute Resolution Procedure, that any delay or impediment has been caused by a Delay Event, then, subject to subclause 9.11, BT’s Representative shall allow the Contractor an extension of time equal to the delay or impediment caused by such Delay Event (taking into account reasonably foreseeable consequences of the Delay Event) and shall fix a new date for that Milestone and, where applicable, shall fix a new Planned Service Commencement Date for the relevant part of the Services. The fixing of new dates for any Milestones and, where applicable, any new Planned Service Commencement Date and the payment of any compensation pursuant to subclauses 9.15 to 9.17.1 shall be the sole remedies of the Contractor in respect of the occurrence of a Delay Event.

9.10	Where any Delay Event is also an Excusing Cause, subclause 9.9 only shall apply and the Contractor shall not be entitled to payment pursuant to subclause 24.1 in respect of such Delay Event.

9.11	If the Contractor is (or claims to be) affected by a Delay Event:

9.11.1	it shall take and continue to take all reasonable steps to eliminate or mitigate the consequences of such an event upon the performance of its obligations under this Agreement (including through the implementation of the Disaster Recovery and Business Continuity Plan) and resume performance of its obligations affected by the Delay Event as soon as practicable and use all reasonable endeavours to remedy the relevant delay or impediment; and

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9.11.2	it shall neither be relieved from liability under this Agreement (including relief from the application of Delay Deductions) nor entitled to any extension of time for the purpose of subclause 9.8 (Delay Events) to the extent that it is delayed or impeded due to its failure (if any) to comply with its obligations under subclause 9.11.1 above.

9.12	For the purposes of this Agreement, Delay Event means any of the following to the extent in each case that it has a material adverse effect on the Contractor’s ability either to achieve successfully any Milestone by the relevant Milestone Date or to provide a Service by the Planned Service Commencement Date for that Service:

9.12.1	any breach by BT of any of BT’s express obligations under this Agreement (unless, and to the extent, caused, or contributed to, by the Contractor or any Contractor Party); or

9.12.2	any deliberate act or omission of the Authority, any Authority Service Recipient or Authority Party or a failure by the Authority, any Authority Service Recipient or any Authority Party (having regard always to the interactive nature of the activities of the Authority, each Authority Service Recipient and of the Contractor) to take reasonable steps to carry out its activities in a manner which minimises undue interference with the Contractor’s ability to successfully achieve any Milestone by the relevant Milestone Date or to provide a Service by the Planned Service Commencement Date for the Service, save where:

9.12.2.1	(and to the extent) caused or contributed to by the Contractor or any Contractor Party;

9.12.2.2	the Authority or any Authority Service Recipient or any Authority Party is acting in accordance with a recommendation or instruction of the Contractor or any Contractor Party;

9.12.2.3	any such act or omission giving rise to such failure was provided for in this Agreement or was otherwise necessary to ensure compliance by the Authority with its obligations under this Agreement; or

9.12.2.4	(and to the extent) the consequences of any such deliberate act or omission or other acts or omissions giving rise to such failure would have been prevented by the proper performance of the Contractor’s obligations under this Agreement; or

9.12.3	any event of Force Majeure; or

9.12.4	any act or omission by another Integrated Service Provider other than the Contractor or any Affiliate of the Contractor.

To avoid doubt, subclause 9.12.2 shall not impose a general obligation on the Authority to take (or to procure that any Authority Service Recipient or any Authority Party takes) any steps to mitigate a Delay Event and shall apply (and be construed) solely for the purpose of establishing whether a Delay Event has occurred.

9.13	As soon as possible after, but in any event within [**] of, the Contractor (or any Contractor Party) receiving, or becoming aware of, any supplemental information with respect to any delay or impediment referred to in subclause 9.8, the Contractor shall submit further written particulars based on such information to BT’s Representative.

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9.14	BT’s Representative shall, after receipt of written details under subclause 9.8, or of further particulars under subclause 9.12.4, be entitled by notice in writing to require the Contractor to provide such further supporting particulars as he may reasonably consider necessary. BT and, at BT’s request, the Authority, shall be entitled to exercise its or their (as the case may be) rights under Clause 23 (Information and Audit Access) in order to investigate the validity of the Contractor’s claim.

Compensation for Delay Events

9.15	Subject to subclause 44.10, if any Delay Event is also a Compensation Event, the Contractor shall be entitled to compensation in accordance with the provisions of subclauses 9.16 to 9.17.1. For the avoidance of doubt, (i) such compensation shall be the Contractor’s sole right to compensation in respect of any Compensation Event and (ii) no Delay Events other than Compensation Events shall entitle the Contractor to receive any compensation.

9.16	For the purposes of this Agreement, Compensation Event means any Delay Event referred to in subclauses 9.12.1, 9.12.2 or 9.12.4 for which it has been agreed or determined pursuant to subclause 9.9 that the Contractor is entitled to an extension of time.

9.17	Subject to subclause 9.17.1, if BT’s Representative is reasonably satisfied or it is determined in accordance with the Dispute Resolution Procedure that a Compensation Event has occurred and that but for the Compensation Event the Contractor would have been able to achieve the Milestone by the relevant Milestone Date, then in addition to the extension of time granted under subclause 9.9 the Contractor shall be entitled to, and BT shall pay:

9.17.1	where such loss and/or expense is a direct result of the Compensation Event, [**] Compensation Event [**], including [**] BT with [**] the Milestone Date (provided always [**] BT [**] BT [**] and the [**] on which the [**] and including [**]; and

9.17.2	in the case of failure to achieve a Key Milestone Date once [**] have elapsed since the original Key Milestone Date or Revised Milestone Date in relation to the relevant Key Milestone (as the case may be), that amount of the Charges that would have been payable had the relevant Key Milestone been achieved by its original Key Milestone Date or such Revised Milestone Date (as the case may be).

In addition, the Contractor shall promptly provide BT with any additional information BT may reasonably require to support any claim for compensation and in order to determine the amount of such compensation under this subclause 9.17.

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9.18	The Contractor shall, and shall procure that each Contractor Party shall, take and continue to take all reasonable steps to eliminate or mitigate any losses and/or expenses that it incurs as a result of any Compensation Event and any compensation payable by BT pursuant to subclause 9.17 shall exclude:

9.18.1	any losses and/or expenses incurred or to be incurred as a result of any failure by the Contractor to comply with its obligations under this subclause 9.17; and

9.18.2	any losses and/or expenses that were not incurred as a direct result of the Compensation Event.

Performance Failure

9.19	If at any time the Contractor fails to perform its obligations set out in this Agreement, including failing to provide any part of the Services in accordance with the Service Level Specifications, the Contractor shall within [**] of its knowledge of the failure or receipt of notice of the failure from BT advise BT in writing as soon as reasonably practicable of the failure and of the steps that the Contractor shall take to address the failure. Without prejudice to the other rights and remedies of BT, the Authority or any Authority Service Recipient or any Authority Party, BT may, by written notice to the Contractor:

9.19.1	in the case of a failure by the Contractor to perform the Services in accordance with a Service Level Specification, make Service Deductions in respect of the relevant Services in accordance with Schedule 1.2 (Service Level Specifications and Performance Monitoring) and Schedule 0 (Charging and Service Deductions). Notwithstanding anything contained in this Agreement to the contrary and for the avoidance of doubt, should the Contractor fail to perform the Services in accordance with a Service Level Specification which gives rise to BT’s instituting a Service Deduction against the Contractor but the Contractor’s [**] such Servcie Level Specification is the result of the [**], including, but not limited to, any [**] but excluding all [**], the [**] shall only be [**] Contractor [**] Contractor’s [**] to achieve the Service Level Specification and [**] Service Deduction.; and

9.19.2	at no additional charge to BT, require the Contractor to:

9.19.2.1	re-perform the Services in relation to which there was a failure to perform; and

9.19.2.2	as soon as practicable, arrange all additional resources as are reasonably necessary to perform its obligations set out in this Agreement and to ensure that the failure does not recur at any time during the remainder of the Term and to provide to BT a plan setting out how the Contractor intends to fulfil this obligation.

9.20	Subject to subclauses 9.21 and 9.22, the amount of any Service Deductions which are payable by the Contractor under subclause 9.19 shall be calculated in accordance with Schedule 1.2 (Service Level Specifications and Performance Monitoring) and Schedule 9.1 (Charging and Service Deductions). Service Deductions shall be recovered by BT in accordance with the payment mechanism set out in Schedule 9.1 (Charging and Service Deductions). Service Deductions which are agreed, or finally determined in accordance with the Dispute Resolution Procedure to have been made in circumstances where such deductions were not justified shall be deemed to have been cancelled, or, if such Service Deductions have already been applied, shall be promptly refunded to the Contractor. For the avoidance of doubt, Service Deductions are distinct from Delay Deductions.

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9.21	Not more than [**] during the Term (or more frequently, if agreed between the parties) BT may, with [**] prior written notice to the Contractor and following reasonable consultation with the Contractor, change the Service Deductions applicable to the failure to achieve each Service Level Specification provided that:

9.21.1	the principal purpose of the change is in the Authority’s reasonable opinion, to reflect the changing industry standards and the requirements and priorities of the Authority; and

9.21.2	the change is not specifically intended to penalise the Contractor for poor performance in relation to particular Service Level Specifications; and

9.21.3	based on an assumption that the Contractor’s performance of the Services during the six (6)-month period following the change will be to the same standard as during the six (6)-month period prior to the change, the change will not have the effect of penalising the Contractor for poor performance in relation to particular Service Level Specifications; and

9.21.4	the average unit charge of the Service Deductions applicable to the Service Level Specifications is not increased (but the number of Service Deductions applicable to any one or more of the Service Level Specifications may be increased), provided always that (i) the Contractor accepts that BT may, in its discretion and if imposed by the Authority, effect non-material changes to the Service Deductions on a quarterly basis, (ii) in effecting such changes, BT shall not set out to frustrate the Contractor, and (iii) where the Contractor can demonstrate to BT that the proposed change in Service Deductions would represent a material change in the burden on or risks for the Contractor it shall have to be agreed or otherwise resolved by the parties pursuant to the Change Control Procedure. For the avoidance of doubt BT shall only be entitled to apply Service Deductions to Contractor [**].

Warning Notices and Increased Monitoring

9.22	Without prejudice to the other rights or remedies of BT, the Authority or any Authority Service Recipient, if at any time the Contractor has:

9.22.1	committed any material breach of its obligations under this Agreement; or

9.22.2	the Contractor’s performance of the Services falling to, or below, any of the Critical Service Levels in respect of [**] or more events in any [**], provided always that a failure to meet a specific Critical Service Level for a second or subsequent successive [**] shall not be regarded as an additional event for the purposes of calculating the number of Critical Service Failures which have occurred in any [**] period if the Contractor is continuing to take such steps as are necessary to remedy the original failure in accordance with the agreed work-off plan;

9.22.3	the Contractor accruing a total of [**] or more Service Points (in terms of the number of points allocated) in any [**] period;

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9.22.4	the Contractor accruing in aggregate [**] or more Service Points (in terms of the number of points allocated) in any [**] period;

9.22.5	the Contractor accruing a total number of [**] or more Warning Notices in respect of different events in any [**] period;

9.22.6	the Contractor accruing [**] or more Repeat Failures in any [**] period;

9.22.7	in respect of its performance of the Services, fallen to or below a Critical Service Level;

9.22.8	accrued [**] or more Repeat Failures in any [**] period; or

9.22.9	accrued [**] or more events giving rise to Service Deductions and/or Delay Deductions (in terms of instances of Service Deductions and Delay Deductions paid to BT) in any [**];

9.22.10	accrued aggregate Service Deductions and/or Delay Deductions (in terms of aggregate monetary value of Service Deductions and Delay Deductions paid or payable to BT) in any [**] in excess of [**] Pounds Sterling (£[**]); or

9.22.11	failed to achieve a Key Milestone by the date specified for that Key Milestone in the Implementation Plan,

then BT may, but is not obliged to, give written notice (a Warning Notice) to the Contractor setting out the matter or matters giving rise to such notice and containing a reminder to the Contractor of the implications of such notice. Any such notice shall state on its face that it is a Warning Notice.

9.23	Without prejudice to the other rights or remedies of BT, the Authority or any Authority Service Recipient, if the Contractor receives [**] or more Warning Notices in any period of [**] in respect of any Services (or any part thereof), BT may, by written notice to the Contractor, reasonably increase the level of its monitoring of the Contractor, or (at BT’s option) of the Contractor’s monitoring of its own performance of its obligations under this Agreement, in respect of the Services (or relevant part thereof) to which the Warning Notices relate until such time as the Contractor has demonstrated to BT’s reasonable satisfaction that it will perform (and is capable of performing) its obligations under this Agreement, in which case, the following provisions shall apply:

9.23.1	any such notice to the Contractor shall specify in reasonable detail the additional measures to be taken by BT or by the Contractor (as the case may be) in monitoring the performance of the Contractor; and

9.23.2	if the Contractor (acting reasonably) objects to any of the specified measures on the grounds that they are excessive it shall notify BT in writing within [**] of the receipt of the notice referred to in subclause 9.23.1 of the measures objected to (and of any changes necessary in order to prevent prejudice to the Contractor’s performance of its obligations under this Agreement); and

9.23.3	the measures to be taken by BT or the Contractor or both (as the case may be) shall be agreed between the parties or, in the absence of agreement within [**] of BT’s receipt of the Contractor’s objection, determined pursuant to the Dispute Resolution Procedure; and

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9.23.4	the Contractor shall bear its own costs and shall reimburse BT in respect of any additional costs that are directly incurred by BT, the Authority and each Authority Service Recipient in respect of any such additional measures.

9.24	If at any time the Contractor is in breach of its obligations under this Agreement such that any element of the Services has become materially unfit for purpose (i.e., in non-compliance with the Authority’s Requirements) such that the Contractor cannot deliver a material part of that element of the Services and this has a material adverse impact on the delivery of Clinical Services or on patients (a Fundamental Failure), BT may, by written notice to the Contractor, require the Contractor to put forward within [**] of such notice a reasonable programme for remedying the Fundamental Failure and ensuring that the relevant element of the Services is restored to a condition that makes it fit for purpose in compliance with the Authority’s Requirements. The programme shall specify in reasonable detail both the manner in which the Contractor proposes to remedy the Fundamental Failure and the date by which the Contractor proposes to remedy the Fundamental Failure.

9.25	Where the Contractor puts forward a programme in accordance with subclause 9.24, BT shall have [**] from receipt of the same within which to notify the Contractor (acting reasonably) that it does not accept the programme, failing which the Authority shall be deemed to have accepted the programme. Where BT notifies the Contractor that it does not accept the programme as being reasonable, the parties shall endeavour within the following [**] to agree any necessary amendments to the programme put forward. In the absence of agreement within that [**] period, the question of whether the programme (as the same may have been amended by agreement) will remedy the Fundamental Failure in a reasonable manner and within a reasonable time period (and, if not, what would be a reasonable programme) may be referred by either party for resolution in accordance with the Fast Track Dispute Resolution Procedure.

9.26	If:

9.26.1	the Contractor puts forward a programme pursuant to subclause 9.24 which has been accepted or is deemed to be accepted by BT or has been determined to be reasonable and the Contractor fails to achieve any element of the programme or remedy the Fundamental Failure by the end date for the programme (as the case may be); or

9.26.2	any programme put forward by the Contractor pursuant to subclause 9.24 is rejected by BT as not being reasonable, and, if referred to the Fast Track Dispute Resolution Procedure, the Fast Track Dispute Resolution Procedure does not find against that rejection, then the Contractor shall pay BT on written demand by way of liquidated damages a sum equal to [**] and [**] BT [**] Contractor since the Effective Date [**] that is the subject of the Fundamental Failure. BT shall be entitled [**] Contractor of any [**] BT [**] of the Contractor’s [**] to the liquidated damages detailed above. On such written demand either:

(i) the Contractor shall [**]; or

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(ii) the Contractor shall be [**]. In such case the Contractor agrees that BT shall be entitled to, in accordance with the Dispute Resolution Procedure, [**] including without limitation [**] the Contractor [**] BT [**] that is the subject of the Fundamental Failure. The Contractor agrees [**] and [**] BT pursuant to the Dispute Resolution Procedure.

9.27	The provisions of subclauses 9.24 to 9.26 shall be without prejudice to any other rights or remedies of BT, the Authority, any Authority Service Recipient or any Authority Party including BT’s rights to recover loss not compensated for by way of payments made in accordance with subclause 9.26.

10.	SECURITY AND PERSONNEL ISSUES

10.1	The Contractor shall at all times and at no extra cost to BT comply with, and procure that each Contractor Party complies with, the Security Policy Requirements and with all reasonable site-specific requirements relating to the Premises as are notified in writing to the Contractor by BT, the Authority, any Authority Service Recipient or any Authority Party from time to time. Any changes to the Security Policy Requirements shall be agreed between the parties in accordance with the Change Control Procedure provided always that the implementation of any such changes as required of the Contractor that arise as a result of a General Change in Law shall be at no extra cost to BT.

10.2	Each party shall advise the other as soon as it becomes aware of any breach or potential breach of the Security Policy Requirements or any other breach or potential breach of security which may adversely affect the Services.

Access

10.3	BT and the Authority shall have the right to refuse admittance to, or order the removal from the Premises or the removal from the performance of the Services of any person employed or engaged by (or acting on behalf of) the Contractor or any Contractor Party who, in the reasonable opinion of BT or the Authority (as the case may be):

10.3.1	is likely to have a material adverse effect on the performance by the Authority or any Authority Service Recipient of the Clinical Services; or

10.3.2	is not a fit and proper person to be in the Premises or engaged in the provision of the Services or

10.3.3	is not performing properly or effectively their role in the provision of the Services; or

10.3.4	by virtue of their conduct, prior conduct or reputation, is likely to cause Reputational Damage to the Authority, any Authority Service Recipient or any Authority Party other than agents, contractors and sub-contractors of the Authority or any Authority Service Recipient.

10.4	Action taken under subclause 10.3 shall forthwith be confirmed in writing by BT to the Contractor and, to avoid doubt, shall not relieve the Contractor of any of its obligations under this Agreement.

10.5	If and when so directed in writing by BT, the Contractor shall within four (4) days provide a list of the names and addresses of all persons it expects may require admission

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in connection with this Agreement, to all or any part of the Premises, specifying the capacities in which those persons are concerned with this Agreement and giving such other particulars as BT may reasonably require.

10.6	The decision of BT or the Authority (as the case may be) as to whether any person is to be refused admission shall be final and conclusive.

Resources and training

10.7	The Contractor shall procure that:

10.7.1	there shall at all times be a sufficient number of staff (including all relevant grades of supervisory staff) engaged in the provision of the Services with the requisite level of skill and experience. To avoid doubt, this obligation shall include ensuring that there are sufficient staff to cover periods of holiday, sickness, other absence, and anticipated and actual peaks in demand for each of the Services; and

10.7.2	all staff receive such training and supervision as is necessary to ensure the proper performance of this Agreement and compliance with all health and safety rules, procedures and requirements.

Convictions and disciplinary action

10.8	The Contractor shall procure that all staff or persons who are performing, or who it or any Contractor Party is contemplating employing or engaging to perform, any of the Services and who may reasonably be expected in the course of their employment or engagement to have access to children and/or access to persons receiving Clinical Services are, before they perform any of the Services:

10.8.1	questioned concerning their Convictions; and

10.8.2	only in the case of persons who may reasonably be expected in the course of their employment or engagement to have access to children and/or persons receiving Clinical Services, required to complete a police check form or such other form as may be required by the Criminal Records Bureau.

10.9	The Contractor shall procure that no person who discloses any Convictions, or who is found by the Contractor or any Contractor Party to have any Convictions following the completion of a police check or such other procedure as set out by the Criminal Records Bureau (or is otherwise discovered by the Contractor or any Contractor Party to have any Conviction), is employed or engaged in the provision of any part of the Services without BT’s prior written consent (such consent not to be unreasonably withheld or delayed).

10.10	The Contractor shall procure that BT is kept advised at all times of any person who is involved in the provision of the Services (or any part thereof) and who, subsequent to his employment or engagement as a member of staff involved in the provision of the Services, receives a Conviction or whose previous Convictions become known to the Contractor (or any Contractor Party).

10.11	BT’s Representative (acting reasonably) may request the Contractor to procure that appropriate disciplinary action be taken against any employee of or person engaged by the Contractor or any Contractor Party (in accordance with the terms and conditions of

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employment or engagement of the person concerned) involved in the provision of the Services that misconducts himself or is incompetent or negligent in his duties or whose presence or conduct on the Premises or at work is otherwise considered by BT’s Representative (acting reasonably) or the Authority’s Representative to be undesirable. The Authority shall co-operate with any such disciplinary proceedings and shall be advised in writing by the Contractor of the outcome.

10.12	The Contractor shall procure that there are set up and maintained, by it and by all Contractor Parties, personnel policies and procedures covering all relevant matters (including discipline, grievance, equal opportunities and health and safety) for all persons involved in the provision of the Services. The Contractor shall procure that the terms and the implementation of such policies and procedures comply with Law and the Expected Standard and that they are published in written form and that copies of them (and any revisions and amendments to them) are forthwith issued by BT.

Management

10.13	The Contractor shall consult with BT in relation to the selection procedure for the Contractor’s Project Manager and such person shall not be appointed (or replaced) without the prior written consent of BT in accordance with subclause 27.6 (such consent not to be unreasonably withheld or delayed).

10.14	The Contractor shall provide, and shall procure that all Sub-Contractors provide, to BT upon request written details of their respective management organisations.

Contractor personnel issues

10.15	The Contractor shall procure that BT’s Representative and the Authority’s Representative shall at all reasonable times have access to all relevant details in respect of all employees of the Contractor or any Contractor Party or other persons engaged in the provision of the Services including numbers and categories of staff employed to perform the Services and including in respect of each such individual:

10.15.1	details of qualifications; and

10.15.2	details of training undertaken by that individual; and

10.15.3	details of all terms and conditions of employment (Employment Terms) and any human resources policies (HR Policies), whether contractual or not, relating to that individual.

10.16	The Contractor shall, no later than twenty-one (21) days prior to the date on which it is intended that any of the Contractor Personnel are engaged to carry out any of the Services, provide details in writing to BT and, if required by BT, to the Authority of the identity of the Contractor Personnel and the Employment Terms which the Contractor or Contractor Party (as the case may be) proposes to offer the Contractor Personnel.

10.17	The Contractor shall use suitable, appropriately qualified, experienced and competent personnel in the provision of the Services and shall procure that all such persons conduct themselves in a courteous and professional manner.

10.18	The Contractor shall use all reasonable endeavours to ensure continuity of personnel and to ensure that the turnover rate of its staff and personnel engaged in the provision or management of the Services is at least as good as the prevailing industry norm for similar services, locations and environments.

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10.19	The Contractor shall procure that all staff or persons who are performing any of the Services have been vetted in accordance with Good Industry Practice and the Security Policy Requirements.

10.20	The Contractor shall bear all costs associated with the training of any new staff and personnel engaged to provide the Services.

11.	EMPLOYMENT MATTERS

11.1	The parties acknowledge and agree that, at the Effective Date, the provision of the Services and the other matters provided for in this Agreement shall not constitute a relevant transfer for the purposes of the Employment Regulations or the Acquired Rights Directive and that, as a result, there shall be no transfer of employment of any employees of BT or the Authority, any Authority Service Recipient or any Authority Party to the Contractor or any Contractor Party at the Effective Date.

11.2	In the event of a Service Transfer, or otherwise in relation to any Termination or Expiry, the provisions of Schedule 10 (Employment) shall apply.

11.3	The Contractor covenants that it shall not, and shall procure that each Contractor Party shall not, for the duration of the Service Period and for a period of [**] after the Termination Date on behalf of itself or any other person, directly or indirectly, entice or solicit away or endeavour to entice or solicit away any employee or independent contractor of BT or any Affiliate of BT, or of the Authority or any Authority Service Recipient with whom the Contractor or any Contractor Party had dealings prior to the Termination Date, as the case may be. If the Contractor commits any breach of this subclause 11.3 and, as a result of that breach, any employee or independent contractor leaves the employment or, as the case may be, the service of BT, any Affiliate of BT, the Authority or any Authority Service Recipient, the Contractor shall on demand pay to BT (in the case of employees or independent contractors of BT or any Affiliate of BT) and the Authority (in the case of Authority or Authority Service Recipient employees or independent contractors), by way of liquidated damages, a sum equal to [**] that was payable by BT or the Affiliate of BT or the Authority or any Authority Service Recipient to that employee or independent contractor (such sum to be calculated [**] or, as the case may be, [**] BT or the Affiliate of BT or the Authority or the relevant Authority Service Recipient) provided that this subclause 11.3 shall not apply to [**] the Contractor or any Contractor Party.

11.4	BT covenants that it shall not and shall procure that Affiliates of BT, the Authority and each Authority Service Recipient shall not for the duration of the Service Period and for a period of [**] after the Termination Date on behalf of itself or any other person, directly or indirectly, entice or solicit away or endeavour to entice or solicit away any employee or independent contractor of the Contractor or any Contractor Party with whom BT or an Affiliate of BT or the Authority or any Authority Service Recipient had dealings prior to the Termination Date, as the case may be. If BT or any Affiliate of BT commits any breach of this subclause 11.4 and, as a result of that breach, any employee or independent contractor leaves the employment or, as the case may be, the service of the Contractor or any Affiliate of the Contractor, BT shall on demand pay to the Contractor (in the case of employees or independent contractors of the Contractor or any Affiliate of the Contractor), by way of liquidated damages, a sum equal to [**] that was payable by the Contractor or the Affiliate of the Contractor to that employee (such

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sum to be calculated [**] or, as the case may be, [**] the Contractor or the Affiliate of the Contractor), provided that this subclause 11.4 shall not apply to [**] Contractor or any Contractor Party [**] BT or an Affiliate of BT or the Authority or Authority Service Recipient

11.5	The parties agree that the Employment Regulations will not apply to transfer the employment of any person employed by BT, the Authority or any Authority Service Recipient to the Contractor or any Contractor Party or any liability in respect of any former employees of BT, the Authority or any Authority Service Recipient to the Contractor or any Contractor Party as a result of the parties entering into this Agreement. If any person claims that as a result of the parties entering into this Agreement his/her contract of employment or liability in respect of it has transferred to the Contractor or a Contractor Party pursuant to the Employment Regulations (an Employment Claim) the parties shall comply with the following process:

11.5.1	the Contractor shall notify BT in writing within five (5) days of becoming aware of that fact (Notification); and

11.5.2	within fourteen (14) days of the date of Notification, BT or the Authority (as the case may be) may either offer employment to that person or take, at its own cost, such other steps as it feels necessary to effect a written withdrawal of that person’s Employment Claim; and

11.5.3	if BT or the Authority (as the case may be) offers employment to that person and that offer of employment is accepted, the Contractor shall, or shall procure that the relevant Contractor Party shall, immediately release that person from its employment; and

11.5.4	if BT or the Authority (as the case may be) offers employment to that person and that offer of employment is not accepted within twenty-eight (28) days of the date of Notification or if that person has failed to withdraw his/her Employment Claim within twenty-eight (28) days of the date of Notification, then the Contractor or the relevant Contractor Party may give notice to terminate the employment of that person within seven (7) days of the expiry of that twenty-eight (28)-day period from Notification provided that the Contractor or the relevant Contractor Party has given BT and (as the case may be) the Authority prior written notice of its intention to terminate that person’s employment and provided further that the Contractor or the relevant Contractor Party shall give that person contractual notice in accordance with his/her contract of employment and shall take reasonable steps to comply with his/her statutory rights and shall follow a reasonable procedure in that regard.

11.6	Subject to the provisions of subclauses 11.5.1 to 11.5.4 being followed (or the parties acting in any other way as may be agreed between them) and subject to subclause 11.7, BT shall (in the case of BT employees) and shall procure that the Authority shall (in the case of Authority and Authority Service Recipient employees) on demand indemnify and keep the Contractor and each Contractor Party indemnified at all times from and against all Employee Liabilities together with all or any employment costs associated with such person sustained by the Contractor or that Contractor Party, as the case may be, in the event of any Employment Claim and/or arising out of the termination of any person’s employment pursuant to subclause 11.5.4 and/or arising out of a claim brought by or on behalf of such person under Regulation 11 of the Employment Regulations.

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11.7	The indemnity provided in subclause 11.6 shall be limited in the following ways:

11.7.1	subject to subclause 11.8 the indemnity will not apply to any Employment Claim for which the relevant Notification has not been received before 4 April 2004; and

11.7.2	if, in the circumstances described in subclause 11.5.4, the Contractor fails to terminate the employment of any person making an Employment Claim within the time period specified in subclause 11.5.4, that person will be deemed to have transferred to the Contractor, the indemnity will not apply to that Employment Claim or to the termination of that person’s employment and the Contractor will be liable for all Employee Liabilities in relation to that person; and

11.7.3	the indemnity will not apply if the Contractor has failed to use all reasonable endeavours to assist BT or the Authority or both, as the case may be, with the process (as set out in subclause 11.5.1 to 11.5.4) of effecting a withdrawal of any Employment Claims or transferring back to BT or the Authority (as the case may be) any person who alleges he/she has an Employment Claim.

11.8	If BT makes a request of the Contractor to provide all or any of the Additional Services and/or any Future Services (and/or to adopt any Legacy Contracts) which may give rise to a circumstance in which the Employment Regulations may apply, then:

11.8.1	the Contractor shall within ten (10) days of such request, notify BT in writing, that such request will generate a circumstance to which the Employment Regulations may apply; and

11.8.2	BT shall use reasonable endeavours, and BT shall use reasonable endeavors to procure that the Authority shall then use its reasonable endeavours, to structure the arrangements such that the Employment Regulations shall not so apply; and

11.8.3	subject to the Contractor’s compliance with subclause 11.8.1 above, the indemnity contained in subclause 11.5, 11.6 and 11.7 shall apply as if the condition contained in subclause 11.7.1 were omitted.]

12.	STOCKS, CONSUMABLES, MATERIALS AND EQUIPMENT

Quality

12.1	The Contractor shall ensure that all goods, equipment, consumables and materials which are to be supplied and/or used in the provision of the Services shall be of satisfactory quality.

12.2	The Contractor shall ensure that the goods, equipment, consumables and materials used by it or any Contractor Party in connection with the provision of any of the Services are:

12.2.1	without prejudice to the provisions of Clause 17 (Maintenance), maintained in a safe, serviceable and clean condition in accordance with Good Industry Practice; and

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12.2.2	of the type (if any) specified in Schedule 1.2 (Service Level Specifications and Performance Monitoring), Schedule 3.1 (Contractor’s Technical Solution) and/or Schedule 1.1 (Authority’s Requirements) (as the case may be); and

12.2.3	in compliance with any relevant rules, regulations, codes of practice and applicable British and European Standards including ISO/IEC 17799: 2000 (Part 1) Code of Practice for Information Security Management, BS7799-2:2002 Specification for Information Security Management and BS7083:1996 Guide to the accommodation and operating environment for information technology equipment, and shall, as soon as practicable after receiving a request from BT’s Representative, supply to BT’s Representative written evidence to demonstrate its compliance with this subclause 12.2.

12.3	The Contractor shall procure that sufficient stocks of goods, consumables, equipment and materials are held in order to comply with its obligations under this Agreement.

Hazardous substances and materials

12.4	The Contractor shall not install, keep or use in or on the Premises and Sites any materials, equipment or apparatus the installation, keeping or use of which is likely to cause (or in fact causes):

12.4.1	material damage to the Premises and Sites;

12.4.2	dust, noise or vibration constituting a nuisance to the owners and/or occupiers of any property adjoining or near to the Premises and Sites; or

12.4.3	the generation, accumulation or migration of any hazardous substance in an unlawful manner whether within or outside the Premises and Sites,

and shall use all reasonable endeavours to ensure (by directions to staff and otherwise) that all materials, equipment or apparatus in or on the Premises and Sites are operated so as to minimise noise and vibration likely to cause annoyance or disturbance and the unlawful generation or migration of any hazardous substance.

12.5	The Contractor shall not bring in or on to (or keep or maintain in or on) the Premises or the Sites any hazardous materials or equipment without the prior written consent of BT and unless the Contractor has complied with all relevant Law.

12.6	Without prejudice to the generality of its obligations, the Contractor shall:

12.6.1	procure that all hazardous materials and equipment used or stored on the Premises and Sites by it or by any Contractor Party shall be kept in accordance with the Expected Standard, properly and securely labelled and stored, under appropriate supervision and used only by appropriately trained and competent staff; and

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12.6.2	use all practicable and reasonable means to:

12.6.2.1	prevent or counteract the unlawful emission of any hazardous substance to the satisfaction of BT’s Representative and the Authority’s Representative; and

12.6.2.2	avoid the unlawful discharge into any conducting media serving the Premises and Sites of any hazardous substance; and

12.6.2.3	prevent the unlawful generation, accumulation or migration of any hazardous substance at or from the Premises and Sites; and

12.6.2.4	prevent any environmental claims arising or any circumstances arising likely to result in any environmental claims,

insofar as such hazardous substance is, or should be, under the control of the Contractor pursuant to this Agreement.

13.	LEGACY CONTRACTS AND SYSTEMS

Legacy Contracts

13.1	Each of the Legacy Contracts shall, at BT or the Authority’s option at any time following the Effective Date either, be novated or assigned to the Contractor in accordance with subclause 13.2;

13.2	BT or the Authority shall notify the Contractor in writing of any Legacy Contracts that it wishes to assign or novate to the Contractor and subject to clause 13.5:

13.2.1	in relation to all Legacy Contracts the terms for the assignment or novation shall be agreed in accordance with the Change Control Procedure;

13.2.2	the Contractor may object to the novation or assignment of any Legacy Contract where an independent expert agreed by the parties notifies the Authority that (i) such novation or assignment would result in the transfer of employees to the Contractor or any Contractor Party under the Employment Regulations; or (ii) the terms of the relevant Legacy Contract (other than in relation to the charges) or the performance of the Legacy Contract are such that it would be commercially unreasonable for the Contractor to be obliged to accept the assignment or procure the novation of that contract or (iii) to comply with any of the terms of the relevant Legacy Contract would place the Contractor in breach of any Law, or allow any Regulator to take any action against the Contractor;

13.2.3	with effect from the date on which a Legacy Contract is novated or assigned, carry out, perform and discharge:

13.2.3.1	all the obligations and liabilities created by or arising under that Legacy Contract on or after the date of the novation or assignment;

13.2.3.2	any of the obligations and liabilities created by or arising under that Legacy Contract on or before the date of the novation in so far as they relate to the period from (and including) the date of the novation on or after the date of the novation or assignment;

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provided that the Contractor shall, notwithstanding the provisions of the relevant transferable Legacy Contracts, be under no obligation to provide goods/services (that are the subject of the relevant transferable Legacy Contracts) to an enhanced standard to that which they were being provided to the Authority or relevant Authority Service Recipient prior to the novation or assignment as the case may be;

13.2.4	on demand indemnify and keep the Authority, each Authority Service Recipient and each Authority Party indemnified at all times from and against all Direct Losses sustained by the Authority, that Authority Service Recipient or that Authority Party as the case may be, in respect of any failure on the part of the Contractor to carry out, perform and discharge those obligations and liabilities or to exercise its rights in accordance with subclause 13.2.1.

For the avoidance of doubt, the Authority shall remain liable for carrying out, performing and discharging any obligations and liabilities created by or arising under any Legacy Contract prior to the date of the novation or assignment in so far as they relate to the period prior to the date of the novation or assignment.

13.3	If BT or the Authority does require the novation or assignment of any Legacy Contract, BT shall, or BT shall procure that the Authority shall, at the Contractor’s request use all reasonable endeavours with the full co operation of the Contractor to procure the novation or assignment (as applicable) to the Contractor of that Legacy Contract and warrants that the Contractor shall sustain no Direct Losses in respect of any failure on the part of BT, the Authority, any Authority Service Recipient or any Authority Party to carry out, perform or discharge any obligations or liabilities under a Legacy Contract prior to the date on which it is novated or assigned.

13.4	Subject to subclause 13.5.1, in respect of any Legacy Contract that BT or the Authority notifies the Contractor (in accordance with subclause 13.2) that it wishes to novate or assign to the Contractor until a Legacy Contract is novated or assigned:

13.4.1	BT or the Authority shall (or shall ensure that the relevant Authority Service Recipient shall) with effect from the date of the notice given under subclause 13.2 hold it on trust for the Contractor absolutely and the Contractor shall (if such sub contracting is permissible and lawful under the Legacy Contract), as the sub-contractor of BT or the Authority or the relevant Authority Service Recipient, carry out, perform and discharge all the obligations and liabilities of the Authority or the relevant Authority Service Recipient created by or arising under the Legacy Contract to be carried out, performed or discharged after the Effective Date and shall on demand indemnify and keep the Authority, each Authority Service Recipient and each Authority Party indemnified at all times from and against all Direct Losses sustained by the Authority, that Authority Service Recipient or that Authority Party, as the case may be, in respect of any failure on the part of the Contractor to carry out, perform and discharge those obligations and liabilities; and

13.4.2	the Contractor shall (so far as it lawfully may) give all reasonable assistance to BT or the Authority or the relevant Authority Service Recipient, as the

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case may be (at the Authority’s request and expense), to enable the Authority or the relevant Authority Service Recipient to enforce its rights under the Legacy Contract provided that the provisions of this subclause shall cease to apply in the circumstances described in subclause 13.5.4.

13.5	If:

13.5.1	it is not permissible or lawful to deal with any Legacy Contract that the Authority notifies the Contractor in accordance with the subclause 13.2 that it wishes to novate or assign to the Contractor in accordance with subclause 13.4 (including in any period prior to the counterparty granting its consent or entering into a novation);

13.5.2	the counterparty to any Legacy Contract refuses its consent to the novation or assignment of any Legacy Contract that the Authority notifies the Contractor in accordance with the subclause 13.2 that it wishes to novate or assign to the Contractor within a period of [**] following the date of such notification; or

13.5.3	in accordance with subclause 13.2, any assignment or novation of any Legacy Contract is prohibited in order to prevent the transfer of any employees to the Contractor or any Contractor Party under the Employment Regulations; or

13.5.4	the independent expert agrees with one of the Contractor’s objections described in subclause 13.2.3;

that Legacy Contract shall be dealt with in accordance with the Change Control Procedure.

13.6	The Contractor shall notify the Authority of any obligation under any Legacy Contract that the Authority novates or assigns to it which it is unable to carry out, perform or discharge without the assistance of the Authority. The Authority shall provide all reasonable assistance to the Contractor to enable it to comply with that obligation.

PART C: CONTRACTOR AND AUTHORITY PROTECTIONS

14.	GENERAL OBLIGATIONS AND RESPONSIBILITIES OF THE PARTIES

General Obligations and Responsibilities of the Contractor

14.1	The Contractor shall have the right and the obligation to perform its duties under this Agreement without recourse to BT or the Authority except as otherwise expressly provided in this Agreement.

14.2	The Contractor shall not be relieved or excused of any responsibility, liability or obligation under this Agreement by the appointment of any Contractor Party. The Contractor shall, as between itself and BT, be responsible for the selection, pricing, performance, acts, defaults, omissions, breaches and negligence of all the Contractor Parties. All references in this Agreement to any act, default, omission, breach or negligence of the Contractor shall be construed accordingly to include any such act, default, omission, breach or negligence of a Contractor Party.

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14.3	BT may use the Contractor as its sole point of contact for the performance of the Contractor’s obligations under this Agreement, including the provision of the Services by any Contractor Party. BT may also with the consent of the Contractor (not to be unreasonably withheld or delayed) contact any Contractor Party directly in relation to the performance of any element of the Services being undertaken by that Contractor Party.

14.4	Without prejudice to subclause 14.1, the Contractor shall be solely responsible for the provision of the Services, including:

14.4.1	the Core Services; and

14.4.2	the Additional Services; and

14.4.3	the Future Services, and

14.4.4	the Transitional Assistance

in each case in accordance with subclause 14.5.

14.5	The Contractor shall at all times perform its obligations under this Agreement and provide the Services:

14.5.1	for the periods set out in Clause 3 (Commencement and Duration); and

14.5.2	to meet and satisfy the Authority’s Requirements; and

14.5.3	in such manner as ensures that the Service Level Specifications are met; and

14.5.4	in such manner as is consistent with the objectives set out in the Government’s choice agenda and any successor strategies for the delivery of Clinical Services to patients; and

14.5.5	in accordance with the Implementation Plan, including, if applicable, any Additional Services Implementation Plan or Future Services Implementation Plan; and

14.5.6	insofar as not in conflict with an express obligation or standard imposed on the Contractor under this Agreement (provided that if this subclause 14.5.6 requires a higher standard than that required pursuant to subclause 14.5.3 then this subclause 14.5.6 shall prevail), or where in relation to a matter there is no express obligation or standard imposed on the Contractor under this Agreement, to a level of service which is commensurate with the Expected Standard; and

14.5.7	in a manner consistent with the Quality Plans; and

14.5.8	in a manner that is not likely to be injurious to health or to cause damage to property; and

14.5.9	in a manner consistent with the Authority and each Authority Service Recipient discharging its statutory duties and/or other functions undertaken by it as the same may be notified to the Contractor from time to time; and

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14.5.10	in compliance with all Laws and Consents (including the giving of notices and the obtaining of any such Consents) and so as not to prejudice the renewal of any such Consents; and

14.5.11	except to the extent expressly stated to the contrary in the Authority’s Requirements or the Service Level Specifications, in compliance with all applicable NHS Requirements and any amendments to such NHS Requirements as are notified to the Contractor from time to time; and

14.5.12	so that the Contractor’s ICT Infrastructure, the Contractor’s Software, all Specially Written Software as delivered by the Contractor, all Third Party Software, all other components and equipment supplied and/or used in the course of the provision of the Services shall operate in accordance with their technical specifications; and

14.5.13	in accordance with Schedule 1.3 (Security Requirements) and Schedule 1.7 (Information Governance Requirements) and any security measures as are necessary or reasonable in accordance with the Expected Standard; and

14.5.14	in accordance with the Contractor’s Technical Solution; and

14.5.15	in accordance with the Authority Policies, the Standards and Data Set Change Notices; and

14.5.16	in such manner as ensures that the Services are integrated into the National Programme for IT in compliance with the National ICRS Interface Regulations.

General Obligations and Responsibilities of BT

14.6	BT undertakes to the Contractor that it shall:

14.6.1	perform its obligations set out in this Agreement;

14.6.2	subject to the provisions of this Agreement, comply with all Laws applicable to it which relate to the Services; and

14.6.3	not wilfully impede the Contractor or any Contractor Party in the performance of its obligations under this Agreement, having regard always to:

14.6.3.1	the interactive nature of the activities of BT, the Authority, the Authority Service Recipients and the Contractor;

14.6.3.2	the use by BT, the Authority and each Authority Service Recipient, of the Premises to provide the Clinical Services;

14.6.3.3	any other operations or activities carried out by BT, the Authority or any Authority Service Recipient for the purposes contemplated by this Agreement; and

14.6.3.4	any other statutory function of BT, the Authority or any Authority Service Recipient,

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provided that, to avoid doubt, nothing in this subclause 14.6 shall in any way fetter the discretion of BT, the Authority or any Authority Service Recipient in fulfilling its statutory functions.

Co-operation

14.7	Each party agrees to co-operate, at its own expense, with the other in the fulfilment of the purposes and intent of this Agreement. To avoid doubt, neither party shall be under any obligation to perform any of the other party’s obligations under this Agreement.

15.	WARRANTIES AND REPRESENTATIONS

15.1	The Contractor warrants, represents and undertakes that:

15.1.1	it has full capacity and authority and all necessary licences including those referred to in Clause 34 (Intellectual Property), permits and Consents to enter into, perform and fulfil its obligations under this Agreement and, in so far as it is aware or ought reasonably to have been aware, there are no circumstances which exist which could lead to any of such licences, permits or Consents being revoked or not being renewed in whole or in part; and

15.1.2	this Agreement is executed by a duly authorised representative of the Contractor; and

15.1.3	the Contractor’s Representative, the Contractor’s Project Manager and each person to whom the Contractor’s Representative has delegated his powers and functions in accordance with subclause 25.7 have the full capacity and authority to carry out their functions and exercise the powers and authorities delegated to them in accordance with the provisions of this Agreement; and

15.1.4	in the event of the exercise of any of the options or offers to obtain all the rights, title and interest of the Contractor or any Contractor Party in and to any of the Transferring Assets pursuant to Schedule 11 (Exit and Services Transfer Arrangements), BT (and/or its nominee) and/or the Authority (and/or its nominee) and/or any Replacement Supplier (as required by BT ) shall acquire title to any Transferring Assets sold to BT (and/or its nominee) and/or the Authority (and/or its nominee) or the Replacement Supplier (as applicable) with full title guarantee and free from all encumbrances and BT (and/or its nominee) and/or the Authority (and/or its nominee) or the Replacement Supplier (as applicable) shall have the right to quiet possession of such Transferring Assets and such Transferring Assets shall at that stage be in a condition consistent with the Contractor having complied with its obligations under this Agreement; and

15.1.5	it will ensure that all Material Sub-Contracts and will use its Best Endeavours to ensure that all other Sub-Contracts, equipment rental and lease agreements, licences of Intellectual Property Rights, and all other contracts which are necessary to enable BT or the Authority, any Authority Service Recipient, any Authority Party or any Replacement Supplier to operate and maintain the Project and to perform the Services in accordance with this Agreement or the Replacement Services (other than those specified in Annex 1 of Schedule 11 (Exit and Services Transfer Arrangements)), are assignable or capable of novation to BT (and/or its nominee) and/or the Authority (and/or its nominee) and/or any Replacement Supplier (as required

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by BT or the Authority) without restriction (including any need to obtain any consent or approval) or payment by BT (and/or its nominee) or the Authority (and/or its nominee) and/or any Replacement Supplier save as may otherwise be provided for by Schedule 11 (Exit and Services Transfer Arrangements); and

15.1.6	it fully complies and will continue to fully comply with Data Protection Legislation; and

15.1.7	all Contractor Personnel are, and will be, managed in accordance and compliance with all Laws relating to employment and with the Expected Standard; and

15.1.8	the Services and the Contractor’s Software and Third Party Software are and shall be Date Compliant and euro Compliant; and

15.1.9	it shall comply with its obligations as to data conversion (if any) as set out in Schedule 1.1 (Authority’s Requirements); and

15.1.10	it has not committed and will not commit any offence under any Laws relating to money laundering including those set out in Part 7 of the Proceeds of Crime Act 2002; and

15.1.11	the Financial Model is a true and accurate reflection of the Contractor’s costs and forecast profits associated with the Project and the Contractor does not have any other financial model in relation to the Project.

For the avoidance of doubt, for the purposes of this subclause 15.1 references to nominees of the Authority may include Authority Service Recipients or Authority Parties.

15.2	The Contractor warrants and undertakes that it shall, at all times comply fully with all Taxation laws, regulations and requirement which apply in the United Kingdom in respect of paying and reporting of Tax on the income profits or gains derived directly or indirectly from the provision of the Services under this Agreement. The Contractor further warrants and undertakes that it shall [**] Agreement [**] under this Agreement, [**] payment of Tax in the United Kingdom. Save as required by the Authority, the Contractor agrees that in respect of the performance of the obligations under this Agreement to provide the Services it shall not engage in any international scheme or arrangement the sole purpose of which is to avoid the payment of corporation tax.

15.3	In the event that there is a final determination under the United Kingdom Taxation laws, after exhaustion of all of the Contractor’s available administrative and legal remedies in the United Kingdom or elsewhere, that the Contractor is in breach of subclause 15.1, the Contractor shall on demand, pay either to the Authority (on behalf of the Tax Authority) or direct to the Tax Authority an amount equal to the loss of Taxation suffered by the Tax Authority as a result of such breach, together with all relevant interest, penalties and charges thereon to the extent not otherwise made good to the relevant Tax Authority.

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16.	QUALITY ASSURANCE

Quality Plans and Systems

16.1	The Contractor shall procure that all aspects of the Services are the subject of quality management systems.

16.2	The quality management systems referred to in subclause 16.1 shall be reflected in the Quality Plans to be prepared by the Contractor, the standard of which shall, at all times, be consistent with BS EN ISO 9001 2000 or any equivalent standard which is generally recognised as having replaced it.

16.3	Without limitation to the generality of subclause 16.2, there shall be Quality Plans for the Services.

16.4	The Contractor shall procure that the Services are carried out in compliance with the Quality Plans. All Quality Plans shall be submitted to the BT’s Representative for approval such approval not to be unreasonably withheld or delayed and the Contractor shall not be entitled to implement or procure the implementation of any Quality Plan until the Contractor has received BT’s written consent to do so (such consent not to be unreasonably withheld or delayed).

16.5	Where any aspect of the Services is performed by more than one contractor or sub-contractor, then the provisions of this Clause (insofar as relevant or appropriate to the activities to be performed by such contractor or sub-contractor) shall apply in respect of each of such contractors or sub-contractors, and references in this Clause to the Contractor or the Sub-Contractor shall be construed accordingly. To avoid doubt, this Clause shall not be construed as requiring Sub-Contractors to have their own quality plans but only to comply with the relevant aspects of the Quality Plan (as the case may be).

16.6	The Contractor shall from time to time, through the Change Control Procedure, submit any changes to any of the Quality Plans required for such Quality Plan to continue to comply with the requirements set out in subclause 16.2.

Quality manuals and procedures

16.7	If any Quality Plan refers to, relies on or incorporates any quality manual or procedure, then such quality manual or procedure or the relevant parts of it shall be submitted through the Change Control Procedure at the time that the relevant Quality Plan or part of (or change to) a Quality Plan is submitted and the contents of such quality manual or procedure shall be taken into account in the consideration of the relevant Quality Plan or part of (or change to) a Quality Plan.

Quality Manager

16.8	The Contractor shall appoint (or shall procure the appointment of) as soon as reasonably practicable following the Effective Date a Quality Manager, who shall not be directly involved in the day-to-day performance of the Services. The identity of the initial Quality Manager (and any replacement) shall be subject to the written approval of BT’s Representative (such approval not to be unreasonably withheld or delayed). Without limitation, the terms and conditions of employment of the Quality Manager shall require him to:

16.8.1	ensure the effective operation of the quality management systems described in this Clause; and

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16.8.2	audit the quality management systems at regular intervals and report the findings of such audit to BT’s Representative; and

16.8.3	review all quality management systems at intervals agreed with BT’s Representative to ensure their continued suitability and effectiveness; and

16.8.4	liaise with BT’s Representative on all matters relating to quality management; and

16.8.5	report to the Contractor.

Quality monitoring

16.9	BT’s Representative or at BT’s request, the Authority’s Representative (or both of them) may carry out audits of the Contractor’s quality management systems (including all relevant Quality Plans and any quality manuals and procedures) at approximate intervals of three (3) months (how much time does BT have?). BT’s Representative or at BT’s request, the Authority’s Representative (or both of them) may carry out other periodic monitoring, spot checks and auditing of the Contractor’s quality management systems, reports and manuals and the other quality systems referred to in this Clause and the auditing party shall use reasonable endeavours to minimise any disruption to the provision of the Services by the Contractor. The Contractor shall procure that BT’s Representative and the Authority’s Representative shall have a like right in respect of any Material Sub-Contractors. The Contractor shall co-operate and shall procure that each Material Sub-Contractor co-operates with BT’s Representative or the representative of the Authority (as the case may be) including providing him with all information and documentation which he reasonably requires in connection with his rights under this Clause 16.

17.	MAINTENANCE

Maintenance

17.1	The Contractor shall ensure on a continuing basis that at all times, its maintenance and operating procedures are sufficient to ensure that:

17.1.1	the Services are provided in accordance with the Service Level Specifications; and

17.1.2	it can maintain the design intention of the Assets, the BT Assets and the Authority Assets to achieve their full working life in relation to the provision of the Services; and

17.1.3	it shall maintain or procure full records of all maintenance and support procedures carried out during the Service Period and the Contractor shall have such records available for inspection by BT upon reasonable notice, and shall present a report of them to BT or at BT’s request, the Authority’s Representative (or both of them) upon reasonable notice, provided that BT shall not be permitted to carry out any such inspection and the Contractor shall not be required to present any such report in each case more than once in any Contract Year; and

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17.1.4	any ICT used in the provision of the Services is defect and error free in all material respects; and

17.1.5	as is required by the Authority, all Documentation as delivered to BT, the Authority, and/or any Authority Service Recipient either directly or via BT is kept up to date throughout the Term and is amended to reflect any changes made to the Services (including, without limitation, any changes to the Supplied Software) or to the practices and procedures used by the Contractor in the provision of the Services, and the Contractor shall implement those maintenance and operating procedures throughout the Service Period.

Surveys

17.2

17.2.1	BT or the Authority may, upon reasonable notice and not more than once in any Contract Year (unless BT or the Authority has reasonable grounds to believe that the Contractor is in material breach of subclause 17.1 in which case additional surveys may be conducted), carry out (or procure) a survey of the Assets, the BT Assets and the Authority Assets to assess whether the Assets, the BT Assets and the Authority Assets have been and are being maintained by the Contractor (if any) in accordance with its obligations under, and that the Contractor is otherwise complying with, subclause 17.1 (Maintenance).

17.2.2	When carrying out any survey pursuant to this subclause 17.2, BT shall use reasonable endeavours to minimise any disruption caused to the provision of the Services by the Contractor. When the carrying out of any survey causes a material disruption to the provision of the Services then notwithstanding any other provision of this Agreement the Contractor shall not be liable for any failure to perform any of its obligations under this Agreement or for any Service Deductions to the extend that such failure or liability for the relevant Service Deductions has been caused by such disruption. The cost of the survey incurred by BT or the Authority shall, except where subclause 17.2.3 below applies, be borne by BT or the Authority. The Contractor shall give BT or the Authority (as the case may be) free of charge any reasonable assistance required by BT or the Authority (as the case may be) during the carrying out of any survey and shall in all cases bear its own costs in relation to any survey.

17.2.3	If the survey shows that the Contractor has not complied or is not complying with its obligations under subclause 17.1 (Maintenance), BT shall:

17.2.3.1	notify the Contractor in writing of the standard that the condition of the Assets, the BT Assets and/or the Authority Assets should be in and any other requirement that the Contractor should perform to comply with its obligations under subclause 17.1 (Maintenance); and

17.2.3.2	specify in writing a reasonable period within which the Contractor must carry out such rectification and/or maintenance work that is necessary in order that the Assets, the BT Assets

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and/or the Authority Assets may be brought up to the standard of condition referred to in subclause 17.2.3.1 or that the Contractor is in compliance with its other obligations under subclause 17.1; and

17.2.3.3	be entitled to be reimbursed by the Contractor for the cost of the survey within thirty (30) days of being notified under subclause 17.2.3.1.

The Contractor shall carry out such rectification and/or maintenance work within the period specified and any costs it incurs in carrying out such rectification and/or maintenance work shall be at its own expense.

Helpdesk Service

17.3	In addition to its maintenance obligations under subclause 17.1, the Contractor, if required to do so by BT, shall provide the Helpdesk Service as defined in Part 600 of Schedule 3.1 (Contractor’s Technical Solution) in accordance with the provisions of Part 600 of Schedule 1.1 (Authority’s Requirements).

18.	DISASTER RECOVERY AND BUSINESS CONTINUITY PLAN

18.1	The parties shall comply with the provisions of Schedule 1.6 (Disaster Recovery and Business Continuity Plan) and the provisions of the Disaster Recovery and Business Continuity Plan.

18.2	The parties shall liaise with each other in accordance with the Liaison Procedure in relation to the Disaster Recovery and Business Continuity Plan. Any Changes to the Disaster Recovery and Business Continuity Plan shall, however, be subject to the Change Control Procedure and the Contractor shall promptly following any Change to the Disaster Recovery and Business Continuity Plan, provide BT with an updated copy of it.

18.3	The Contractor shall ensure that it is able to implement the Disaster Recovery and Business Continuity Plan at any time and shall implement the Disaster Recovery and Business Continuity Plan in accordance with its terms and in accordance with Schedule 1.6 (Disaster Recovery and Business Continuity Plan).

18.4	The Contractor shall test the Disaster Recovery and Business Continuity Plan in accordance with, and at the intervals specified in, Schedule 1.6 (Disaster Recovery and Business Continuity Plan). In addition, where BT considers it necessary for there to be additional tests of the Disaster Recovery and Business Continuity Plan, including in circumstances where there has been any change to the Services or any underlying business processes or on the occurrence of any event which may increase the likelihood of the need to implement the Disaster Recovery and Business Continuity Plan, BT shall be entitled to require additional tests of the Disaster Recovery and Business Continuity Plan by notifying the Contractor to such effect in writing and the Contractor shall conduct such tests in accordance with BT’s requirements and the relevant provisions of Schedule 1.6 (Disaster Recovery and Business Continuity Plan). If BT requires additional tests of the Disaster Recovery and Business Continuity Plan pursuant to this subclause 18.4, the scope of such tests shall be determined pursuant to Schedule 1.6 (Disaster Recovery and Business Continuity Plan) and the costs of the additional tests shall be borne (as between BT and the Contractor) by BT unless the Disaster Recovery and Business Continuity Plan fails any such additional test in which case the costs of that failed additional test shall be borne by the Contractor.

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18.5	Following each test, the Contractor shall send BT a written report summarising the results of the test and shall promptly implement any precautionary actions or remedial measures which BT considers, in its reasonable opinion, to be necessary as a result of the conduct of the test in accordance with Schedule 1.6 (Disaster Recovery and Business Continuity Plan).

18.6	The Contractor shall undertake regular risk assessments in relation to the provision of the Services not less than once every six (6) months and shall provide the results of, and any recommendations in relation to, those risk assessments to BT promptly in writing following each review. The Contractor shall immediately effect any change in its practices or procedures highlighted as being necessary by any risk assessment, except to the extent that the change is a Change, in which case the Contractor shall propose the Change in accordance with Clause 29 (Change Control Procedure).

19.	CONTINUOUS IMPROVEMENT AND TECHNOLOGY REFRESH

19.1	The Contractor shall plan a programme of continuous improvement to the Services and Service Level Specifications (Continuous Improvement Programme). This Continuous Improvement Programme shall include, at a minimum, proposals:

19.1.1	that ensure that all Hardware and Software to the extent supplied by IDX necessary for the provision of the Services are refreshed (by replacement, addition, modification or otherwise) on an ongoing basis throughout the Service Period to the extent necessary so as to enable the Contractor to provide the Services in accordance with the Service Level Specifications; and

19.1.2	that ensure that any Software necessary for the provision of the Services is a currently supported version of that Software; and

19.1.3	that comply with the refresh provisions, as described in subclauses 19.2 to 19.11 and in Schedule 3.1 (Contractor’s Technical Solution); and

19.1.4	to apply to the Services proven tools and methodologies that may be of financial or operational benefit to BT and the Authority; and

19.1.5	to prepare and implement procedures to ensure that the Services are, at all times, provided in accordance with the Expected Standard; and

19.1.6	that specify any new technology management and operational improvements and trends which may support the National Programme for IT and/or the NHS National IM&T Strategy; and

19.1.7	for appropriate technology refresh dates.

19.2	The Contractor shall ensure that the Continuous Improvement Programme is at least comparable with the level of technological change and innovation generally being used by similar corporations providing ICT and associated services, including to the healthcare sector (including other Integrated Service Providers).

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19.3	The Contractor shall use all reasonable endeavours to ensure that the Continuous Improvement Programme is conducted in a manner which complements the timing and content of any internal Authority, Authority Service Recipient or NHS programme of continuous improvement and/or technology refresh notified by BT to the Contractor from time to time (including under the National Programme for IT and the NHS National IM&T Strategy) or of which the Contractor should reasonably be aware.

19.4	The Contractor shall submit to BT for approval full details of its proposed Continuous Improvement Programme within [**] of the Effective Date. BT shall notify the Contractor of its approval or rejection of the proposed Continuous Improvement Programme within [**] of its receipt of the same. BT shall only be entitled to reject the proposed Continuous Improvement Programme if it, in its reasonable opinion, or the Authority considers that the proposed Continuous Improvement Programme does not comply with any or all of the provisions of subclauses 19.1, 19.2 and 19.3 in which case BT in its notice of rejection will indicate the changes which it requires to the Continuous Improvement Programme so as to ensure such compliance. Within [**] of its receipt of BT’s notice, the Contractor shall forward to BT a revised Continuous Improvement Programme reflecting the changes required by BT or the Authority (as the case may be). BT shall only be entitled to reject the proposed revised Continuous Improvement Programme if it, in its reasonable opinion, or the Authority considers that the proposed revised Continuous Improvement Programme does not comply with any or all of the provisions of subclauses 19.1, 19.2 and 19.3. Any dispute in relation to compliance of the revised Continuous Improvement Programme with subclauses 19.1, 19.2 and 19.3 will be resolved in accordance with the Fast Track Dispute Resolution Procedure. Once approved by BT the agreed programme shall constitute the Contractor’s Continuous Improvement Programme for the purposes of this Agreement and the Contractor shall comply with such Continuous Improvement Programme throughout the Term.

19.5	The Contractor shall provide to BT in writing on a quarterly basis for the first [**] from the First Service Commencement Date and on a [**] basis thereafter:

19.5.1	an update of the Continuous Improvement Programme for approval by BT in accordance with the procedure in subclause 19.4; and

19.5.2	details of any improvement developed in accordance with the Continuous Improvement Programme; and

19.5.3	details of any Upgrades, providing details of the functionality and features of the Upgrades; and

19.5.4	information on any ancillary changes to the Hardware, the Software or the Services that are required and the anticipated impact (if any) upon the Services, the Service Level Specifications, the achievement of any benefit under Gain Sharing, any BT Assets or Authority Assets which may result from the incorporation of any improvement, Upgrade or their use in the provision of the Services. BT agrees to use reasonable efforts to make such Hardware and Software reasonably available to the Contractor for such purposes.

19.6	The Contractor shall ensure that such information or details provided by the Contractor to BT pursuant to subclause 19.5 shall be sufficient for BT and the Authority to decide whether any improvement or Upgrade should be implemented and used in the provision of the Services, having regard amongst other things to the National Programme for IT,

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the NHS National IM&T Strategy and obligations of both parties regarding the Services. Such information may include a recommendation from the Contractor to BT as to the incorporation of the improvement or Upgrade into the Services and the reasons for such recommendation, having regard, inter alia, to the achievement of any benefit under Gain Sharing.

19.7	BT may reasonably request the Contractor to provide, and the Contractor shall provide, further information on any improvement or Upgrade in order to make the decision referred to in subclause 19.6.

19.8	BT, as may be required by the Authority, shall advise the Contractor whether any improvement or Upgrade should be incorporated into the Services as appropriate no later than [**] from the receipt of all information and details on the improvement or Upgrade from the Contractor pursuant to subclause 19.6 and any information and details requested pursuant to subclause 19.7. BT shall not unreasonably withhold or delay its consent to the implementation of any recommendation referred to in subclause 19.6. For the purposes of this subclause 19.8, and without limitation to the cases in which BT may reasonably withhold or delay consent, it shall not be considered unreasonable for BT to withhold or delay its consent to the implementation of any recommendation referred to in subclause 19.6 if the implementation of that recommendation would:

19.8.1	result in BT, the Authority, any Authority Service Recipient or any Authority Party incurring additional costs; or

19.8.2	have an adverse effect on the integration of the Services with any ICT or services provided by any Integrated Service Provider; or

19.8.3	have an adverse impact on the Services.

19.9	The date for incorporation of any improvement or Upgrade shall be agreed in writing between the parties. Such agreement shall be reached within a reasonable time after notification of BT’s decision pursuant to subclause 19.8 where BT has approved the inclusion of the improvement or Upgrade. The date for incorporation of the improvement or Upgrade shall be agreed taking into account all relevant circumstances and with a view to mitigating the costs and other adverse consequences to the Contractor of installing the improvement or Upgrade and maximising the benefits that will be derived by BT or the Authority from the use by the Contractor of the improvement or Upgrade, as the case may be, in the provision of the Services. At the time of agreeing the date for incorporation of an improvement or Upgrade, the Contractor and BT shall also agree a planned installation programme for the improvement or Upgrade which programme shall include an agreement in writing between the parties as to the permitted downtime and service disruption as a result of compliance with the installation programme.

19.10	The costs of any improvement or Upgrade and incorporation of that improvement or Upgrade within the Services, including any associated upgrade in Hardware, and the costs of implementation hereunder shall have no effect on and are included in the Charges. On incorporation of the improvement or Upgrade into the Services, the Contractor’s Technical Solution shall be deemed to have been varied accordingly.

19.11	If BT withholds its consent to the implementation of any Upgrade in accordance with the provisions of this Agreement, the Contractor will continue to support the version of the relevant Contractor’s Software then being used in the provision of the Services or, if the Upgrade to which BT withholds consent relates to any Third Party Software, use all reasonable endeavours to procure the support of the version of that Third Party Software then being used in the provision of the Services.

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19.12	If, as a result of any of its obligations under this Clause 19 (including under any Continuous Improvement Programme approved by the Authority in accordance with this Clause 19), the Contractor deploys any new or replacement Asset in the provision of the Services, the parties shall, at the time of that deployment, in good faith agree on appropriate methodology for how the value of that Asset will be written down over the remainder of the Service Period. If any such new or replacement Asset is a Transferable Asset, the Authority shall be entitled to acquire that Asset in accordance with the provisions of subclause 43.6 and Schedule 11 (Exit and Services Transfer Arrangement).

20.	RIGHTS OF BT AND THE AUTHORITY TO STEP-IN

20.1	The provisions of subclauses 20.2 to 20.11 (inclusive) shall apply if:

20.1.1	BT or the Authority, acting reasonably, considers that any event of Force Majeure or any Contractor Event of Default or other breach by the Contractor of any of its obligations under this Agreement has occurred, in each case which:

20.1.1.1	has created, [**], an immediate and serious threat to the health or safety of any user of the Premises or any other person; or

20.1.1.2	has created, [**] any delay in achieving a Key Milestone or a material interruption in the provision of one or more of the Services; or

20.1.1.3	is, [**], prejudicial to the ability of any Authority Service Recipient to provide Clinical Services to a material degree; or

20.1.2	BT or the Authority, acting reasonably and following reasonable consultation with the Contractor (such consultation to include the opportunity for the Contractor to provide evidence as to why the exercise by BT or the Authority of its rights (as the case may be) under subclause 20.2 is not necessary), considers that any event of Force Majeure or any Contractor Event of Default or other breach by the Contractor of any of its obligations under this Agreement is reasonably likely to occur, in each case, which if it did occur may:

20.1.2.1	create an immediate and serious threat to the health or safety of any user of the Premises or any other persons; or

20.1.2.2	create, or result in, any delay in achieving a Key Milestone or a material interruption in the provision of one or more of the Services; or

20.1.2.3	be prejudicial to the ability of any Authority Service Recipient to provide Clinical Services to a material degree; or

20.1.3	must complete the Contractor has accrued more than [**] Service Deductions and/or Delay Deductions (in terms of instances of Service Deductions and Delay Deductions paid to BT) in any period of [**]; or

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20.1.4	must complete the Contractor has accrued aggregate Service Deductions and/or Delay Deductions in terms of aggregate monetary value in any period of [**] in excess of [**] Pounds Sterling (£[**]); or

20.1.5	there is a need to discharge a statutory duty such that the exercise of BT’s or the Authority’s rights under subclause 20.2 is in BT’s or the Authority’s reasonable opinion appropriate; or

20.1.6	the Contractor is not in breach of its obligations under this Agreement but BT or the Authority (as the case may be)considers in its reasonable opinion that the circumstances constitute an emergency; or

20.1.7	a Regulator advises BT or the Authority in writing or otherwise confirms to the Contractor that the termination of this Agreement or any part of it or the exercise of BT’s or the Authority’s step in rights under subclause 20.2 is necessary; or

20.1.8	any of the events described in subclause 39.1.1 occurs.

20.2	In any of the circumstances set out in subclause 20.1, and provided either BT or the Authority has, where reasonably practicable first consulted with the Contractor and the Contractor has been unable to demonstrate to BT’s or the Authority’s (as the case may be) reasonable satisfaction that it is still able to provide the Services in compliance with the terms of this Agreement, then BT or the Authority (as the case may be) may (without prejudice to the other rights or remedies of BT, the Authority or any Authority Service Recipient) either:

20.2.1	if it considers that there is sufficient time and that it is likely that the Contractor will be willing and able to provide assistance, require the Contractor by written notice to take such steps (or procure that any Contractor Party takes such steps) as BT or the Authority (as the case may be) considers necessary or expedient to mitigate or rectify such state of affairs and the Contractor shall use its Best Endeavours to comply with such requirements (or ensure that the relevant Contractor Party complies with such requirements) as soon as reasonably practicable; or

20.2.2	if it considers there is not sufficient time, or in its reasonable opinion that the Contractor is not likely to be willing or able to take the necessary steps, take such steps as it considers to be appropriate (either itself or by engaging others to take any such steps) to ensure performance of the Services or any element of the Services to the standards required by this Agreement (or as close as possible to those standards as the circumstances permit and, in any event, using reasonable endeavours to perform the relevant Services in accordance with the Expected Standard), including through the appointment of any person to either assume the performance of the relevant Services (including any Services provided by any Sub-Contractor) or work with the Contractor in performing all or any part of the Services (including any Services provided by any Sub-Contractor). In any case in which BT or the Authority appoints any person to work with the Contractor in providing all or any part of the Services pursuant to this Clause or in which BT or the Authority decides to take the necessary steps itself, the Contractor shall co-operate fully and in good faith with that person or BT or the Authority and shall ensure that it adopts any reasonable methodology in providing the Services recommended by that person, BT or the Authority (as the case may be).

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20.3	If:

20.3.1	the Contractor does not confirm, within [**] of a notice served pursuant to subclause 20.2.1 (or such shorter period as is appropriate in the case of an emergency), that it (or any relevant Contractor Party) is willing and able to take such steps as are referred to in subclause 20.2.1; or

20.3.2	the Contractor (or any relevant Contractor Party) fails to take the steps notified to it by BT or the Authority pursuant to subclause 20.2.1 within such time as BT or the Authority, acting reasonably, shall think fit, then (without prejudice to subclause 20.2.2) BT or the Authority, acting reasonably, may itself take or engage others to take such steps as it considers appropriate.

20.4	Where BT or the Authority considers it to be necessary or expedient to do so, the steps which BT or the Authority may take pursuant to this Clause shall include the partial or total suspension of the right and obligation of the Contractor to provide all or any part of the Services (including any Services provided under any Sub-Contract) but only for so long as the circumstances referred to in subclauses 20.1 (excluding subclauses 20.1.3 and 20.1.4) subsist or, in the circumstances set out in subclauses 20.1.3 or 20.1.4 until such time as the Contractor shall have demonstrated to the reasonable satisfaction of BT or the Authority that it will perform (and is capable of performing) its obligations in respect of the relevant Services to the required standard.

20.5	While the Contractor’s right and obligation to provide any or all elements of the Services are suspended under subclause 20.4 as a result of the circumstances referred to in subclause 20.1 (other than subclauses 20.1.2 and 20.1.6), BT shall not be obliged to pay the Charges in respect of the suspended elements of the Services.

20.6	If BT or the Authority either takes steps itself (or engages others to take such steps) or requires the Contractor or, where the Contractor has procured the right for BT or the Authority (as the case may be) to do so under subclause 48.8.3, any Contractor Party to take steps in accordance with this Clause as a result of an event of Force Majeure having occurred or being reasonably likely to occur either pursuant to clauses 20.1.1 or 20.1.2 (as the case may be) or any of the circumstances referred to in subclause 20.1.5, 20.1.6 or 20.1.7:

20.6.1	any costs incurred by BT or the Authority in taking such steps (or by engaging others to take such steps) or requiring the Contractor or Contractor Party to take such steps shall be borne by BT or the Authority (as the case may be); and

20.6.2	BT shall continue to pay the Charges as if such steps had not been taken.

20.7

During any period in which BT or the Authority (as the case may be) is taking steps itself (or is engaging others to take such steps) in accordance with this clause as a result of any circumstances referred to in subclause 20.1, the Contractor shall be entitled to reasonably observe the conduct of BT or the Authority (as the case may be) (or any other person engaged by BT or the Authority) in taking such steps and may offer advice to BT or the Authority or suggest specific steps that should be taken regarding such conduct. Notwithstanding the previous sentence of this subclause 20.7, the Contractor

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shall have no rights of direction over the conduct of BT or the Authority in taking any steps in accordance with this clause (or over any other person engaged by BT or the Authority to take such steps) and the Contractor shall at all times ensure that its actions do not impede or frustrate BT or the Authority (or any other person engaged by BT or the Authority to take such steps) in its taking of any such steps.

20.8	Subject to subclauses 20.6:

20.8.1	any costs or expenses incurred by the Contractor in taking such steps as are required by BT or the Authority pursuant to this Clause shall be borne by the Contractor;

20.8.2	the Contractor shall on demand reimburse BT or the Authority (as the case may be) for all Direct Losses incurred by BT, the Authority, each Authority Service Recipient and each Authority Party in relation to taking the steps, or engaging others to take the steps, under this Clause or incurred by BT or the Authority in requiring the Contractor to take such steps; and

20.8.3	BT or the Authority (as the case may be) shall be entitled to deduct any such amount payable to it under subclause 20.8.2 from any amount payable by it to the Contractor under the provisions of this Agreement.

20.9	Before ceasing to exercise its step in rights under subclause 20.2.2 BT or the Authority (as the case may be) shall deliver written notice to the Contractor, specifying in reasonable detail (to the extent that it is reasonably practicable in the circumstances):

20.9.1	the action it has taken in exercising the step in right; and

20.9.2	the date on which, subject to BT or the Authority (as the case may be) being satisfied with the plan the Contractor is required to develop under subclause 20.10 and the Contractor’s ability to, and progress in, implementing it, it plans to conclude that action (the Step-Out Date),

(a Step-Out Notice).

20.10	The Contractor shall, following receipt of a Step-Out Notice and not less than [**] in advance of the Step-Out Date, develop a plan to restore the affected Services to the standards required by this Agreement by the Step-Out Date which it shall agree with BT or the Authority (as the case may be) in writing. Following agreement of that plan, the Contractor shall implement it and shall devote sufficient resources to ensure that delivery of the affected Services is restored to the Service Level Specifications from the Step-Out Date or as otherwise agreed by the parties in writing.

20.11	The exercise by BT or the Authority of its rights under this Clause 20 shall be without prejudice to the other rights or remedies of BT, the Authority, any Authority Service Recipient or any Authority Party.

20.12

If at any time the Contractor believes that any course of action which is proposed to be taken by BT or the Authority (as the case may be) in the course of the exercise of its rights under subclauses 20.1.5, 20.1.6 or 20.1.7 or as a result of an event of Force Majeure having occurred or being reasonably likely to occur either pursuant to subclauses 20.1.1 or 20.1.2 (as the case may be) is likely to cause any damage or loss to the Contractor or materially impair the Contractor’s ability to provide the Services it shall specifically notify BT or the Authority (as the case may be) accordingly. If

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notwithstanding such notification such course of action is taken by BT or the Authority then BT or the Authority (as the case may be) shall be liable to the Contractor for any additional Direct Losses which the Contractor or any Contractor Party incurs as a result of such action.

21.	MONITORING OF PERFORMANCE

21.1	In carrying out the Services, the Contractor shall, and shall procure that all the Contractor Parties and any other persons for whom it is responsible shall, comply with the provisions of Schedule 1.2 (Service Level Specifications and Performance Monitoring).

Monitoring

21.2	The Contractor shall be responsible for monitoring its performance of this Agreement during the Service Period, in the manner and at the frequencies set out in Part C of Schedule 1.2 (Service Level Specifications and Performance Monitoring).

21.3	The Contractor shall provide BT’s Representative with:

21.3.1	relevant written particulars of any aspects of its performance which fail to meet the requirements of this Agreement (unless otherwise notified by BT) promptly following the relevant non-performance; and

21.3.2	a quarterly written summary of the results of the audits conducted by the Contractor in accordance with the provisions of Schedule 1.2 (Service Level Specifications and Performance Monitoring); and

21.3.3	the management information set out in Schedule 1.2 (Service Level Specifications and Performance Monitoring) in accordance with the provisions of that Schedule.

21.4	If the Contractor fails to provide BT’s Representative with the quarterly summary required pursuant to subclause 21.3.2 within [**] from the end of the Quarter to which that summary relates, the parties shall promptly refer that failure to the Programme Director of the Contractor and the Project Director of BT for resolution in accordance with paragraph 4(Mediation) of the Dispute Resolution Procedure (and the steps in paragraph 3(Management referral) of the Dispute Resolution Procedure shall not apply).

21.5	BT may at all reasonable times, having given the Contractor reasonable prior written notice, observe, inspect and satisfy itself as to the adequacy of the monitoring procedures (including carrying out sample checks) provided that BT shall use reasonable endeavours to minimise any disruption to the provision of the Services by the Contractor.

21.6	Without prejudice to the other rights or remedies of BT, the Authority, any Authority Service Recipient or any Authority Party or to the Contractor’s other reporting obligations set out in this Agreement, the Contractor shall notify BT in writing, as soon as reasonably practicable after it comes to the Contractor’s or any Contractor Party’s attention, of any event or circumstance which may adversely affect the performance of the Contractor’s obligations under this Agreement, in whole or in part, or which is reasonably likely to result in any material delay in the implementation or delivery of any of the Services, including any actual or potential:

21.6.1	change in the role or status of any Key Personnel; or

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21.6.2	delay, failure or interruption of performance of the Services; or

21.6.3	delay, failure or interruption of performance under, or termination of any Sub-Contract or Transferring Legacy Contract (other than any Transferring Legacy Contract which cannot be novated or assigned to the Contractor in accordance with subclause 13.5.1); or

21.6.4	threat of, or planned, industrial action, including any strikes or lock-outs; or

21.6.5	failure of any ICT used in the provision of the Services; or

21.6.6	loss or corruption of any Authority’s Data; or

21.6.7	breach of confidentiality or failure to comply with any of the Security Policy Requirements or site-specific requirements referred to in subclause 10.1; or

21.6.8	Excusing Cause, Delay Event or event of Force Majeure; or

21.6.9	failure by BT to comply with its obligations under this Agreement; and

21.6.10	failure by BT or the Authority to provide adequate resource or information as is reasonably necessary to enable the Contractor to perform its obligations under this Agreement.

21.7	Upon notifying BT of any relevant event or circumstance in accordance with subclause 21.6, the Contractor shall, without prejudice to the Contractor’s other reporting obligations set out in this Agreement, provide BT with a written proposal regarding the steps it considers the parties should take to avert, remedy or mitigate the effect of that event or circumstance. Without prejudice to the other rights or remedies of BT, the Authority, any Authority Service Recipient or any Authority Party, following receipt by BT of any such proposal, if requested by BT, the parties shall, within [**] of BT’s request, meet to discuss the Contractor’s proposal and agree any appropriate steps which the parties should take to avert, remedy or mitigate any adverse impact on the performance of the Contractor’s obligations or any delay in the implementation of the Services. If the parties fail to agree upon those steps, BT may, at its option and without prejudice to the other rights or remedies of BT, the Authority, any Authority Service Recipient or any Authority Party, refer the matter for resolution in accordance with the Dispute Resolution Procedure.

21.8	Without prejudice to the other rights or remedies of BT, the Authority, any Authority Service Recipient or any Authority Party, upon the occurrence of any event or circumstance referred to in subclause 21.6 with the exception of those events or circumstances referred to in subclauses 21.6.9 or 21.6.10, BT or the Authority may appoint any person to manage the Contractor’s performance of all or any part of the Services (including any Services provided by any Sub-Contractor) provided that such person is not in the reasonable opinion of BT or the Authority (as the case may be) a competitor of the Contractor and, if any such person is appointed, the Contractor shall co-operate fully and in good faith with that person and shall ensure that it adopts any reasonable recommendations made by that person.

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22.	BENCHMARKING

22.1	The Authority may, or BT if required by the Authority may, at any time require Benchmark Reviews:

22.1.1	in respect of any or all of the Services, Charges and Service Level Specifications; or

22.1.2	in respect of any Charges payable by BT [**] BT [**].

22.2	Each Benchmark Review will be performed by an independent third party selected by BT or the Authority (as the case may be) following reasonable consultation with the Contractor and the procedure for each Benchmark Review shall be as set out in Schedule 1.4 (Benchmarking). For the avoidance of doubt, neither BT nor the Authority shall be entitled to select a material competitor of the Contractor, as the independent third party benchmarker. For the purposes of this subclause 22.2, a material competitor of the Contractor shall be deemed to be any third party that:

22.2.1	[**] per cent ([**]%) of its [**] the Contractor; or

22.2.2	together with its Affiliates, [**] per cent ([**]%) of the [**] the Contractor.

22.3	Subject to the Contractor’s right to dispute any Benchmarking Report in accordance with subclause 22.4, if any Benchmarking Review determines that any or all of the Services, Charges and Service Level Specifications are not Good Value, any failure by the Contractor to reduce the Charges within [**] of receipt of that Benchmarking Report and/or, if BT so requests, improve the Services and/or Service Level Specifications in accordance with the relevant Benchmarking Report within [**] of receipt of that Benchmarking Report, or in each case such longer period as may have been agreed by the parties, (in each case in accordance with Schedule 1.4 (Benchmarking) shall, without prejudice to any other rights or remedies of BT, the Authority, any Authority Service Recipient or any Authority Party, constitute a Contractor Event of Default.

22.4	The Contractor shall only be entitled to dispute a Benchmarking Report if it reasonably considers that BT, the Authority or the independent third party benchmarker has not followed the procedure for the related Benchmark Review (as set out in this Clause 22 and in Schedule 1.4 (Benchmarking)) in any material respect. If the Contractor does dispute any Benchmarking Report in accordance with this subclause 22.4, the matter shall be dealt with in accordance with the Dispute Resolution Procedure.

22.5	Without prejudice to subclause 22.3, if BT requests any improvement to the Services and/or Service Level Specifications in accordance with any Benchmarking Report, the Contractor shall be entitled to reasonable consultation with BT regarding how any such improvement will be implemented.

22.6	Where any improvements are made to the Services, the Charges or the Service Level Specifications in accordance with any Benchmarking Report, the parties shall document such improvements in accordance with the Change Control Procedure. Notwithstanding any provision of the Change Control Procedure, the Contractor shall not be entitled to charge BT in respect of the documentation of any such improvement and shall not be able to object to the documentation of any such improvement.

22.7	The Parties acknowledge that it is in their collective best interests to ensure that the Benchmarking Report is produced as soon as reasonably practicable and shall

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participate in the Benchmark Review and shall co-operate fully with the third party benchmarker. The Authority shall ensure that a period of at least [**] is allowed for consultation between the Contractor and the third party benchmarker prior to the Benchmarking Report being issued.

23.	INFORMATION AND AUDIT ACCESS

23.1	The Contractor shall, during the Service Period, and for a period of at least six (6) years after the Termination Date, maintain (and shall procure that each Material Sub-Contractor maintains) complete and accurate documents and records which relate to the Services, the Service Level Specifications, the Charges and the performance of the Contractor’s obligations under this Agreement and the performance of each Material Sub-Contractor of its obligations under each Material Sub-Contract (the Relevant Records). The Contractor shall procure that all Relevant Records in the possession of each Material Sub-Contractor shall be available to it on a basis that permits the Contractor to disclose them to BT and the Authority and the Contractor has included, or shall include, relevant terms in its contract with each Material Sub-Contractor to this effect.

23.2	For the purpose of:

23.2.1	the examination and certification of the accounts of the Authority or any Authority Service Recipient; or

23.2.2	any examination pursuant to Section 6(1) of the National Audit Act 1983 of the economy, efficiency and effectiveness with which the Authority or any Authority Service Recipient has used its resources, the Comptroller and Auditor General may examine and copy such documents as he may reasonably require which are owned, held or otherwise within the control of the Contractor or any Contractor Party (and the Contractor shall procure that any person acting on behalf of it or any Contractor Party who has such documents and/or other information shall also provide access) and may require the Contractor to produce such oral or written explanations as he considers necessary. To avoid doubt, it is hereby declared that the carrying out of an examination under Section 6(3)(d) of the National Audit Act 1983 in relation to the Contractor is not a function exercisable under this subclause.

23.3	The Contractor shall provide and shall procure that each Contractor Party shall provide such information as BT and/or the Authority may reasonably require from time to time to enable it and each Authority Service Recipient to meet its obligations to provide reports and returns pursuant to regulations, directions or guidance applicable to the NHS or as required by external agencies including reports and returns regarding the physical condition of buildings occupied by BT, the Authority or any Authority Service Recipient, regarding health and safety, under the fire code, relating to environmental health and to comply with the Patients’ Charter or any document replacing it or relating to the ICT used or services received by BT, the Authority, any Authority Party or any Authority Service Recipient.

23.4	Subject to subclause 23.5, the Contractor grants to BT, the Authority, and to BT’s and the Authority’s authorised agents and any statutory or regulatory auditors, a right of access to the Sites, each Material Sub-Contractor, the Contractor’s ICT and the Relevant Records in normal working hours (to be exercised upon reasonable advance written notice) not more than once during any calendar year from the Effective Date

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until the date six (6) years after the Termination Date. Each of BT and the Authority shall only be permitted to undertake an audit for the purpose of verifying that the Contractor is complying with the terms and conditions of this Agreement including the provision of the Services in accordance with the Service Level Specifications and for the purposes of verifying that the Charges, Service Deductions, Delay Deductions, cost of Change and Gain Sharing have been calculated in accordance with this Agreement.

23.5	If BT or the Authority, acting reasonably, is aware of, or has reasonable grounds to suspect fraud, a substantive problem with the provision of the Services or in the calculation of the Charges, Service Deductions, Delay Deductions, cost of Change or Gain Sharing or any material defect in the Relevant Records or if the Contractor claims to be affected by a Delay Event or an event of Force Majeure or that it is not liable to pay Delay Deductions under subclause 9.4, the Contractor shall ensure that BT, the Authority, BT’s and the Authority’s authorised agents and any statutory or regulatory auditors may access the Sites, each Material Sub-Contractor, the Contractor’s ICT and Relevant Records at any time and at whatever frequency is required.

Project open book accounts

23.6

23.6.1	Without prejudice to Schedule 7.3 (Change Control Procedure), the Contractor shall, at the written request of BT or the Authority (as the case may be), provide to BT or the Authority (as the case may be) a Certificate of Costs within [**] of such request, provided that BT may not request a Certificate of Costs more than once in any Contract Year except if BT or the Authority acting reasonably is aware of, or has reasonable grounds to suspect, fraud or a miscalculation of the Charges, Service Deductions, Delay Deductions, cost of Change or Gain Sharing in which case the Contractor shall provide a Certificate of Costs whenever requested by BT or the Authority (as the case may be).

23.6.2	The Certificate of Costs shall set out [**], including the following details:

23.6.2.1	actual Capital Expenditure, including capital replacement costs; and

23.6.2.2	[**]; and

23.6.2.3	all third party (if any) financing costs incurred in relation to the Project including all interest and expenses; and

23.6.2.4	[**]; and

23.6.2.5	[**],

provided that such Certificate of Costs shall not be required to give any information in relation to Standard Products of the Contractor or any Sub-Contractor, where the provider of such Standard Product has satisfied BT and the Authority that the price at which it is providing the Standard Product is the lowest price customarily made available to its customers.

23.6.3	Following receipt of the Certificate of Costs, the Contractor shall provide to BT or the Authority (as the case may be) such additional information as it may reasonably request so that BT or the Authority (as the case may be) can verify the accuracy of the Certificate of Costs.

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23.7	The Contractor shall keep (and where appropriate shall procure that the Material Sub-Contractors shall keep) [**] of account in accordance with generally accepted accountancy practice with respect to this Agreement showing in detail:

23.7.1	administrative overheads; and

23.7.2	payments made to Sub-Contractors; and

23.7.3	capital and revenue expenditure; and

23.7.4	such other items as BT or the Authority [**], for the purpose of subclauses 9.8 to 9.14 (inclusive) (Delay Events), Schedule 7.3 (Change Control Procedure), Clause 48.14 (Data Set Change Notices, Standards and Authority Policies) and Clause 50 (Changes in Law),

but may exclude any information in relation to Standard Products of the Contractor or any Sub-Contractor, where the provider of such Standard Products has satisfied BT (and, if required by BT, the Authority) that the price at which it is providing the Standard Product [**]. The Contractor shall have (and procure that the Sub-Contractors shall have) the Project-specific books of account evidencing the items listed in subclauses 23.7.1 to 23.7.4 available for inspection by BT or the Authority (and any person referred to in subclause 23.8) upon reasonable notice, and during normal business hours shall present a report of these to BT as and when requested.

23.8	The Contractor shall permit records referred to in this Clause 23 to be examined and copied by BT’s Representative and internal or external professional advisers of BT, the Authority’s Representative and internal or external professional advisers of the Authority (provided always in each case that such advisers may not be direct competitors of the Contractor), and by the Comptroller and Auditor General and his representatives, in each case under conditions of confidentiality consistent with the corresponding terms of this Agreement.

23.9	Upon Termination, Expiry or any Service Transfer, as the case may be, and in the event that BT or the Authority wishes to enter into another contract for the operation and management of the Project the Contractor shall (and shall ensure that the Sub-Contractors will) comply with all reasonable requests of BT or the Authority to provide information relating to the Contractor’s costs of operating and maintaining the Project. For the avoidance of doubt, all such information shall be deemed Confidential Information.

23.10	The cost and expense of any audit or inspection under this Clause 23 or subclause 37.4.6 (Audit) shall be borne as between the parties by BT unless any miscalculation of any part of the Charges, Service Deductions, Delay Deductions, cost of Change, Gain Sharing or any other amounts payable by or to BT under this Agreement is detected through any Audit, the Contractor is not complying in any material respect with any of the terms and conditions of this Agreement or any Certificate of Costs is incomplete or inaccurate in any material respect, in which case the Contractor shall promptly refund to BT:

23.10.1	the reasonable cost and expense of the Audit (including auditor’s fees); and

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23.10.2	the full amount of any overpayment by or underpayment to BT, together with interest on that amount calculated from day to day at a rate per annum equal to the Default Interest Rate from the date of that overpayment by, or underpayment to, BT, as the case may be, up to and including the date that the refund or shortfall is paid in full by the Contractor.

23.11	Following an Audit BT may discuss its findings with the Contractor and, if appropriate, but without prejudice to other rights or remedies of BT, the Authority, any Authority Service Recipient or any Authority Party, the parties shall agree a plan (including a timetable to implement the plan) to address any concerns identified in the Audit. If the parties fail to agree as to whether a plan is appropriate or fail to agree on the plan, the matter shall be dealt with in accordance with the Dispute Resolution Procedure. If the Audit demonstrates that the Contractor is failing to comply with any of its obligations under this Agreement, then, without prejudice to the other rights or remedies of BT, the Authority, any Authority Service Recipient or any Authority Party, BT may acting reasonably at all times and by written notice to the Contractor:

23.11.1	in the case of a failure by the Contractor to perform the Services in accordance with a Service Level Specification, make Service Deductions in respect of the relevant Services in accordance with Schedule 9.1 (Charging and Service Deductions); and

23.11.2	at no additional charge to BT, require the Contractor to:

23.11.2.1	re-perform the Services in relation to which there is or was a failure to perform; and

23.11.2.2	as soon as practicable, arrange all additional resources as reasonably necessary to perform its obligations set out in this Agreement and to ensure that the failure does not recur.

Information regarding ownership of assets

23.12	The Contractor shall maintain the Registers throughout the Service Period in accordance with the provisions of Schedule 11 (Exit and Services Transfer Arrangements). The Contractor shall ensure that the Register also clearly identifies the Hardware, Software design and build costs as applicable to Contractor related to the Assets and the provision of the Services.

23.13	The Contractor shall ensure that all Assets listed on the Register and all Authority Assets (other than any software or data) are physically labelled so as to clearly show their ownership. BT shall, from time to time, advise the Contractor of a suitable form of denotation for inclusion on the labels for the BT or Authority Assets. The Contractor shall ensure that any labelling required by this subclause 23.13 is promptly updated to reflect any change in ownership of the Assets or Authority Assets.

24.	EXCUSING CAUSES

24.1	If an Excusing Cause causes a material adverse interference with, or causes a material failure of, the performance of the Services and provided that the Excusing Cause and the likely effects of it are notified to BT by the Contractor in writing within [**]of the date on which the Contractor or any Contractor Party became aware (or ought reasonably to have become so aware) of the occurrence of the Excusing Cause, then (subject to subclauses 9.10, 24.3, and 24.5) to the extent such failure or interference arises as a result of such Excusing Cause:

24.1.1	such failure by the Contractor to perform, and any poor performance of any affected Service shall not constitute a breach of the provisions of this Agreement by the Contractor; and

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24.1.2	such interference shall be taken account of in measuring the performance of any affected Service in accordance with Clause 8 (Service Level Specifications) and Clause 21 (Monitoring of Performance), which shall be operated as though the relevant Service had been performed free from such adverse interference, so that, provided that the Contractor can show to the reasonable satisfaction of BT that but for the occurrence of the Excusing Cause it would have provided the affected Services in accordance with this Agreement, the Contractor shall, subject to subclause 44.10.4, be entitled to payment under this Agreement as if the Excusing Cause had not occurred and to payment of any unavoidable additional direct costs and expenses to the extent not recovered from the Charges on the same basis as is set out in subclauses 9.15 to 9.18. The rights and remedies of the Contractor under this subclause 24.1 shall be the only rights and remedies of the Contractor in respect of the occurrence of an Excusing Cause and the Contractor shall not have any other right or remedy in respect of the occurrence of that Excusing Cause.

24.2	For the purpose of subclause 24.1, an Excusing Cause means:

24.2.1	any breach by BT of any of BT’s express obligations under this Agreement (unless, and to the extent, caused or contributed to by the Contractor or any Contractor Party);

24.2.2	any deliberate act or omission of BT, the Authority, any Authority Service Recipient or Authority Party or any failure by BT, the Authority, any Authority Service Recipient or any Authority Party (having regard always to the interactive nature of the activities of BT, the Authority, each Authority Service Recipient and of the Contractor) to take reasonable steps to carry out its activities in a manner which minimises undue interference with the Contractor’s performance of the Services, save where:

24.2.2.1	(and to the extent) caused or contributed to by the Contractor or any Contractor Party; or

24.2.2.2	BT, the Authority or any Authority Service Recipient or any Authority Party is acting in accordance with a recommendation or instruction of the Contractor or any Contractor Party; or

24.2.2.3	any such act or omission giving rise to such failure was provided for in this Agreement or was otherwise necessary to ensure compliance by BT with its obligations under this Agreement; or

24.2.2.4	(and to the extent that) the consequences of any such deliberate act or omission or other acts or omissions giving rise to such failure would have been prevented by the proper performance of the Contractor’s obligations under this Agreement; or

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24.2.3	the implementation of any action taken by BT, either on its own or at the request of the Authority or any suspension of the Contractor’s obligation to deliver any or any part of the Services or the compliance by the Contractor with instructions given by BT under subclauses 20.2, 20.3 and/or 20.4 in each case in the circumstances referred to in subclauses 20.1.2 or 20.1.6;

24.2.4	any act or omission of any BT Subcontractor other than the Contractor or any Affiliate of the Contractor.

24.3	The Contractor shall not be relieved of liability for any breach by it of any of its obligations under this Agreement which has entitled BT to exercise its rights under any or all of subclauses 20.2, 20.3 or 20.4, nor shall the Contractor be entitled to payment under this Agreement in the circumstances set out in subclause 20.5.

Insured exposure

24.4	[not used]

Mitigation of Excusing Cause

24.5	BT and the Contractor shall take all reasonable steps to mitigate the consequences of an Excusing Cause on the Contractor’s ability to perform its obligations under this Agreement. To the extent that the Contractor does not take such steps, the Contractor shall not be entitled to, and shall not receive, the relief specified in subclause 24.1 (Excusing Causes).

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PART D: GOVERNANCE

25.	REPRESENTATIVES

BT’s Representative

25.1	BT’s Representative shall be BT’s [**] or such other person appointed pursuant to this Clause. BT’s Representative shall exercise the functions and powers of BT in relation to this Project which are identified in this Agreement, including those functions and powers set out in Schedule 7.2 (Contract and Service Management) as functions or powers to be carried out by BT’s Representative. BT’s Representative shall also exercise such other functions and powers of BT under this Agreement as BT may notify to the Contractor in writing from time to time.

25.2	BT’s Representative shall be entitled at any time, by written notice to the Contractor, to authorise any other person to exercise the functions and powers of BT delegated to him pursuant to this Clause, either generally or specifically. As at the Effective Date, the individuals authorised by BT’s Representative to exercise these functions and powers are as set out in Schedule 7.2 (Contract and Service Management). Any act of any such person shall, for the purposes of this Agreement, constitute an act of BT’s Representative and all references to BT’s Representative in this Agreement (apart from this Clause) shall be taken as references to such person so far as they concern matters within the scope of such person’s authority.

25.3	BT may by written notice to the Contractor change BT’s Representative or any individual authorised by BT’s Representative to exercise its functions and powers pursuant to subclause 25.2. Any such change shall have effect on the date specified in the notice.

25.4	During any period when no BT’s Representative has been appointed (or when BT’s Representative is unable through illness, incapacity or any other reason whatsoever to carry out or exercise his functions under this Agreement) BT shall carry out the functions which would otherwise be performed by BT’s Representative.

25.5	No act or omission of BT, BT’s Representative or any officer, employee or other person engaged by BT shall, except as otherwise expressly provided in this Agreement:

25.5.1	in any way relieve or absolve the Contractor from, modify, or act as a waiver or estoppel of, any liability, responsibility, obligation or duty under this Agreement; or

25.5.2	in the absence of an express order or authorisation under Schedule 7.3 (Change Control Procedure), constitute or authorise a Change.

25.6	Except as previously notified in writing before such act by BT to the Contractor, the Contractor and the Contractor’s Representative shall be entitled to treat any act of BT’s Representative which is authorised by this Agreement as being expressly authorised by BT and the Contractor and the Contractor’s Representative shall not be required to determine whether an express authority has in fact been given.

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Representative of the Contractor

25.7	The Contractor’s Representative shall be its [**] or such other person appointed by the Contractor and notified to BT. The Contractor’s Representative shall have full authority to act on behalf of the Contractor for all purposes of this Agreement. As at the Effective Date, the Contractor’s Representative has authorised the persons identified in Schedule 7.2 (Contract and Service Management) to exercise the powers and functions of the Contractor’s Representative set out against that person’s name in that Schedule. The Contractor’s Representative may only vary the powers and functions delegated to any such persons (or delegate any additional powers and functions to such persons or to any other persons) with BT’s prior written consent in accordance with the Change Control Procedure. If at any time the Contractor’s Representative ceases to have full authority to act on behalf of the Contractor for all operational purposes of this Agreement or if at any time any authorised person identified in Schedule 7.2 (Contract and Service Management) ceases to have the powers and functions previously delegated to them, the Contractor shall immediately notify the Authority and, where necessary, shall appoint a suitable replacement, such replacement to be subject to the Authority’s prior written approval (such approval not to be unreasonably withheld or delayed).

26.	LIAISON

Project Board

26.1	BT and the Contractor shall establish and maintain throughout the Service Period a joint project board (the Project Board) consisting of three (3) representatives of BT (one of whom shall be appointed Chairman) and three (3) representatives of the Contractor which shall have the functions described below.

26.2	The functions of the Project Board shall be:

26.2.1	to provide a means for the joint review of issues relating to all day to day aspects of the performance of this Agreement;

26.2.2	to provide a forum for joint strategic discussion, considering actual and anticipated changes in the market and business of the Authority or any Authority Service Recipient and possible variations of this Agreement to reflect those changes or for the more efficient performance of this Agreement; and

26.2.3	in certain circumstances, pursuant to the Dispute Resolution Procedure, to provide a means of resolving disputes or disagreements between the parties amicably.

26.3	The role of the Project Board is to make recommendations to the parties, which they may accept or reject at their complete discretion. Neither the Project Board itself, nor its members acting in that capacity, shall have any authority to vary any of the provisions of this Agreement or to make any decision which is binding on the parties (save as expressly provided in the Dispute Resolution Procedure). Neither party shall rely on any act or omission of the Project Board, or any member of the Project Board acting in that capacity, so as to give rise to any waiver or personal bar in respect of any right, benefit or obligation of either party.

26.4	Each of BT and the Contractor shall appoint and remove its representatives on the Project Board by written notice delivered to the other at any time. A representative on

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the Project Board may appoint and remove an alternate (who may be another representative of the relevant party) in the same manner. If a representative is unavailable (and the other party’s representatives may rely on the alternate’s statement that the representative is unavailable) his alternate shall have the same rights and powers as the representative.

Procedures and practices

26.5	Subject to the provisions of this Agreement, the members of the Project Board may adopt such procedures and practices for the conduct of the activities of the Project Board as they consider appropriate from time to time (Liaison Procedure) and:

26.5.1	may invite to any meeting of the Project Board such other persons as its members may agree (in accordance with subclause 26.6, but subject to subclause 26.11); and

26.5.2	may receive a review report from any person agreed by the members of the Project Board.

26.6	Recommendations and other decisions of the Project Board must have the affirmative written approval of BT before they are implemented.

26.7	The Project Board shall meet at least once each Quarter (unless otherwise agreed by its members) and from time to time as necessary. Any member of the Project Board may convene a meeting of the Project Board at any time.

26.8	Meetings of the Project Board shall be convened on not less than ten (10) days written notice (identifying the agenda items to be discussed at the meeting) provided that in emergencies a meeting may be called at any time on such notice as may be reasonable in the circumstances. The quorum for meetings of the Project Board shall be four (4), consisting of two (2) members nominated by each of the Contractor and BT.

26.9	Where the Project Board decides it is appropriate, meetings may also be held by telephone or another form of telecommunication, by which each participant can hear and speak to all other participants at the same time.

26.10	Minutes of all recommendations (including those made by telephone or other form of telecommunication) and meetings of the Project Board shall be kept by the Contractor and copies circulated promptly to the parties, normally within five (5) days of the making of the recommendation or the holding of the meeting. A full set of minutes shall be open to inspection by either party at any time, upon request. The Contractor shall make amendments to the minutes as BT and the Contractor shall reasonably require should the minutes, in the reasonable opinion of BT and the Contractor, fail to accurately record the recommendation, decision and/or meeting.

26.11	BT shall be entitled to require the attendance at any meeting of the Project Board (and the Contractor shall procure such attendance) of any Material Sub-Contractor if any issue to be considered by the Project Board relates to the services provided pursuant to the Material Sub-Contract entered into by that Material Sub-Contractor (including the modification or extension of those services) or the performance of that Material Sub-Contractor or may affect that Material Sub-Contract. In those cases, the parties shall procure that the Project Board requests the attendance of that Material Sub-Contractor (and the Contractor shall procure such attendance) at the requisite meeting of the Project Board. For the avoidance of doubt no Sub-Contractor representative shall have a vote at any Project Board meeting.

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27.	PROJECT MANAGEMENT

27.1	The Contractor and BT shall each carry out their Service Management and contract management responsibilities as specified in Schedule 7.2 (Contract and Service Management).

27.2	The Key Personnel are identified in and shall perform the functions set out in Schedule 3.2 (Key Personnel). BT may, if requested by the Authority, at any time by written notice to the Contractor, require the Contractor to add any employee of the Contractor or any Material Sub-Contractor to the list of Key Personnel at Schedule 3.2 (Key Personnel) if BT, acting reasonably considers that the removal of that employee from the Project:

27.2.1	would have a material adverse impact on the Contractor’s understanding of the Project;

27.2.2	would have a material adverse impact on the ability of the Contractor to comply with its obligations under this Agreement; or

27.2.3	would be likely to materially increase any other risk to BT, the Authority or any Authority Service Recipient associated with the provision of the Services by the Contractor.

27.3	The Contractor shall ensure that each member of the Key Personnel devotes materially all of his time and effort to the performance of the Services and that the Contractor’s (or Material Sub-Contractor’s as the case may be) organisational structure shall not materially affect the ability of the Key Personnel to perform their duties under this Agreement nor shall it affect the status of such Key Personnel as employees of the Contractor or, where applicable, a Material Sub-Contractor. Subject to subclause 27.4, the Contractor shall ensure that Key Personnel retain their involvement in the Services and, in particular, shall not without BT’s prior written consent (not to be unreasonably withheld or delayed), involve any member of the Key Personnel in any other project on behalf of the Contractor or its Affiliates before the date specified in Schedule 3.2 (Key Personnel).

27.4	The Contractor shall ensure that no member of the Key Personnel as specified in Schedule 3.2 (Key Personnel) is removed or changed from his role (as specified in Schedule 3.2 (Key Personnel)) without BT’s prior written consent (that consent not to be unreasonably withheld or delayed) before the relevant date specified in that Schedule for that member of the Key Personnel unless:

27.4.1	that member of the Key Personnel is on long term sick leave or is persistently sick to the extent that the persistent sickness materially affects the performance of that part of the Services with which that person is involved; or

27.4.2	that member of the Key Personnel resigns from the Contractor’s employment (or where applicable, that of any Material Sub-Contractor) otherwise than for the purpose of transferring to the employment of any Affiliate of the Contractor or any Material Sub-Contractor or any Affiliate of any Material Sub-Contractor; or

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27.4.3	the Services for which that member of the Key Personnel is designated as Key Personnel are completed; or

27.4.4	that member of Key Personnel is in material breach of his terms of employment with the Contractor.

27.5	Any breach by the Contractor of subclause 27.2, 27.3 or 27.4 shall be a Contractor Event of Default.

27.6	The appointment of any replacement for any of the Key Personnel shall be subject to the written approval of BT (that agreement not to be unreasonably withheld or delayed). In relation to any proposed replacement for a member of the Key Personnel, the Contractor shall:

27.6.1	notify BT in writing and consult with BT in relation to the replacement; and

27.6.2	if requested by BT, provide BT with a curriculum vitae for the proposed replacement; and

27.6.3	introduce the proposed replacement to BT and provide BT with an opportunity to interview the individual; and

27.6.4	if the replacement is approved by BT, add such individual to Schedule 3.2 (Key Personnel).

27.7	The cost of effecting any replacement of any member of the Key Personnel (including any costs described in subclause 10.20 and any additional costs in bringing the replacement to the same level of knowledge as his/her predecessor) shall be borne by the Contractor. The Contractor shall use all reasonable endeavours to ensure that the role of any member of the Key Personnel is not vacant for any longer than [**] and shall ensure that, while any of these roles is vacant, the role is temporarily covered by an appropriately qualified and experienced replacement. The Contractor shall ensure that each replacement for a member of the Key Personnel that it proposes to BT is appropriately qualified and experienced and fully competent to carry out the tasks assigned to the member of the Key Personnel which he has replaced.

27.8	The Contractor shall use its Best Endeavours to ensure that, if BT so requires, it increases the amount of time devoted by any one or more of the Key Personnel in the provision of the Services.

27.9	The Contractor agrees that effective project management is critical to the successful implementation and continued provision of the Services throughout the Service Period. In particular the Contractor agrees that in the course of employing the project management methodology required by Schedule 7.2 (Contract and Service Management) and its own internal project management procedures, the Contractor shall if requested at any time in writing and upon reasonable notice by BT provided that BT shall not be able to make such a request more than twice in any Contract Year:

27.9.1	produce a written list of those personnel of the Contractor or any Material Sub-Contractor (including Key Personnel) who are at that time involved in the provision of the Services, whether on site, or off-site, indicating whether they are dedicated exclusively to the provision of the Services, or otherwise;

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27.9.2	without prejudice to the other rights or remedies of BT, the Authority or any Authority Service Recipient, provide a written explanation as to why any member of the Key Personnel is not engaged in the provision of the Services to the extent required by this Agreement, with a reasonable proposal regarding his reinstatement or replacement; and

27.9.3	provide written details of the reporting structure and frequency of reporting between Key Personnel and the Contractor’s senior management.

27.10	BT, the Authority, the Authority and the Authority’s Representative shall be entitled to treat any act of the Key Personnel (or any other person to whom the Contractor’s Representative has delegated any of its powers and functions in accordance with subclause 25.7) in connection with this Agreement as being expressly authorised by the Contractor and BT, the Authority and the Authority’s Representative shall not be required to determine whether any express authority has in fact been given.

27.11	The Contractor agrees that it will carry out an appraisal of each member of the Key Personnel at least once in each Contract Year. The Contractor agrees that it will provide reasonable written notice (and in any event at least [**] notice) to BT’s Representative of the date of each appraisal of each member of the Key Personnel. The Contractor agrees that BT’s Representative shall be entitled to provide the Contractor with input for each such appraisal. For the avoidance of doubt appraisals conducted under this subclause 27.11 shall not include any discussion of employment matters (such as salary reviews) that do not relate to the provision of the Services and that are confidential between the Contractor and its Key Personnel.

27.12	If in any period of [**] percent ([**]%) or more of the members of the Key Personnel are removed or changed from their roles (as specified in Schedule 3.2 (Key Personnel)) for any reason (whether or not permitted by subclause 27.4), the Contractor shall:

27.12.1	provide BT with a full written explanation as to the reasons for such removals or changes including, where applicable, full notes from any exit interview conducted by the Contractor or any Material Sub-Contractor with any departing member of the Key Personnel; and

27.12.2	if such removal or change to Key Personnel has had any adverse impact on the Contractor’s provision of the Services, undertake, at its own costs, such remediation acts as BT may reasonably require in order to improve the retention of Key Personnel including, but not limited to, making reasonable changes to the human resources policies and procedures applicable to the Key Personnel (including those relating to remuneration) of the Contractor or, where applicable, use its Best Endeavours to ensure any Material Sub-Contractor takes such remedial action as may be necessary to ensure that such policies and procedures comply with the Expected Standard.

28.	RECORDS AND REPORTS

The parties shall comply with the provisions of Schedule 7.4 (Record Provisions) in relation to the keeping of records and the making of reports.

29.	CHANGE CONTROL PROCEDURE

29.1	The provisions of Schedule 7.3 (Change Control Procedure) shall have effect in respect of Changes except as otherwise expressly provided in this Agreement.

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29.2	The Contractor may at any time submit to BT’s Representative written proposals for amendments to or substitution of the Contractor’s Technical Solution or any part of it in accordance with Schedule 7.3 (Change Control Procedure).

29.3	An amendment to or substitution to the Contractor’s Technical Solution proposed pursuant to subclause 29.2 shall not be a Change entitling the Contractor to any payment (or other compensation) or to any relief from the performance of its obligations under this Agreement.

PART E: INTERRELATIONSHIP WITH INTEGRATED SERVICE PROVIDERS

30.	CO-OPERATION AND RELATIONSHIP WITH THE NATIONAL PROGRAMME FOR IT

The Contractor agrees to the extent reasonably requested by BT to co-operate and liaise, at its own expense, with the other Integrated Service Providers so as to assist with the successful and timely delivery of the National IT Programme including taking such steps as are set out or referred to in Schedule 6.1 (NASPs, NISPs and LSPs) or as may otherwise reasonably be required by BT and to comply with the terms of Schedule 6.2 (National ICRS Interface Regulations).

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PART F: CHARGES AND RELATED MATTERS

31.	CHARGING AND INVOICING

Charges

31.1	BT shall pay the Contractor the Charges in accordance with the provisions of Schedule 9.1 (Charging and Service Deductions).

Invoicing and payment arrangements

31.2	Amounts due under the terms of this Agreement shall be invoiced and paid in accordance with the provisions of Schedule 9.2 (Invoicing Procedures).

Manner of payment

31.3	Unless otherwise stated in this Agreement, all payments under this Agreement shall be made in pounds sterling by [electronic transfer of funds for value on the day in question] to the bank account of the recipient (located in the United Kingdom) specified in the relevant invoice, quoting the invoice number against which payment is made.

Disputes

31.4	If either party (acting in good faith) disputes all or any part of the Charges invoiced in accordance with subclause 31.2 (Invoicing and payment arrangements) or any other amount that the other party claims is payable to it, the undisputed amount of the Charges invoiced or any other amount shall be paid by BT (or the Contractor, if applicable) in accordance with subclause 31.2 (Invoicing and payment arrangements) but that party shall be entitled to retain the disputed amount of the invoiced Charges or other amount, as the case may be, and the provisions of this subclause 31.4 shall apply. The parties shall use all reasonable endeavours to resolve the dispute in question within ten (10) days of the dispute arising. If they fail so to resolve it, either party may refer the matter to the Fast Track Dispute Resolution Procedure. Following resolution of the dispute, any amount agreed or determined to have been payable shall be paid forthwith, together with interest on such amount calculated in accordance with subclause 31.5 (Late Payments).

Late payments

31.5	Each party shall be entitled, without prejudice to any other right or remedy, to receive interest on any payment not made when properly due pursuant to the terms of this Agreement on the due date calculated from day to day at a rate per annum equal to the Default Interest Rate from the day after the date on which payment was due up to and including the date of payment.

Set-off

Except in respect of Service Deductions and Delay Deductions which shall be recovered by BT in accordance with subclauses 9.1 and 9.20 and without prejudice to subclause 31.3, if directed by the Authority, BT is expressly entitled, at BT’s discretion, to set-off any sum or amount which the Contractor may owe BT under any other agreement between BT and the Contractor against any sums or amounts which BT may owe the Contractor under this Agreement provided that BT has given the Contractor not less than ten (10) days’ notice of its intention to deduct or so apply such sum.

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32.	GAIN SHARING

The Contractor and BT shall carry out their respective responsibilities for the sharing of gains as set out in Schedule 9.4 (Gain Sharing).

33.	FINANCIAL MODEL

33.1	Immediately after execution of this Agreement, the Contractor shall deliver two (2) copies of the Financial Model to BT (both on disc and in hard copy) to be held in accordance with the arrangements set out in Schedule 9.3.

33.2	Each party shall have the right to inspect and audit the Financial Model at all reasonable times. The Financial Model shall be used as the basis for considering any changes to the Charges under the Change Control Procedure and all costs and corresponding profits in relation to the Project shall be computed on a basis consistent with the Financial Model.

33.3	The Contractor shall update the Financial Model not more than [**] after each anniversary of the Effective Date and at any other time where a change occurs which materially impacts on the accuracy of the Financial Model.

33.4	Unless otherwise agreed in writing between the parties, all updates of and amendments to the Financial Model shall reflect, be consistent with and be made only in accordance with the provisions of this Agreement, and shall in the case of any amendments that either individually or collectively have an impact the value of which exceeds [**]Pounds Sterling (£[**])be subject to the prior written approval of BT. In the event that the parties fail to agree any proposed amendments to the Financial Model, the matter shall be referred for resolution in accordance with the Dispute Resolution Procedure.

33.5	Following the approval of any update of or amendment to the Financial Model by BT, the Contractor shall promptly deliver a copy of the revised Financial Model to BT in the same form as the original form (or such other form as may be agreed in writing by the parties from time to time).

33.6	The Contractor shall ensure that each version of the Financial Model delivered to BT pursuant to subclauses 33.1 and 33.5 shall be certified by a director of the Contractor, or by a person delegated such authority by the Contractor’s Board of Directors, as being accurate and not misleading and in conformity with all International Accounting Standards generally accepted accounting principles.

33.7	The Contractor warrants, represents and undertakes to BT that each version of the Financial Model delivered to BT pursuant to subclauses 33.1 and 33.5 shall include full and accurate details of all interest, expenses and other financing costs and finance arrangements which relate to the Project (including any refinancing, securitisation and methods of raising any additional finance).

33.8

The Contractor shall only enter into, terminate, vary, waive its rights under or generally deal with any finance arrangements relating to the Project (including the rates of interest, expenses and other financing costs that appear in the Financial Model) with the prior written consent of BT (which shall be granted at the sole and absolute discretion of BT). In considering whether to give its consent to any such finance arrangement relating

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to the Project in accordance with this subclause 33.8, BT may take into consideration any reasonable and proportionate reduction to the Charges that the parties are able to agree in order to reflect the reduction in the Contractor’s costs or the benefit to the Contractor of any cashflow advantage that would arise out of such finance arrangement.

33.9	BT may at any time require the Contractor to enter into, terminate, vary, waive its rights under or generally deal with external finance arrangements relating to the Project which, without prejudice to the Contractor’s then current financing arrangements, would reduce the Contractor’s costs or provide a cash flow or other benefit to the Contractor, which would be passed on by BT to the Authority.

PART G: INTELLECTUAL PROPERTY, DATA AND CONFIDENTIALITY

34.	INTELLECTUAL PROPERTY

Ownership of Intellectual Property Rights

34.1	During the Service Period:

34.1.1	none of BT, any Affiliate of BT, any BT Party, any Affiliate of any BT Party, the Authority, any Authority Service Recipient or any Authority Party shall acquire title to the Intellectual Property Rights in any of the following:

34.1.1.1	the Contractor’s Software; or

34.1.1.2	the Third Party Software; or

34.1.1.3	the Technology Forum IPR; and

34.1.2	none of the Contractor, any of its Affiliates or any Contractor Party or any Affiliate of any Contractor Party shall acquire title to the Intellectual Property Rights in any of the following:

34.1.2.1	the BT Software; or

34.1.2.2	the Authority’s Software; or

34.1.2.3	the Specially Written Software; or

34.1.2.4	the Authority’s Data; or

34.1.2.5	the Documentation.

34.2	The Contractor shall, as it develops the detailed technical design of the Supplied Software inform BT of the nature of all of the programs and code which it or any Affiliate of the Contractor and/or any Contractor Party proposes to create pursuant to this Agreement, together with its view (with supporting evidence) as to whether or not such programs and code constitute Specially Written Software. BT shall be entitled to challenge any assertion of the Contractor as to whether or not any such programs or code constitutes Specially Written Software and any dispute shall be referred to the Dispute Resolution Procedure. If the Authority challenges any assertion of the Contractor as to whether or not any such programs or code constitutes Specially Written Software and any dispute shall be referred to the dispute resolution procedure set out in the Head Agreement, and the outcome of that dispute resolution procedure shall be conclusive.

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34.3	Where either party (or any of its Affiliates, or, in the case of the Contractor, any Contractor Party) acquires, by operation of law, title to Intellectual Property Rights and such acquisition is inconsistent with the allocation of title set out in subclauses 34.1.1 or 34.1.2, that party shall assign (or procure that its relevant Affiliate or the relevant Contractor Party, as appropriate, assigns) to the other party on the written request of the other party (whenever made) those Intellectual Property Rights.

34.4	All Intellectual Property Rights in and to the Specially Written Software, the Documentation and Authority’s Data shall vest in the Authority and the Contractor hereby assigns to the Authority all Intellectual Property Rights (whether existing as at the Effective Date or created thereafter) in or to the Specially Written Software, the Documentation and Authority’s Data. The Contractor shall execute, and shall ensure that each relevant Contractor Party and each relevant Affiliate of the Contractor or the Contractor Party executes, those documents and does those things that BT considers necessary to give effect to this Clause 34. For the avoidance of doubt, where any Intellectual Property Rights in or to the Specially Written Software, the Documentation or Authority’s Data are created after the Effective Date the assignment pursuant to this subclause 34.4 shall take effect as an assignment by way of future assignment.

34.5	Any assignment of Intellectual Property Rights pursuant to this Clause 34 shall be with full title guarantee, free from encumbrances and shall include the right to take action for any past, present and future damages and other remedies in respect of any infringement.

Licences granted by the Contractor

34.6	The Contractor hereby grants, and shall ensure that each of its relevant Affiliates and Contractor Parties grants, to BT a non-exclusive, irrevocable and royalty free licence:

34.6.1	to Use the Contractor’s Software during the Service Period for the purposes of receiving the Services and integrating the Services with other services provided pursuant to the National Programme for IT or otherwise as envisaged by this Agreement (including, subject to subclause 34.10, the right to grant sub-licences to the Authority, each Authority Service Recipient and each Authority Party together with any third parties engaged by the Authority, any Authority Service Recipient or any Authority Party (including any Integrated Service Provider). Notwithstanding the foregoing, BT acknowledges and agrees that in consideration of BT’s paying the Charges the licences being granted in this Agreement as of the Effective Date are limited to the Territory. Any and all additional licences which BT may request under this Agreement outside the Territory (including licences for any additional Integrated Service Provider(s) wheresoever located) shall require the payment of additional fees as shall be mutually agreed by the parties hereto; and

34.6.2

to Use, and allow any non-competitor Replacement Supplier to Use, the Contractor’s Software as is necessary for the provision and receipt of Replacement Services during the Termination Period. Further, the Contractor shall cooperate with and assist BT in the implementation of such Replacement Supplier services during the Termination Period, in line with the terms and conditions of Schedule 11 (Exit and Services Transfer Arrangements), except that, and notwithstanding anything contained in this

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Agreement or in Schedule 11 (Exit and Services Transfer Arrangements) to the contrary, the Contractor shall not be required to [**], and BT shall have [**]. The Contractor hereby grants, and shall ensure that each of its relevant Affiliates and Contractor Parties grants, to BT [**] the Contractor’s Software as is necessary [**]. Such [**] may use the Contractor’s Software [**]only and only for the sole purpose of [**] per the terms of this Agreement. Prior to any disclosure of the Contractor’s Software to any such non-competitor Replacement Supplier or non-competitor facilities manager, BT shall [**] and such non-competitor facilities [**] with the corresponding terms of this Agreement.

34.7	At any time during the Service Period, BT may, upon written notice to the Contractor require an extension to the term of the sub-licence to use the Contractor’s Software (or any part thereof) granted under subclause 34.6.2 beyond the Termination Date for such period as BT may require, subject to a maximum extension of twelve (12) months beyond the Termination Date, subject to the Authority paying a licence fee in respect of the extension. During any such extended licence period, the Authority may, upon written notice to the Contractor, require a further (and final) extension to the term of the licence to use the Contractor’s Software (or any part thereof) granted under subclause 34.5.2 beyond the date expiry of the initial extension for such period as the Authority may require subject to a maximum extension of twelve (12) months beyond the date of expiry of the initial extension, subject to the Authority paying a licence fee in respect of the further (and final) extension. Upon receipt of any such extension notice from BT in accordance with this subclause 34.7, the Contractor shall grant the extended licence and shall promptly notify BT of the licence fee that will be payable in respect of the extended licence term, such licence fee to be the lesser of [**].

34.8	The Contractor hereby grants, and shall ensure that each of its relevant Affiliates and Contractor Parties grants, to BT, the Authority, each Authority Service Recipient and each Authority Party, a perpetual, non-exclusive, irrevocable and royalty free licence to Use the Technology Forum IPR both during and after the Service Period for any purpose (including, subject to subclause 34.10, the right to grant sub-licences to any third parties engaged by BT, the Authority, any Authority Service Recipient, or any Authority Party (including any Integrated Service Provider or Replacement Supplier)).

34.9	If the Contractor wishes to use any Third Party Software in the performance of its obligations under this Agreement, it shall use, wherever reasonably practicable and save as expressly provided in the Contractor’s Technical Solution, Off-the-shelf Packages and the Contractor shall procure the right to grant (and shall grant) to BT, the Authority, each Authority Service Recipient and each Authority Party, or shall procure that the owner of the Third Party Software directly grants to BT, the Authority, each Authority Service Recipient and each Authority Party, a non-exclusive, irrevocable and royalty free sub-licence to Use any Third Party Software during the Service Period for the purposes (a) in the case of BT, providing the LSP Services and any Transitional Assistance under the Head Agreement and (b) in the case of the Authority, any Authority Party or any Authority Service Recipient, receiving the Services, providing or receiving any Replacement Services during the Termination Period, integrating the Services with other services provided pursuant to the National IT Programme or otherwise as envisaged by this Agreement (including, subject to subclause 34.10, the right to grant sub-licences to any third parties engaged by the Authority, any Authority Service Recipient or any Authority Party (including any Integrated Service Provider or any Replacement Supplier). Any royalties payable in obtaining such licence are to be paid by the Contractor.

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34.10	Any third parties engaged by BT, the Authority, any Authority Service Recipient or any Authority Party (including any Integrated Service Provider or any Replacement Supplier) shall be entitled to use the Software licensed or sub-licensed to the Authority under or pursuant to this Clause 34 (subject to any limitation as to use set out in this Clause 34), provided that such use is required by the Authority and such third parties shall have entered into a confidentiality undertaking with BT or the Authority in the same form as the undertaking set out in Part B of Schedule 8.2 (Confidentiality Undertaking). Notwithstanding the foregoing, BT acknowledges the Contractor’s position that to the extent that such terms apply to the licence granted pursuant to this Clause 34.10 the terms of this Agreement preclude BT from disclosing the Contractor’s Confidential Information and/or IPR to any competitor of the Contractor.

Licences granted by BT

34.11	Provided that the Contractor has entered into a confidentiality undertaking with BT in the same form as set out in Part 1 of Schedule 8.2 (Confidentiality Undertaking), BT grants to the Contractor a non-exclusive, irrevocable and royalty free non-transferable licence to use the BT Software, Authority’s Software, the Documentation and the Authority’s Data during the Service Period for the purpose of providing the Services and any Transitional Assistance only.

34.12	The licence granted to the Contractor under subclause 34.11 includes a right of sub-licence to any Sub-Contractors which the Contractor has, in accordance with this Agreement, engaged to provide the Services, but only to the extent necessary to enable any such person to provide the Services sub-contracted to it by the Contractor and provided that such Sub-Contractors have entered into a confidentiality undertaking with BT in the same form as set out in Part 1 of Schedule 8.2 (Confidentiality Undertaking).

34.13	BT grants to the Contractor a [**] the Service Period. The [**]. The [**] shall be granted on the following terms:

34.13.1	In consideration of the [**], the Contractor shall:

34.13.1.1	No later than 31 March each year account to the Authority as to [**] percent ([**]%) of all [**] (with the exception of [**] with the [**]) generated from the [**];

34.13.1.2	No later than [**] each year, at the option of the Authority (i) pay to the Authority a sum [**], (ii) reduce the Charges [**] or (iii) provide Additional Services [**] .

34.13.2	To avoid doubt, the Authority shall be entitled to [**] of the Contractor.

34.13.3	[**].

Trade Marks and Brands

34.14	No Intellectual Property Rights in the trade marks or brands of BT, the Authority or any Authority Service Recipient shall be used by the Contractor without the owning party’s prior written consent. No Intellectual Property Rights in the trade marks or brands of Contractor shall be used by BT without Contractor’s prior written consent.

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Intellectual Property Rights indemnity

34.15	The Contractor shall be responsible for and shall on demand indemnify and keep BT, the Authority, each Authority Service Recipient and each Authority Party indemnified at all times from and against all IPR Liability and all IPR Claims, except to the extent that any IPR Liability or IPR Claim:

34.15.1	arises as a direct result of the Contractor acting on the instruction of BT or the Authority (other than where those instructions are expressly set out in this Agreement or pursuant to its provisions); or

34.15.2	arises from the wilful misconduct of BT, the Authority, any Authority Service Recipient, and Authority Party or any employee, agent or contractor of the Authority, any Authority Service Recipient or any Authority Party.

34.16	Each party shall promptly notify the other in writing when it becomes aware of any IPR Claim being brought or any IPR Liability arising.

34.17	Any IPR Claim brought shall be managed by the Contractor at its own expense and the Contractor shall keep BT fully informed and consult with BT with respect to any such IPR Claim.

34.18	The Contractor shall manage all IPR Claims with all due diligence.

34.19	BT shall at the reasonable request of the Contractor provide reasonable assistance to the Contractor in the management of any IPR Claim and procure, where relevant, that the Authority does the same, and where BT or the Authority does so assist:

34.19.1	the Contractor shall reimburse BT and the Authority for any costs and expenses incurred in so doing (including reasonable legal costs on a standard basis, the costs of professional services and disbursements); and

34.19.2	BT shall not, and shall use reasonable endeavours to ensure that the Authority shall not, make any admissions which could be prejudicial to the defence or settlement of the IPR Claim, (or could increase IPR Liability) without first obtaining the consent of the Contractor (such consent not to be unreasonably withheld or delayed).

34.20	Where any IPR Claim is brought, and is successful, the Contractor shall promptly (at its own expense) either:

34.20.1	modify the Services so as to avoid the infringement or the alleged infringement provided that:

34.20.1.1	the performance and functionality of the modified Services shall be at least equivalent to the performance and functionality of the Services; and

34.20.1.2	there is no adverse effect upon BT, the Authority, any Authority Service Recipient or any Authority Party; and

34.20.1.3	there is no adverse impact on any part of the National IT Programme or the provision of services thereunder and there are no additional costs occasioned thereby which must be borne by

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BT, the Authority, any Authority Service Recipient or any other person who receives services from an Integrated Service Provider or which must be borne by any Integrated Service Provider; and

34.20.1.4	the terms of this Agreement shall apply to the modified Services as they applied to the Services; or

34.20.2	procure a licence to enable the Contractor lawfully to deliver the Services without incurring any IPR Liability and enabling BT and the Authority to exploit such Intellectual Property Rights on terms no less beneficial than those that apply to the licence of the Contractor’s Software granted under this Agreement, and, in addition to its obligations under subclauses 34.20.1 and 34.20.2 (or, where BT agrees, as an alternative to its obligations under those subclauses), BT shall take such other action as the Contractor may propose (if any) and BT agrees to in order to settle such IPR Claim.

34.21	Without prejudice to any other rights or remedies of BT, the Authority, any Authority Service Recipient or any Authority Party, if a modification in accordance with subclause 34.20.1 is not possible so as to avoid the IPR Claim or IPR Liability or the Contractor has been unable to procure a licence in accordance with subclause 34.20.2 or otherwise unable to avoid or settle the IPR Claim or IPR Liability in accordance with subclause 34.20, the Contractor shall be liable for all costs of Replacement Services pursuant to the terms of this Agreement.

34.22	The foregoing subclauses 34.15 to 34.20 (inclusive) shall not apply in respect of any IPR Claims or any IPR Liability to the extent arising from:

34.22.1	any use by BT or the Authority of the Services (as they are on-provided as part of the LSP Services) in combination with any item not supplied or approved by the Contractor (or otherwise provided for or anticipated by this Agreement); or

34.22.2	any modification carried out by BT or the Authority to any item supplied by the Contractor under this Agreement where such modification is not authorised by the Contractor; or

34.22.3	any use of BT which is not allowed under this Agreement.

34.23	BT shall as soon as is reasonably practicable notify the Contractor in writing of any use to which the Authority may put the Supplied Software which is disallowed in this Agreement, as soon as BT becomes aware of such disallowed use.

35.	SOURCE CODE

35.1	The Contractor shall, unless notified otherwise by BT in writing:

35.1.1	at the achievement of each Milestone; and

35.1.2	no later than [**] prior to each Service Commencement Date,

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or otherwise as requested by BT deliver to BT (or its nominee) a copy of the Source Code (together with the associated Documentation) with respect to the Specially Written Software. The Contractor shall thereafter, at intervals reasonably required by BT, keep current (in relation to the executable code used to provide the Services) the Source Code of all the Specially Written Software and the associated Documentation and supply to BT (or its nominee) such Source Code and that Documentation.

35.2	Subject to subclause 35.3, the Contractor shall place the Source Code for the agreed list of items of Software set out in paragraph 12 of Schedule 8.4 (Escrow Agreement) (except for the BT Software, the Authority’s Software, the Specially Written Software and any Off-the-shelf Packages) in escrow with the NCC, on the terms set out in Schedule 0 (Escrow Agreement), within [**] of the Effective Date or within [**] from creation in respect of any Software that is created after the Effective Date. The cost of such Source Code deposit shall be payable by the Contractor.

35.3	If the Contractor is unable to comply with the provisions of subclause 35.2 in respect of any Third Party Software or any Contractor’s Software (other than any Contractor’s Software owned by the Contractor or any Affiliate of the Contractor), it shall provide BT with written evidence of its inability to comply with those provisions and shall propose a suitable alternative to escrow that affords BT comparable protection in relation to access to Source Code for that Software and BT shall notify the Contractor as to whether the proposed alternative is acceptable and can be adopted by the Contractor (such acceptance not to be unreasonably withheld or delayed). The Contractor shall only be excused from its obligations under subclause 35.2 to the extent that BT accepts any alternative proposal in accordance with this subclause 35.3.

36.	AUTHORITY’S DATA

Rights in data

36.1	The Contractor:

36.1.1	acknowledges that it has no rights of ownership in the Authority’s Data; and

36.1.2	shall not delete or remove any copyright notices or other notices contained within the Authority’s Data; and

36.1.3	shall not use the Authority’s Data, except in compliance with the provisions of Clauses 34, 37 and 38 and otherwise in accordance with the provisions of this Agreement; and

36.1.4	shall undertake the obligations set out in Schedule 1.3 (Security Requirements) and Schedule 1.7 (Information Governance Requirements) in such a manner as to preserve so far as possible the integrity and prevent any loss, disclosure, theft, manipulation or interception of the Authority’s Data; and

36.1.5	shall make secure back-up copies of the Authority’s Data on such regular basis as is reasonable for the particular data concerned or as otherwise instructed by BT.

36.2	The Contractor acknowledges the special status of the Authority’s Data given the sensitive nature of medical records, and accordingly agrees to comply with:

36.2.1	the recommendations made in the Caldicott Report,

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36.2.2	any recommendations or guidance issued from time to time by the Department of Health or any other relevant NHS body,

36.2.3	any guidance from the Information Commissioner from time to time, including the guidance published in May 2002 entitled “Use and Disclosure of Health Data”; and

36.2.4	the documents set out in Schedule 1.3 (Security Policy Requirements) and the applicable sections of Schedule 1.1 (Authority’s Requirements).

36.3	In the event that the Authority’s Data is corrupted, lost, destroyed, degraded or rendered inaccurate as a result of the Contractor’s failure to fulfil its obligations under this Clause 36 (or otherwise due to any act or omission of the Contractor or any Contractor Party):

36.3.1	the Contractor shall notify BT as soon as reasonably practicable after, and in any event within [**] of the time at which the Contractor becomes aware of, or should reasonably have become aware of, the event that gives rise to the corruption, loss, destruction, degradation or inaccuracy, and any failure to do so shall be a material breach of this Agreement; and

36.3.2	the Contractor shall promptly, without prejudice to the other rights or remedies of BT, the Authority, any Authority Service Recipient or any Authority Party, at its own expense restore (or procure the restoration of) the Authority’s Data to a fully operational state using the back-up copy made in accordance with subclause 36.1.5 or otherwise; and

36.3.3	where the Contractor fails (or is unable) to restore the Authority’s Data from the back-up copy or otherwise, BT or the Authority may itself, without prejudice to the other rights or remedies of BT, the Authority, any Authority Service Recipient or any Authority Party, restore (or procure restoration of) the Authority’s Data in any manner reasonably available to it (at the expense of the Contractor) and the Contractor at its own expense shall provide to BT or the Authority or both (as the case may be) such assistance as BT reasonably requires for that purpose.

36.4	If the Authority’s Data is corrupted, lost, degraded or rendered inaccurate for any reason other than the failure by the Contractor to fulfil its obligations under this Clause 36 (and other than due to any act or omission of the Contractor or any Contractor Party) then the Contractor shall forthwith at BT’s request, and at BT’s reasonable expense, either:

36.4.1	restore the Authority’s Data (as envisaged by subclause 36.3.2); or

36.4.2	provide such assistance as BT shall reasonably require to assist BT or the Authority (or any third party on BT or the Authority’s behalf) as the case may be with the restoration of the Authority’s Data.

No liability

36.5	Neither BT nor the Authority shall be liable to the Contractor for and the Contractor shall not seek to recover from BT or the Authority (or from any Authority Service Recipient or Authority Party) any Losses which may arise (whether in contract, tort (including negligence) or otherwise) from the adoption, use or application of the Authority’s Data by, or on behalf of, the Contractor or any Contractor Party.

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37.	DATA PROTECTION AND FREEDOM OF INFORMATION

37.1	The parties agree that the provisions of this clause shall apply if and to the extent that the Authority, any Authority Party or any Authority Service Recipient provides Authority Personal Data directly or indirectly (including via BT) for the Contractor to process in connection with the provision of the Services. For the purpose of the following subclauses, the terms process, Personal Data, Sensitive Personal Data, Data Processor, Data Subject and Data Controller shall have the meanings given to them in the Data Protection Act 1998.

37.2	The Authority shall act as Data Controller, and the Contractor shall act as Data Processor, in relation to Authority Personal Data. The Contractor shall (and the Contractor shall procure that each Contractor Party shall) comply with the provisions of the Data Protection Legislation as appropriate in connection with this Agreement (and where applicable any Sub-Contract) including where appropriate maintaining a valid and up to date data protection notification. The Contractor shall procure that each Contractor Party that processes Authority Personal Data shall enter into a confidentiality undertaking in the same form as set out in Part 1 of Schedule 8.2 (Confidentiality Undertaking) and the Contractor acknowledges that any Sub-Contractor that processes Authority Personal Data shall be a Material Sub-Contractor.

37.3	To the extent that the Contractor or any Contractor Party acts as a Data Processor of the Authority Personal Data, the Contractor for itself and each such Contractor Party (in respect of whom the Contractor will be liable under the terms of this Clause 37):

37.3.1	confirms that it is not and at all times will not be in breach of any laws of the country in which the Authority Personal Data will be processed which would prevent the Contractor or the relevant Contractor Party from processing the Authority Personal Data or would give rise to a liability for BT, the Authority or any Authority Service Recipient or Authority Party; and

37.3.2	warrants and undertakes that it shall not, by any act or omission (other than as expressly required by the Authority pursuant to this Agreement) cause any breach by the Authority, having regard to the nature of the Services and the Authority’s obligations as Data Controller, of any of the Data Protection Legislation;

37.3.3	warrants that it has and undertakes that it will at all times have in place and that it shall procure that any Contractor Party has and will at all times have in place appropriate technical and organisational measures against accidental or unlawful destruction of the Authority Personal Data or accidental loss, alteration, unauthorised or unlawful disclosure of or access to the same and adequate security programmes and procedures in place to ensure that unauthorised persons will not have access to any Authority Personal Data or to the data processing equipment used to process any Authority Personal Data and that any persons it authorises to have access to any Authority Personal Data will respect and maintain the confidentiality and security of the Authority Personal Data; and

37.3.4	shall provide BT and the Authority at reasonable intervals within twenty (20) days of request a written description of the technical and organisational

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measures referred to in subclause 37.3.3 in sufficient detail to enable BT and the Authority to determine whether such measures are sufficient to ensure that each of them is in compliance with the Data Protection Legislation; and

37.3.5	shall ensure that the Contractor and each Contractor Party’s technical and organisational measures and their programmes and procedures described in subclause 37.3.3:

37.3.5.1	reflect the level of damage that might reasonably be expected to be suffered by a Data Subject as a result of any unauthorised access or disclosure; and

37.3.5.2	at all times specifically address the nature of Sensitive Personal Data within such programs and procedures; and

37.3.5.3	comply as a minimum with the security requirements set out in Schedule 1.1 (Authority’s Requirements) and Schedule 1.3 (Security Policy Requirements); and

37.3.6	undertakes that it and each Contractor Party shall only use Authority Personal Data for a purpose which is authorised by BT and the Authority (which for the avoidance of doubt includes the provision of the Services) and which is compliant with the Law, the security requirements applicable to the processing of Authority Personal Data as set out in Schedule 1.3 (Security Policy Requirements) and Schedule 1.7 (Information Governance Requirements), NHS Requirements, any other relevant published rules or guidance of any relevant regulatory or professional body which have effect in England and any published rules or guidance of any relevant regulatory or professional body outside England which have effect (or compliance with which constitutes good industry practice) within England as applicable from time to time; and

37.3.7	undertakes that it and each Contractor Party will obtain, hold, process, use, store and disclose Authority Personal Data only to the extent necessary to carry out the Services and/or as specifically instructed by BT or the Authority and that such data will be held, processed, used, stored and disclosed only in accordance with the Data Protection Legislation and any other applicable Law.

37.4	The Contractor undertakes that it and each Contractor Party shall:

37.4.1	do all such actions as are necessary to ensure that it has fulfilled, and will continue to fulfil, the obligations in subclause 37.3;

37.4.2	co-operate with BT and the Authority to ensure BT’s and the Authority’s compliance with the Data Protection Legislation; and

37.4.3	not process any Authority Personal Data in any manner not permitted by this Agreement, including disclosing or transferring any Authority Personal Data or any data derived from Authority Personal Data (whether or not the same still constitutes Authority Personal Data) to any third party without the prior written consent of BT and the Authority save that without prejudice to any other provisions of this Clause 37 including subclause 37.3.2 the Contractor shall be entitled to disclose Authority Personal Data to employees and

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Contractor Parties to whom such disclosure is reasonably necessary in order for the Contractor to carry out the Services and/or BT’s or the Authority’s instructions, or to the extent required under a court order, provided that such disclosure is made subject to written terms substantially the same as, and no less stringent than, the terms contained in this Clause 37 (and including the requirement to comply with any security requirements applicable to the processing of Authority Personal Data as set out in Schedule 1.7 (Information Governance Requirements)) and the Contractor shall give notice in writing to the Authority of any disclosure it or a Contractor Party is required to make under any court order immediately upon its becoming aware of such requirement; and

37.4.4	not transfer any Authority Personal Data to any place outside of England without the express prior written consent of BT or the Authority as appropriate; and

37.4.5	appoint and identify to BT and the Authority an individual within its organisation authorised to respond to enquiries from BT, the Authority, any Authority Service Recipient or any Authority Party concerning its processing of Authority Personal Data and will deal with all enquiries from BT, the Authority, any Authority Service Recipient or any Authority Party relating to such Authority Personal Data promptly, including those from the Information Commissioner and in any event within any time frame stipulated by applicable Law and will to the extent reasonably necessary co-operate with and assist BT, the Authority, any Authority Service Recipient or any Authority Party in ensuring compliance with any Data Subject rights of data access, correction, blocking, suppression or deletion relating to the Authority Personal Data and in the defence or management of any enforcement action or assessment by the Information Commissioner or any other competent body in relation thereto; and

37.4.6	provide access upon reasonable notice to its and any Contractor Parties’ data processing facilities, data files and documentation needed for processing of Authority Personal Data and to permit auditing and/or certification by BT or the Authority (or any other duly qualified auditors or inspection authorities) in order to ascertain compliance with the undertakings given in this Clause 37; and

37.4.7	where consent has been granted under subclause 37.4.4 notify BT and the Authority in writing of any provisions in any local law or of any changes in the laws of the country in which Authority Personal Data is processed which does or could affect the Contractor’s ability to perform its obligations under these Clauses or which does or may give rise to a liability for BT, the Authority, any Authority Service Recipient or any Authority Party.

37.5	If the Data Subject of any Authority Personal Data makes a written request of either party for access to any relevant Authority Personal Data not held by that party (the First Party), the First Party shall promptly notify the other party (the Second Party) and the Second Party shall provide (or, in the case of BT, procure that the Authority procures any relevant Authority Service Recipient or Authority Party provides, or, in the case of the Contractor, procure that any relevant Contractor Party provides) within the timescales specified in the Data Protection Legislation details of the Authority Personal Data held by the Second Party to the relevant Data Subject of such Authority Personal Data. In any case in which the Contractor or any Contractor Party receives any request

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from a Data Subject for access to Authority Personal Data held by the Contractor, the Contractor shall promptly notify BT and shall provide, or procure that the relevant Contractor Party provides, within the timescales specified in the Data Protection Legislation details of the Authority Personal Data held by the Contractor or the Contractor Party as the case may be to the relevant Data Subject of such Authority Personal Data.

37.6	If at any time the Contractor makes a non material and unintentional disclosure of any Sensitive Personal Data that constitutes a breach of the Contractor’s obligations under either this Clause 37 or Clause 38 (Confidentiality) the Contractor shall promptly review the technical and organisational measures referred to in subclause 37.3.3 and any other internal procedures and policies that it has in place to prevent such disclosures and, following such review, shall promptly implement any necessary changes to such measures, procedures and policies in order to prevent any further breaches of this Clause 37 or Clause 38 in respect of Sensitive Personal Data, unless a change is required to the Authority’s Requirements or Security Policy Requirements, in which case the Contractor shall advise the Authority of this Change under the Change Control Procedure. Any failure by the Contractor to comply with the provisions of this subclause 37.6 or any subsequent related non material and unintentional disclosure of Sensitive Personal Data shall constitute a material breach of this Agreement.

37.7	The Contractor shall, and shall procure that each Contractor Party shall:

37.7.1	comply with all requests by the Authority (whether made directly to the Contractor or via BT); and

37.7.2	provide all such assistance as may be required by the Authority,

to enable the Authority to comply with its obligations under the Freedom of Information Act 2000.

38.	CONFIDENTIALITY

Use and disclosure of Confidential Information

38.1	Subject to subclause 38.3, in respect of all Confidential Information provided by, or on behalf of the Authority, any Authority Service Recipient or any Authority Party to the Contractor or any Contractor Party and subject to the terms of this Agreement, the Contractor undertakes to the Authority that it will, and that, subject to subclause 8.8, it will procure that each Contractor Party will:

38.1.1	keep that Confidential Information completely and strictly confidential and keep in safe custody all documentation and media recording of the same;

38.1.2	save as expressly permitted in this Agreement or as required by any Law or any regulatory or governmental authority (but only to that extent), not disclose, copy, reproduce, publish or distribute the whole or any part of that Confidential Information to any person unless authorised in writing by the Authority;

38.1.3	save as expressly permitted in this Agreement, use that Confidential Information only for the Project and will not use that Confidential Information for its own benefit or for the benefit of anyone other than the Authority; and

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38.1.4	maintain that Confidential Information as the Authority’s property.

38.2	In respect of all Commercially Sensitive Documents provided by, or on behalf of, the Contractor or any Contractor Party or any Affiliate of the Contractor to BT or any BT Party, the Authority or any Authority Service Recipient and subject to the terms of this Agreement, BT and the Authority undertakes to the Contractor that it will and it shall procure that each relevant BT Party, Authority Service Recipient and Authority Party will:

38.2.1	keep that Confidential Information completely and strictly confidential and keep in safe custody all documentation and media recording of the same;

38.2.2	save as expressly permitted in this Agreement, or as required by any Law or any regulatory or any governmental authority (but only to that extent) not disclose, copy, reproduce, publish or distribute the whole or any part of that Confidential Information to any person unless authorised in writing by the Contractor;

38.2.3	save as expressly permitted in this Agreement use that Confidential Information only for the Project and will not use that Confidential Information for its own benefit or for the benefit of anyone other than the Contractor; and

38.2.4	maintain that Confidential Information as the Contractor’s property.

38.3	Subject to subclauses 38.2 and 38.7, the Authority shall use its reasonable endeavours to keep any Confidential Information provided to it by, or on behalf of, the Contractor or any Contractor Party confidential and shall use its reasonable endeavours to use such Confidential Information only for the Project. If there is any breach of confidentiality by the Authority or any Authority Party, the Authority shall use all reasonable endeavours to assist the Contractor to identify the person responsible for such breach and assist the Contractor to recover such information or prevent its use. The Authority may, but not shall, at the request of the Contractor, take disciplinary proceedings against the person responsible.

38.4

38.4.1	If requested to do so by the Authority, the Contractor shall enter into a direct confidentiality undertaking with the Authority in the same form as the undertaking set out in Part A of Schedule 8.2 (Confidentiality Undertaking).

38.4.2	BT and the Contractor shall each hold the other’s Confidential Information in confidence. Neither party shall make the other’s Confidential Information available in any form to any third party or use the other’s Confidential Information for any purpose other than as specified in this Agreement. Neither party’s obligations of non-disclosure and non-use shall extend to information that is required to be disclosed or requested in connection with any judicial or quasi-judicial proceeding, including, but not limited to, any administrative proceedings, provided the disclosing party shall give the other party reasonable notice of its intention to disclose information.

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Exceptions

38.5	The obligations on each party to maintain the confidentiality of, and the prohibitions and restrictions on use of, the Confidential Information set out in this Clause 38 shall not apply to Confidential Information:

38.5.1	which the party who disclosed such Confidential Information in the first instance confirms in writing is not required to be treated as Confidential Information;

38.5.2	which is in or comes into the public domain otherwise than through any disclosure prohibited by this Agreement;

38.5.3	which is received by the party wishing to disclose it not only from the other party but also from a third party who lawfully acquired or developed it and who is under no obligation of confidence in relation to its disclosure;

38.5.4	which remains in the possession of the party wishing to disclose it on [**], save for (i) any Confidential Information relating to patients of the Authority or any Authority Service Recipient and (ii) any Confidential Information of the Contractor or any Contractor Party that relates to the Contractor’s Software or the Specially Written Software which shall in each case continue to be treated as Confidential Information in perpetuity.

For the purpose of this Clause 38, no Confidential Information shall be deemed to be in the public domain merely because such information is embraced by more general information or in the case of a complex body of information, because one or more elements of it are separately available in the public domain.

38.6	Save as otherwise provided in this Clause 38 (Confidentiality) where the Authority is the recipient of any Confidential Information disclosed by the Contractor or any Contractor Party, the Authority, any Authority Service Recipient or any Authority Party may disclose such Confidential Information to, and permit its use by, any Authority Service Recipient or Authority Party for any purpose provided for or contemplated by this Agreement and may disclose and use such Confidential Information to the extent necessary so as to assure to any person authorised to receive the benefit of the Services hereunder the full benefit of those Services (or following Termination, Expiry or Service Transfer, the Replacement Services) provided that the Authority procures that any such person to whom such Confidential Information is disclosed shall be subject to equivalent confidentiality obligations to those set out in subclauses 38.1.1, 38.1.2 and 38.1.3 in respect of that Confidential Information.

38.7	The Authority shall be entitled to disclose any Confidential Information which it receives from the Contractor or any Contractor Party:

38.7.1	to its professional advisors or to any independent third party benchmarker conducting any Benchmark Review to the extent that the Authority considers that they have a reasonable need to receive and consider the same;

38.7.2	to the extent required to be disclosed pursuant to subclause 23.2 (Information and Audit Access);

38.7.3	in accordance with subclause 38.12 (Disclosures within the Department of Health and to other Government departments and agencies); and

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38.7.4	to any Integrated Service Provider or other service provider to the extent the Authority considers it reasonably necessary in order to enable or assist that Integrated Service Provider or other service provider to provide services to the Authority or any Authority Service Recipient as part of the National Programme for IT and/or for the Authority or any Authority Service Recipient to receive such services provided that:

38.7.4.1	the Authority shall procure that any such person to whom Confidential Information is disclosed shall be subject to equivalent confidentiality obligations to those set out in subclauses 38.1.1, 38.1.2 and 38.1.4 in respect of that Confidential Information; and

38.7.4.2	such Confidential Information may not include any financial information or Commercially Sensitive Documents which constitutes the Confidential Information of the Contractor or any Contractor Party, provided further that the Authority shall under no circumstances be entitled to disclose any sensitive financial Confidential Information of the Contractor or any Contractor Party to any other Integrated Service Provider.

provided that in each case the conditions contained in subclause 38.7 shall apply.

Restricted Use

38.8	Save as otherwise expressly permitted in this Agreement, the Contractor shall be permitted to disclose the Authority’s, the Authority Service Recipients’ and the Authority Parties’ Confidential Information (“Authority Confidential Information”) only to Contractor Parties, its directors, officers, employees, contractors, agents and professional advisors who need to see and know it in connection with the Project (who are hereafter called the Permitted Persons) and the Contractor agrees to ensure that its Permitted Persons shall not divulge the Authority Confidential Information to any third party and shall deal with the Authority Confidential Information solely in accordance with the terms of this Agreement and, if required by the Authority, shall procure that such Permitted Persons enter into a confidentiality undertaking in the same or substantially the same form as set out in Part 2 of Schedule 8.2 (Confidentiality Undertaking). If requested by the Authority, the Contractor shall provide the Authority with copies of any confidentiality undertakings, agreements or arrangements that are in place between the Contractor and any Permitted Person.

No copies reproductions etc

38.9	Alternative forms of Confidential Information, including all summaries, copies and extracts of such Confidential Information whether prepared by the party disclosing the same (“Disclosing Party”) or not, shall be the sole property of the Disclosing Party and upon written request of the Disclosing Party, the party receiving the same (“Recipient”) shall immediately deliver the same to the Disclosing Party or destroy it, save as required by any Law or any regulatory or governmental authority.

Announcements and publicity

38.10	Unless otherwise required by any Law or any regulatory or governmental authority (but only to that extent), neither party shall make or permit or procure to be made any public

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announcement or disclosure (whether for publication in the press, the radio, television or any other medium) of any Confidential Information or any matter concerning this Agreement or any Project Document including, in the case of the Contractor, its (or any Contractor Party’s) interest in the Project or, in any such case, any matters relating thereto, without the prior written consent of the other party. If either party does wish to make any such public announcement or disclose, it shall give the other party as much prior written notice of the proposed announcement or disclosure as is reasonably practicable.

Disclosure within the Department of Health and to other Government departments and agencies

38.11	Subject to subclause 38.12, the Authority shall be free to disclose the terms of this Agreement and the Project Documents within the Department of Health and to other Government departments, agencies and non departmental public bodies and the parties agree that the Authority shall be free to use and disclose such information on such terms and in such manner as such bodies see fit.

38.12	The Authority shall notify the Contractor in writing not less than five (5) days prior to any intended disclosure of the terms of any of the documents referred to in subclause 38.11 to any of the bodies referred to in subclause 38.11. The Contractor shall notify the Authority in writing of any terms of such documents (the Sensitive Information) that the Contractor objects to being disclosed within five (5) days of any such notification by the Authority (failing which the Contractor shall be deemed to have notified the Authority that it has no objection to any such disclosure). The Authority shall consult with the Contractor following receipt of a notification from the Contractor that it objects to disclosure of such Sensitive Information with a view to agreeing whether or not part or all of the Sensitive Information can be removed from the information to be disclosed.

Remedies for breach of confidentiality

38.13	The parties acknowledge that damages may not be an adequate remedy for any breach of this Clause 38 by either party or any of the Contractor’s Permitted Persons and, in addition to damages and any other rights and remedies of the parties under this Agreement (including, without limitation, those of the Authority under subclauses 37.6, 39.1.3.5 and 39.1.3.8) the parties may be entitled to obtain any legal and/or equitable relief, including an injunction, in the event of any breach of this Clause 38.

Retention and Return of Confidential Information by the Contractor

38.14	Without prejudice to the parties’ other obligations under this Agreement, if directed to do so by the Authority at any time and in any event promptly following Termination, Expiry or any Service Transfer, the Contractor shall (to the extent permitted by Law) return to the Authority or destroy all Confidential Information of the Authority, any Authority Service Recipient or any Authority Party and shall certify that it does not retain any such Confidential Information, save to the extent that any Confidential Information needs to be retained:

38.14.1	by the Contractor for the purposes of the provision of the Services;

38.14.2	in cases where there is a partial termination under subclause 39.11, by the Contractor for the purpose of the provision of the remaining Services; or

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38.14.3	by the Contractor or in order to enforce any of its rights or remedies under this Agreement.

38.15	Until such time as the Contractor is required to return or destroy any Confidential Information of the Authority, any Authority Service Recipient or any Authority Party in accordance with subclause 38.13, the Contractor shall not, and shall procure that each Contractor Party shall not, destroy or otherwise dispose of any Confidential Information of the Authority, any Authority Service Recipient or any Authority Party without the Authority’s prior written consent.

Retention of Confidential Information by the Authority

38.16	Notwithstanding Termination, Expiry or any Service Transfer, the Authority, each Authority Service Recipient and each Authority Party shall be entitled to retain and use Confidential Information provided to it or the Authority, any Authority Service Recipient or any Authority Party by or on behalf of the Contractor:

38.16.1	for the purposes of receiving any continuing Services;

38.16.2	in order to enforce any of its rights or remedies under this Agreement; or

38.16.3	in order to maintain a record of the Confidential Information of the Contractor and each Contractor Party to enable the Authority and each Authority Service Recipient to establish its continuing obligations under this Clause 38.

38.17	Subject to subclause 38.16, BT shall if requested to do so by the Contractor (to the extent permitted by Law) use its reasonable endeavours to return, or procure the return of, to the Contractor or destroy, or procure the destruction of, all Confidential Information of the Contractor and each Contractor Party.

38.18	For the avoidance of doubt, should the Authority and Authority Service Recipient and/or any Authority Party retain and/or use any of the Contractor’s or any Contractor Party’s Confidential Information which relates to the Contractor’s Software or any Specially Written Software, the Authority, all Authority Service Recipients and all Authority Parties shall continue to abide by all obligations of confidentiality regarding such Confidential Information as such obligations are set out in this Agreement, and the Authority shall procure that no Authority Service Recipient or any Authority Party shall disclose any of the Contractor’s Confidential Information to any competitor of the Contractor or any Contractor Party.

PART H: TERMINATION

39.	EVENTS OF DEFAULT

Contractor Events of Default

39.1	For the purposes of this Agreement, Contractor Event of Default means any of the following events or circumstances:

39.1.1	Insolvency

the occurrence of any of the following events in respect of the Contractor, namely:

39.1.1.1	any moratorium, arrangement or composition with its creditors (including any voluntary arrangement as defined in the Insolvency Act 1986) being obtained or entered into by or in relation to the Contractor or any steps being taken to obtain or enter the same or any proceedings being commenced in relation to the Contractor under any law, regulation or procedure relating to the reconstruction or adjustment of debts; or

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39.1.1.2	a receiver, manager, administrator, sequestrator, administrative receiver, liquidator or other similar officer, or other encumbrancer taking possession of or being appointed over, or any distress, execution, attachment or other process being levied or enforced (and not being discharged within five (5) days) upon, against or in respect of the whole or any material part of the assets, rights or revenues of the Contractor or the Contractor failing to satisfy any judgment debt in whole or in part within fourteen (14) days; or

39.1.1.3	the Contractor ceasing or threatening to cease to carry on the whole or a substantial part of its business or if the Contractor is dissolved; or

39.1.1.4	a petition or other form of application being presented or made at court (and not being discharged within twenty (20) days), or a resolution being passed or an order being made for the administration or the winding-up, bankruptcy or dissolution of the Contractor, or the giving or filing of notice of intention to appoint or notice of appointment of an administrator in respect of the Contractor; or

39.1.1.5	the Contractor is, or is adjudicated or found to be, insolvent as set out in section 123 of the Insolvency Act 1986 or stops or suspends payments of its debts or is (or is deemed to be) unable to or has no real prospect of being able to or admits inability to pay its debts as they fall due; or

39.1.1.6	where the Contractor is a partnership in addition to such of subclauses 39.1.1.1 to 39.1.1.5 above as are applicable to partnerships all members of the partnership jointly present a petition for orders to be made for the bankruptcy of each of them in their capacity as members of the partnership or a number of its members which BT considers to be significant have bankruptcy orders made against them or make applications for interim orders under section 252 Insolvency Act 1986 or they enter into voluntary arrangements or other schemes of arrangement or compositions in satisfaction of their debts; or

39.1.1.7	if the Contractor shall suffer any event analogous to the events set out in subclauses 39.1.1.1 to 39.1.1.6 in any jurisdiction in which it is incorporated or resident;

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39.1.2	Failure to achieve Milestones

39.1.2.1	the Contractor failing to achieve any Key Milestone by the relevant Key Milestone Date or Revised Key Milestone Date as the case may be other than where such failure has been caused solely by a Delay Event; or

39.1.2.2	the Contractor failing to achieve any Implementation Milestone by the relevant Milestone Date or any relevant Revised Milestone Date, but excluding any such failure where at the relevant Milestone Date for that Implementation Milestone the Contractor can demonstrate to the reasonable satisfaction of BT that (i) it has successfully delivered more than [**] percent ([**]%) of the requisite work activity for the Services required to be delivered by that Implementation Milestone and (ii) it is capable of successfully achieving the next Key Milestone;.

39.1.3	Default

39.1.3.1	the Contractor committing a material breach of this Agreement other than as a direct consequence of any breach by BT of any of its express obligations under this Agreement; or

39.1.3.2	the Contractor committing a series of breaches of this Agreement which when taken together amount to a material breach of this Agreement; or

39.1.3.3	in the event that any Benchmark Review determines that any or all of the Services, Charges and Service Level Specifications are not Good Value, the Contractor failing to reduce the Charges within [**] of receipt of that Benchmarking Report and/or, if BT so requests, improve the Services and/or Service Level Specifications in accordance with the relevant Benchmarking Report within [**] of receipt of that Benchmarking Report, or in each case such longer period as may have been agreed by the parties (in each case in accordance with Schedule 1.4 (Benchmarking));

39.1.3.4	the Contractor failing to take out, maintain or procure the maintenance of the Insurances in accordance with subclause 46.1; or

39.1.3.5	the Contractor committing:

39.1.3.5.1	any material breach of Clause 38 (Confidentiality) or subclause 10.1; or

39.1.3.5.2	a series of breaches of Clause 38 (Confidentiality) which when taken together amount to a material breach of Clause 38 (Confidentiality); or

39.1.3.5.3	a series of breaches of subclause 10.1 which when taken together amount to a material breach of subclause 10.1; or

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39.1.3.5.4	any breach of Clause 38 (Confidentiality) that relates to Sensitive Personal Data (as defined in the Data Protection Act 1998) other than any individual non-material and unintentional disclosure of Sensitive Personal Data; or

39.1.3.6	the occurrence of any Critical Service Failure; or

39.1.3.7	any act or omission of the Contractor (any Affiliate of the Contractor) or any Material Sub-Contractor (or any Affiliate of a Material Sub-Contractor) which results in material damage to the reputation of BT, the Authority, any Authority Service Recipient such that an ordinary and reasonable person would think the worse of any of them or any of them would be exposed to ridicule (Reputational Damage) in relation to this Agreement where the Contractor does not, within [**] of receiving notice of such act or omission from BT and its effect, procure that procedures are implemented which are likely to the reasonable satisfaction of BT and, to prevent a repetition or the continuance, of such damage to reputation and which mitigate so far as practicable the initial damage to reputation; or

39.1.3.8	the Contractor committing:

39.1.3.8.1	any material breach of any of the warranties in subclause 37.3 and/or undertakings in subclause37.3; or

39.1.3.8.2	a series of breaches of any of the warranties in subclause 37.3 and/or undertakings in subclause 37.3 which when taken together amount to a material breach of any of the warranties in subclause 37.3 and/or undertakings in subclause 37.3; or

39.1.3.8.3	any breach of any of the warranties in subclause 37.3 and/or undertakings in subclause 37.3 that relates to Sensitive Personal Data (as defined in the Data Protection Act 1998) other than individual non-material and unintentional disclosure of Sensitive Personal Data; or

where the Contractor does not within [**] of becoming aware of such breach either procure that procedures are implemented which are likely to the reasonable satisfaction of the Authority to prevent the repetition or continuance of the breach and which mitigate so far as possible the effects of the breach or, where it considers that changes to the Authority Requirements and Security Policies are required, notify the Authority of the recommended changes as a Contractor change under the Change Control Procedure, provided that any repetition of the same breach shall be an immediate Contractor Event of Default other than where the Authority has refused to agree with a Contractor Notice of Change submitted pursuant to this subclause;

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39.1.3.9	the occurrence of any Prohibited Act that permits BT to terminate this Agreement under subclause 52.3; or

39.1.3.10	the Contractor committing a breach of either subclause 27.2, 27.3 or 27.4; or

39.1.4	the Contractor ceasing to provide all or a substantial part of the Services in accordance with this Agreement (other than as a consequence of a breach by BT of its obligations under this Agreement and an event of Force Majeure); or

39.1.5	Health and safety

the Contractor committing a breach of its obligations under this Agreement (other than as a consequence of a breach by BT of its obligations under this Agreement) which breach results in the criminal investigation, prosecution and conviction of the Contractor or any Contractor Party under the Health and Safety Regime (a Health and Safety Conviction) provided that a Health and Safety Conviction of a Contractor Party shall not constitute a Contractor Event of Default if, within forty-five (45) days from the date of the Health and Safety Conviction (whether or not the Health and Safety Conviction is subject to an appeal or any further judicial process), the involvement in the Project of each relevant Contractor Party (which in the case of an individual director, officer or employee shall be deemed to include the Contractor Party of which that person is a director, officer or employee) is terminated and a replacement is appointed by the Contractor in accordance with subclause 48.6 (Sub-Contractors). In determining whether to exercise any right of Termination pursuant to this subclause 39.1.5, BT shall:

39.1.5.1	act in a reasonable and proportionate manner having regard to such matters as the gravity of any offence and the identity of the person committing it; and

39.1.5.2	give all due consideration, where appropriate, to action other than Termination of this Agreement;

39.1.6	Change in Control

39.1.6.1	the occurrence of any Change in Control in respect of the Contractor (or any company which Controls the Contractor) where such Change in Control [**] or

39.1.6.2	the occurrence of any Change in Control in respect of any Material Sub-Contractor (or any company which controls any Material Sub-Contractor) where such Change in Control is reasonably likely to result in material Reputational Damage being caused to BT, the Authority or any Authority Service Recipient and provided that, in the case of a Material Sub Contractor, the Contractor has not within a period of [**] after it became aware of any such Change in Control terminated that

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Material Sub Contractor’s Material Sub-Contract and replaced the Material Sub-Contractor with another contractor which is reasonably satisfactory to BT;

39.1.7	Assignment

the Contractor failing to comply with any of the provisions of subclauses 48.2, 48.6, 48.7, 48.8 or 48.9 (Assignment and Sub-Contracting);

39.1.8	Payment

the Contractor failing to pay any sum or sums due to BT, the Authority, any Authority Service Recipient or any Authority Party under this Agreement (which sums are not in dispute) which, either singly or in aggregate, exceed(s) [**] Pounds Sterling (£[**]) (subject to indexation) and such failure continues for [**] from receipt by the Contractor of a written notice of non payment from BT or the Authority (as the case may be);

39.1.9	Cross-default

the Contractor, any Affiliate of the Contractor or any Contractor Party being in material breach of any :

39.1.9.1	[**];

39.1.9.2	any other agreement having an aggregate value in excess of [**] pounds sterling (£[**]) pursuant to which the Contractor or, any Affiliate of the Contractor provides services (directly or indirectly) to the NHS or any part of the NHS in England and Wales.

39.1.10	[not used]

39.1.11	Default in respect of borrowed money

39.1.11.1	the occurrence of any event of default howsoever described; or

39.1.11.2	[**] (a Potential Default),

which is continuing, unremedied and unwaived, under or in connection with any document or arrangement relating to any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) of the Contractor) (a Borrower) in respect of money that has been borrowed exclusively for the purposes of financing the provision of the Services by the Contractor;

39.1.12	Excess Loss

the Contractor’s actual total liability to BT arising by reason of any act or omission of the Contractor or any Contractor Party (including any breach by the Contractor of any of its obligations under this Agreement, any tortious

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act or omission (including negligence) or otherwise), save to the extent that such liability is caused by any breach of any express provision of this Agreement by BT or any deliberate act or omission of BT, exceeding [**] Pounds Sterling (£[**]); or

39.1.13	Failure of Technology Confirmation Process

the Contractor’s Technical Solution failing to have met the requirements of the technology confirmation process (as set out in subclause 7.10).

Notification

39.2	The Contractor shall notify BT in writing of the occurrence, and details, of any Contractor Event of Default and of any event or circumstance which is likely, with the passage of time or otherwise, to constitute or give rise to a Contractor Event of Default, in either case promptly on the Contractor becoming aware of its occurrence.

BT’s options

39.3	On the occurrence of a Contractor Event of Default, or within a reasonable time after BT becomes aware of the same, BT may:

39.3.1	in the case of any Contractor Event of Default referred to in subclauses 39.1.1, 39.1.5, 39.1.6, 39.1.8, 39.1.11, 39.1.12 and 39.1.13 and in the case of any Contractor Event of Default referred to in subclauses 39.1.3 (other than subclause 39.1.3.9), 39.1.4 or 39.1.9 which is not capable of remedy, terminate this Agreement in its entirety by notice in writing having immediate effect provided that the Authority may only give notice to terminate in relation to any Contractor Event of Default referred to in subclause 39.1.6 if the relevant change in Control has occurred during the preceding [**]; or

39.3.2	in the case of any Contractor Event of Default referred to in subclauses 39.1.3 (other than subclause 39.1.3.9), 39.1.4, 39.1.7 or 39.1.9 which is capable of remedy, serve written notice of default on the Contractor requiring the Contractor, at BT’s option, either:

39.3.2.1	to remedy the Contractor Event of Default referred to in such notice of default (if the same is continuing) within [**] of such notice of default; or

39.3.2.2	to put forward within [**] of such notice of default a reasonable programme (set out, if appropriate, in stages) for remedying the Contractor Event of Default. The programme shall specify in reasonable detail the manner in, and the latest date by, which such the Contractor Event of Default is proposed to be remedied; or

39.3.3	in the case of any Contractor Event of Default referred to in subclause 39.1.8 (Payment), withhold payment (or procure the withholding of payment) of any sums due to the Contractor from BT or any BT Affiliate provided that the total amount withheld does not exceed the amount which the Contractor has failed to pay under this Agreement and provided further that BT ensures that, upon receipt by it of the outstanding amounts due from the Contractor under this Agreement, any amounts being withheld in accordance with this subclause 39.3.3 are promptly paid to the Contractor; or

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39.3.4	in the case of any Contractor Event of Default referred to in subclause 39.1.11 (Default in respect of borrowed money), terminate this Agreement in its entirety by notice in writing having immediate effect provided that:

39.3.4.1	if that Contractor Event of Default arises in connection with any obligation owed to a third party and that third party has given the relevant Borrower a time period to remedy it (whether orally or in writing, but in either case the Contractor must promptly provide BT with reasonably satisfactory evidence of the remedy period), BT shall not be entitled to terminate this Agreement until the expiration of that time period; or

39.3.4.2	if that Contractor Event of Default is a Potential Default which arises in connection with any obligation owed to a third party then, unless subclause 39.3.4.1 applies, BT shall not be entitled to terminate this Agreement unless and until BT has given the Contractor a period of not less than [**] to remedy the Potential Default and the Potential Default shall not have been remedied within that period; or

39.3.5	in the case of any Contractor Event of Default referred to in subclause 39.1.3.9 (occurrence of any Prohibited Acts), terminate this Agreement in accordance with subclause 52.3;

39.3.6	in the case of any Contractor Event of Default referred to in subclause 39.1.2 (Failure to achieve Milestones), serve written notice of default on the Contractor requiring the Contractor to submit a remediation plan to BT setting out how and by when it will be able to achieve the Milestone unless the Contractor has had an opportunity to remedy such default pursuant to subclause 39.3.2.

If:

39.3.6.1	the Contractor does not submit the remediation plan to BT within [**] of receipt by the Contractor of the relevant notice of default; or

39.3.6.2	BT does not agree to the contents of the remediation plan (such agreement not to be unreasonably withheld or delayed); or

39.3.6.3	BT does agree to the contents of the remediation plan but the Contractor fails to achieve the Milestone in the manner and within the time specified in the agreed remediation plan,

BT may terminate this Agreement in its entirety by notice in writing having immediate effect;

39.3.7	in the case of any Contractor Event of Default referred to in subclause 39.1.11 (Default in respect of borrowed money), serve written notice of default on the Contractor requiring the Contractor to:

39.3.7.1	provide information to BT that is reasonably requested by the Authority; and/or

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39.3.7.2	within [**] of receipt by the Contractor of the notice of default, establish suitable credit support arrangements reasonably acceptable to BT (the requirements for which shall be included by BT in the notice of default and which may include, without limitation, the establishment of an escrow account to ensure continued payment to Sub-Contractor or the securing of a guarantee from a body reasonably acceptable to BT).

If the Contractor fails to comply with any of the requirements specified by BT in its notice of default, BT may terminate this Agreement in its entirety by notice in writing having immediate effect; or

39.3.8	in the case of any Contractor Event of Default referred to in subclause 39.1.6.2 (Material Sub-Contractor Change of Control)), serve written notice of default on the Contractor requiring the Contractor to replace the Material Sub-Contractor that has been the subject of the Change in Control (in accordance with the provisions of subclauses 4.1 and 48.9). If that Material Sub-Contractor has not been replaced within [**] of receipt by the Contractor of the notice of default (or such longer period as may be specified by BT), BT may terminate this Agreement in its entirety by notice in writing having immediate effect; or

39.3.9	in the case of a Contractor Event of Default referred to in subclause 39.1.9 (Cross default) which is caused by a Sub-Contractor require the Contractor by notice in writing to remedy the breach of the other agreement, or if not capable of remedy, replace the Sub-Contractor under this Agreement. If the Contractor has not complied with notice within [**] of receipt (or such longer period as may be specified by BT) or in the event of a Contractor Event of Default caused by the Contractor or any Affiliate of the Contractor BT may terminate this Agreement in its entirety by notice in writing having immediate effect.

Remedy provisions

39.4	Where the Contractor puts forward a programme in accordance with subclause 39.3.2.2, BT shall have [**] from receipt of the same within which to notify the Contractor (acting reasonably) that it does not accept the programme, failing which BT shall be deemed to have accepted the programme. Where BT notifies the Contractor that it does not accept the programme as being reasonable, the parties shall endeavour within the following [**] to agree any necessary amendments to the programme put forward. In the absence of agreement within that [**] period, the question of whether the programme (as the same may have been amended by agreement) will remedy the Contractor Event of Default in a reasonable manner and within a reasonable time period (and, if not, what would be a reasonable programme) may be referred by either party for resolution in accordance with the Fast Track Dispute Resolution Procedure.

39.5	If:

39.5.1	the Contractor Event of Default notified in a notice of default served under subclause 39.3.2 is not remedied before the expiry of the period referred to in subclause 39.3.2.1; or

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39.5.2	the Contractor puts forward a programme pursuant to subclause 39.3.2.2 which has been accepted or is deemed to be accepted by BT or has been determined to be reasonable and the Contractor fails to achieve any element of the programme or the end date for the programme (as the case may be); or

39.5.3	any programme put forward by the Contractor pursuant to subclause 39.3.2.2 is rejected by BT as not being reasonable, and, if referred to the Fast Track Dispute Resolution Procedure, the Fast Track Dispute Resolution Procedure does not find against that rejection, then BT may terminate this Agreement by written notice to the Contractor with immediate effect.

Replacement of a non-performing Material Sub-Contractor

39.6	BT may, in its discretion but acting reasonably, require the Contractor by written notice to terminate any Material Sub-Contract and procure that a replacement contractor is appointed in accordance with Clause 48 (Assignment and Sub-Contracting) to provide all those parts of the Services which were performed by that Material Sub-Contractor within [**] after receipt by the Contractor of the relevant written notice to terminate the Material Sub-Contract:

39.6.1	as an alternative to Termination of this Agreement pursuant to the provisions of subclauses 39.3 and 39.5 in any circumstance set out in subclauses 39.1.2, 39.1.3, or 39.1.4 if the relevant breach, failure, cessation or Critical Service Failure, as the case may be, was caused by or materially contributed to by that Material Sub-Contractor; or

39.6.2	on the occurrence of any Change in Control in respect of that Material Sub-Contractor where such Change in Control is reasonably likely to result in material Reputational Damage being caused to BT, the Authority or any Authority Service Recipient.

If BT exercises its rights under this subclause 39.6, this Agreement (including the Contractor’s obligation to provide the Services) shall continue in full force and effect.

39.7	If BT exercises its rights under subclause 39.6, the Contractor shall forthwith put forward written proposals for the interim management or provision of the relevant Service until such time as an alternative Sub-Contractor can be engaged by the Contractor. If the Contractor fails to do so (or its proposals if implemented are not reasonably likely to give adequate provision of the relevant Services) then, without prejudice to the other rights or remedies of BT, the Authority, any Authority Service Recipient or any Authority Party and irrespective of whether any of the circumstances set out in subclause 20.1 has arisen, BT may perform, or procure a third party to perform, such Services itself and the provisions of subclauses 20.2 to 20.11 (inclusive) shall apply, changed according to context, to such Service in those circumstances.

39.8	If the Contractor fails to terminate the relevant Sub-Contract and to procure that a replacement Sub-Contractor is appointed in accordance with the provisions of subclause 39.6 BT shall be entitled at its option to exercise its rights in accordance with the provisions of subclause 39.3.

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BT’s and Authority’s costs

39.9	Without prejudice to the other rights or remedies of BT, the Authority or any Authority Service Recipient, the Contractor shall reimburse BT or the Authority or both (as the case may be) for all costs (including reasonable legal costs on a standard basis, the reasonable costs of professional services and disbursements) incurred by BT or the Authority in exercising any of its or their rights under this Clause 39 (including any relevant increased administrative expenses). BT shall take reasonable steps to mitigate such costs.

39.10	The rights of BT and the Authority (to terminate or otherwise) under this Clause 39 are in addition (and without prejudice) to any other right or remedy which BT and the Authority or any Authority Service Recipient may have to claim the amount of loss or damage suffered by BT and the Authority on account of the acts or omissions of the Contractor or any Contractor Party (or to take any action other than termination of this Agreement).

Partial Termination

39.11	In any of the circumstances set out in this Clause 39, subclause 40.1 or subclause 40.2 in which BT may terminate this Agreement, BT may instead terminate any element of the Services which can be terminated without having a material effect on the ability of the Contractor to provide all or any part of the remaining Services. Any such partial termination shall lead to a cessation of the obligation to pay the Charges for the terminated Services (or the relevant part of those Services) from the date the provision of the Services ceases. In these circumstances, the Charges shall be reduced by such amount as is fair and equitable having regard amongst other things to the provisions of the Financial Model. If the parties fail to agree the reduction then the matter shall be referred to the Dispute Resolution Procedure.

Contractor Rights of Termination

39.12	For the purposes of this Agreement, BT Event of Default means any failure of BT to pay any sum or sums due to the Contractor under this Agreement (which sums are not in dispute) which, either singly or in aggregate, exceed(s) [**] Pounds Sterling (£[**]) (subject to indexation) and such failure continues for [**] from receipt by BT of a notice of non-payment from the Contractor.

39.13	On the occurrence of a BT Event of Default, or within a reasonable time after the Contractor becomes aware of the same, the Contractor may, at its option, serve written notice on BT of the occurrence (and specifying details) of such BT Event of Default. If the relevant matter or, circumstance has not been rectified or remedied by BT within [**] of such notice, the Contractor may serve a further written notice on BT terminating this Agreement with immediate effect.

39.14	The Contractor shall not exercise, or purport to exercise, any right to terminate this Agreement (or accept any repudiation of this Agreement) except as expressly set out in this Agreement.

39.15	BT shall reimburse the Contractor for all direct costs (including reasonable legal costs on a standard basis, the reasonable costs of professional services and disbursements) incurred by the Contractor in exercising any of its rights under subclause 39.13 (including any relevant increased administrative expenses). The Contractor shall take reasonable steps to mitigate such costs.

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40.	NON-DEFAULT TERMINATION

Event of Force Majeure

40.1	If, in the circumstances referred to in Clause 47 (Force Majeure):

40.1.1	the parties have failed to reach agreement on any modification to this Agreement pursuant to Clause 47 (Force Majeure), within [**] of the date on which the party affected serves notice on the other party in accordance with Clause 47 (Force Majeure); and

40.1.2	the event of Force Majeure continues for [**] from the date on which the party affected serves notice on the other party in accordance with Clause 47 (Force Majeure),

BT may at any time afterwards terminate this Agreement or those elements of the Services that are affected by the event of Force Majeure, in each case by written notice to the Contractor having immediate effect. Any partial termination in accordance with this subclause 40.1 shall lead to cessation of the obligation to pay the Charges for the terminated Services (or the relevant part of those Services) from the date the provision of the terminated Services ceases. In these circumstances of partial termination, the Charges shall be reduced by an amount as is fair and equitable having regard amongst other things to the provisions of the Financial Model. If the parties fail to agree the reduction then the matter shall be referred to the Dispute Resolution Procedure.

Voluntary Termination

40.2	BT represents that the Authority has the right to terminate the Head Agreement for the Authority’s convenience (i.e., without BT’s being in breach of its obligations under the Head Agreement) (“Voluntary Termination”). Provided the Authority exercises its right of Voluntary Termination, BT shall be entitled to terminate this Agreement on written notice to the Contractor in which case the provisions of Clause 42 shall apply. In the event of notice being given by BT in accordance with this subclause 40.2, BT shall, at any time before the expiration of such notice, be entitled to direct the Contractor, where the Services (or any elements of any Service) have not been commenced, to refrain from commencing any such Services (or to procure the same).

Expiry

40.3	This Agreement shall terminate automatically on Expiry unless it shall have been terminated earlier in accordance with the provisions of this Agreement. To avoid doubt, the Contractor shall not be entitled to any compensation on Expiry.

Termination of Head Agreement

40.4	BT may terminate this Agreement by giving notice to the Contractor in the event that the Head Agreement is terminated:

40.4.1	by BT as a result of an Authority Event of Default as such term is defined in the Head Agreement; or

40.4.2	by BT as a result of a BT Event of Default as such term is defined in the Head Agreement; or

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40.4.3	by either BT or the Authority as a result of an event of Force Majeure.

41.	EFFECT OF TERMINATION OR EXPIRY

Continued Effect

41.1	Notwithstanding that a party may have a right to terminate this Agreement, that party may elect to continue to treat this Agreement as being in full force and effect and to enforce its rights under this Agreement.

Exit Plan

41.2	The Contractor shall, within [**] after the Effective Date, produce an Exit Plan (based on the principles set out in Schedule 11 (Exit and Services Transfer Arrangements)) for the orderly transition of the Services from the Contractor to BT or any Replacement Supplier in the event of any Termination or Expiry or other Service Transfer. Within [**] after the submission of that Exit Plan, the parties shall meet and use all reasonable endeavours to agree the contents of that Exit Plan, based on the principles set out in Schedule 11 (Exit and Services Transfer Arrangements). If the parties are unable to agree the contents of the Exit Plan within that [**] period, either party may refer the Dispute for resolution in accordance with the Fast Track Dispute Resolution Procedure.

41.3	The Contractor shall update the Exit Plan not less than once during each Contract Year to reflect changes in the Services and shall keep the Exit Plan under continuous review. Following each update the Contractor shall submit the revised Exit Plan to BT for review. Within [**] after the submission of the revised Exit Plan, the parties shall meet and use all reasonable endeavours to agree the contents of the revised Exit Plan, based on the principles set out in Schedule 11 (Exit and Services Transfer Arrangements) and the changes that have occurred in the Services since the Exit Plan was last agreed. If the parties are unable to agree the contents of the revised Exit Plan within that [**] period, either party may refer the Dispute for resolution in accordance with the Fast Track Dispute Resolution Procedure.

41.4	[**] prior to Expiry or as soon as reasonably practicable, and in any event not later than [**], after the service of a Termination Notice or a Transitional Assistance Notice, whichever is the earlier, the Contractor shall submit to BT a revised Exit Plan that could be implemented immediately for review and approval. The parties shall meet and the Contractor shall make any changes to the contents of the Exit Plan reasonably required by BT based on the principles set out in Schedule 11 (Exit and Services Transfer Arrangements). Upon agreement of the revised Exit Plan (either mutually between the parties or through referral to the Fast Track Dispute Resolution Procedure), the Contractor shall implement the Exit Plan and provide Transitional Assistance for the period as required under the relevant Transitional Assistance Notice. Until the agreement of the Exit Plan, the Contractor shall provide the Transitional Assistance in accordance with the principles set out in Schedule 11 (Exit and Services Transfer Arrangements) and the last approved version of the Exit Plan (insofar as this still applies) in good faith to BT. The Contractor shall ensure that it is able to implement the Exit Plan at any time.

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Continued performance

41.5	BT may by written notice to the Contractor at least [**] prior to the date of Expiry or as soon as reasonably practicable following the service by either party of any Termination Notice require the Contractor to provide the Services (or any part of them) for the Termination Period (or such part of the Termination Period as may be specified by BT). The Contractor shall co-operate at all relevant times with BT, the Authority, any Authority Service Recipient and any Replacement Supplier in ensuring the orderly transition of the Services to BT, the Authority, any Authority Service Recipient and any Replacement Supplier (as appropriate).

Transfer to BT or Authority of Assets and contracts on Termination or Expiry

41.6	Upon Termination or Expiry or any other Service Transfer (as the case may be) or upon expiration of the Termination Period or (provided that it does not have an adverse impact on the ability of the Contractor to provide the Services or the Transitional Assistance) at any time during the Termination Period (as BT shall require):

41.6.1	the Contractor shall at no cost return to BT (or its nominee) or the Authority (or its nominee) or the Replacement Supplier at no cost the Authority’s Data and, to the extent permitted by Law, the Legacy Contracts, if any, shall be novated back to BT (or its nominee) or the Authority (or its nominee) or to the Replacement Supplier, in each case, if and as directed by BT on the basis set out in Schedule 11 (Exit and Service Transfer Arrangements);

41.6.2	BT (or its nominee) or the Authority (or its nominee) or the Replacement Supplier shall be entitled to acquire at its option, and the Contractor shall, if so requested by BT, transfer to BT (or its nominee) the Authority (or its nominee) or Replacement Supplier, any one or more of the Transferable Assets, and any such transfer shall:

41.6.2.1	be on a no warranty basis save for any existing third party warranties and with the benefit of any existing service contracts relating to those Transferable Assets that are capable of novation to BT (or its nominee) or the Authority (or its nominee) or Replacement Supplier (as applicable); and

41.6.2.2	be made at no cost to BT (or its nominee) or the Authority (or its nominee):

(a)	if the Transferable Assets are transferred to BT or the Authority (as the case may be) on expiry; or

(b)	upon Termination if BT or the Authority has already fully paid for those Transferable Assets through the Charges or any compensation paid pursuant to Clause 42, otherwise the price payable by BT or the Authority for such transfer shall be lower of Net Book Value (as specified in the Register and calculated in accordance with the Financial Model) and Fair Market Value less any amount that has been paid by BT or the Authority for those Transferable Assets through the Charges and any compensation paid pursuant to Clause 42;

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41.6.3	the Contractor shall deliver, as directed by BT, to BT (or its nominee) or to the Authority (or its nominee) the information referred to in Clause 11 (Employment Matters) except where such documents are required by Law to be retained by the Contractor or any Contractor Party (in which case complete copies shall be delivered to BT (or its nominee) or the Authority (or its nominee) (as the case may be)).

41.7	Notwithstanding any limitation of liability set out in Clause 44 (Limitations of Liability), if the Contractor transfers any Transferable Assets with a positive Net Book Value (as specified in the Registers and calculated in accordance with the Financial Model) and/or at Fair Market Value to BT (or its nominee) or the Authority (or its nominee) or any Replacement Supplier in accordance with subclause 41.6.2 and at the time of such transfer those Transferable Assets are in any way defective excluding fair wear and tear such that they cannot reasonably be used by BT (or its nominee) or by the Authority (or its nominee) or any Replacement Supplier for the provision of any Replacement Services, then, subject to the Contractor’s right to dispute whether such Transferable Assets are unusable in accordance with the Dispute Resolution Procedure, the Contractor shall be liable for, and shall reimburse the Authority in respect of, all reasonable costs incurred by BT, the Authority, any Authority Service Recipient or any Replacement Supplier in replacing those Transferable Assets.

41.8	The Contractor shall ensure that provision is made in all contracts of any description whatsoever to ensure that BT or the Authority (as the case may be) will be in a position to exercise its rights, and the Contractor will be in a position to comply with its obligations, under subclause 41.6.

Termination

41.9	On the Termination Date and save as provided in subclause 41.13, all rights and obligations of BT and the Contractor under this Agreement shall cease and be of no further force and effect.

Transitional arrangements

41.10	Without prejudice to the provisions of the Exit Plan or to the provisions of Schedule 11 (Exit and Services Transfer Arrangements), the Contractor shall, if requested by BT, have the following duties:

41.10.1	from the date [**] before Expiry or from the date upon which the Contractor is notified or becomes aware of any Service Transfer or from the service by either party of any Termination Notice (whichever is the earlier) until the Termination Date, the Contractor shall co-operate fully with BT, the Authority (and their respective nominees) and any Replacement Supplier in order to achieve a smooth transfer from the Services to the Replacement Services and to avoid or mitigate insofar as reasonably practicable any inconvenience or any risk to the health and safety of the employees of BT or the Authority and members of the public; and

41.10.2	the Contractor shall, as soon as practicable after the Termination Date or earlier if requested to do so by BT, remove from the Premises and Sites all property not acquired by BT or the Authority (and their respective nominees) pursuant to subclause 41.6 (or not belonging to or leased by BT, the Authority, any Authority Service Recipient or any Authority Party) and if it has not done so within [**] after any notice from BT requiring it to do so

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either BT or the Authority may (without being responsible for any loss, damage, costs or expenses) remove and sell any such property and shall hold any proceeds less all costs incurred to the credit of the Contractor; and

41.10.3	the Contractor shall forthwith deliver to the BT’s Representative any keys and ID badges for the Premises in accordance with the Security Policy Requirements; and

41.10.4	the Contractor shall, as soon as practicable after the Termination Date or earlier if requested to do so by BT, vacate the Premises and (without prejudice to Schedule 11 (Exit and Services Transfer Arrangements)) shall leave the Premises in a safe, clean and orderly condition.

41.11	If BT wishes to conduct a competition prior to or after Termination or Expiry with a view to entering into an agreement for the provision of services (which may or may not be the same as, or similar to, the Services or any of them) following Termination or Expiry, as the case may be, the Contractor shall co-operate with BT fully in such competition process including by:

41.11.1	providing any information which BT or the Authority may reasonably require to conduct such competition but, to avoid doubt, information which is commercially sensitive to the Contractor shall not be provided (and, for the purpose of this subclause 41.11 commercially sensitive shall mean information which would if disclosed to a competitor of the Contractor give that competitor a competitive advantage over the Contractor and thereby prejudice the business of the Contractor, except for any information referred to in Clause 11 (Employment Matters)); and

41.11.2	assisting BT and the Authority by providing all (or any) participants in such competition process with access to the Sites and Premises.

Cost of transitional arrangements

41.12	If BT requests that the Contractor provides any Transitional Assistance and/or performs any of the duties set out in subclauses 41.10 or 41.11, any payments to be made by BT to the Contractor in respect of the Contractor providing such Transitional Assistance and/or performing such duties shall be determined in accordance with Schedule 9.1 (Charging and Service Deductions). If BT requests that the Contractor continues the performance of any or all of the Services for all or part of the Termination Period in accordance with subclause 41.5, BT shall continue to pay the Contractor the Charges, in accordance with Clause 31 (Charging and Invoicing), for each relevant part of the Services being provided.

Continuing obligations

41.13	Save as otherwise expressly provided in this Agreement:

41.13.1	Termination or Expiry shall be without prejudice to any accrued rights and obligations under this Agreement as at the date of Termination or Expiry, as the case may be; and

41.13.2	Termination or Expiry shall not affect the continuing rights and obligations of the Contractor, BT and the Authority under Clauses 5 (Due Diligence), 7 (Implementation and Testing), 9 (Service Defects and Delay), 11

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(Employment Matters), 13 (Legacy Contracts and Systems), 15 (Warranties and Representations), 20 (Rights of BT and the Authority to Step In), 23 (Information and Audit Access), 27.12 (Records and Reports), 31 (Charging and Invoicing), 33 (Financial Model), 34 (Intellectual Property), 36 (Authority Data), 37 (Data Protection), 38 (Confidentiality), 39 (Events of Default), 40 (Non-Default Termination), 41 (Effect of Termination or Expiry), 42 (Compensation on Termination), 43 (Indemnities and Liability), 44 (Limits on Liability), 45 (Mitigation), 45.2 (Insurance), 47 (Force Majeure), 51 (VAT), 52 (Corrupt Gifts and Payments), 53 (Notices and Communications), 54 (Variations), 55 (Waiver), 56 (No Agency), 57 ), (Entire Agreement), 58 (Conflicts of Agreements), 59 (Severability), 60 (Counterparts), 61 (Costs and Expenses), 62 (No Privity), 64 (Dispute Resolution Procedure) and 65 (Governing Law and Jurisdiction), or under Schedules 1.6 (Disaster Recovery and Business Continuity Plan), 10 (Employment) 11 (Exit and Services Transfer Arrangements) or under any other provision of this Agreement which is expressed to survive Termination or Expiry or which is required to give effect to such Termination or Expiry or the consequences of such Termination or Expiry.

42.	COMPENSATION ON TERMINATION

Compensation

42.1	If this Agreement (or, in accordance with subclause 39.11, any element of the Services) is terminated pursuant to subclauses 40.2 (Voluntary Termination), 40.4.1, 40.4.2 or if the Contractor ceases to be the provider of Services in the circumstances described in subclause 48.3, then BT shall pay the Contractor compensation in accordance with Schedule 9.5 (Compensation on Termination) except in the circumstance where, and to the extent that, notwithstanding the termination of this Agreement or the Head Agreement the Contractor remains within the Project.

Rights of Set-Off

42.2	To avoid doubt, BT’s obligations to make any payment of compensation to the Contractor pursuant to this Clause are subject to BT’s rights under subclause 31.6 (Set-Off).

Full and final settlement

42.3	Any compensation paid pursuant to this Clause 42 shall be in full and final settlement of any claim, demand and/or proceedings of the Contractor in relation to any Termination of this Agreement (or any part of it), Ancillary Documents, and/or any Project Document (and the circumstances leading to such Termination) and the Contractor shall be excluded from all other rights and remedies in respect of any such Termination. The parties agree that any compensation paid pursuant to this Clause 42 is not a penalty and is a genuine pre-estimate of the loss likely to be suffered by the Contractor in respect of the event giving rise to the payment of that compensation.

42.4	The compensation payable (if any) pursuant to subclause 42.1 shall be the sole remedy of the Contractor and the Contractor shall not have any other right or remedy in respect of such Termination.

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PART I: INDEMNITIES AND LIABILITY

43.	INDEMNITIES AND LIABILITY

Contractor indemnity to BT and the Authority

43.1	The Contractor shall indemnify and keep BT and each Affiliate of BT indemnified at all times from and against all Direct Losses sustained by BT and each Affiliate of BT, the Authority, that Authority Service Recipient or that Authority Party (as the case may be) in the event of; or that are the subject of an indemnity claim made against BT or any Affiliate of BT by the Authority, any Authority Service Recipient or Authority Party (as the case may be) arising in connection with:

43.1.1	the Authority or any Authority Service Recipient:

(a)	[**] the Authority or any Authority Service Recipient [**] the Contractor [**] the Contractor [**] this Agreement, [**] or

(b)	[**] the Contractor [**] the Contractor [**] this Agreement, [**]

43.1.2	any loss, destruction, corruption, degradation or inaccuracy of data (including the Authority’s Data) arising by reason of any act or omission of the Contractor or any Contractor Party which it was reasonably foreseeable would have that effect (including any breach by the Contractor of any of its obligations under this Agreement;

43.1.3	any breach of the Data Protection Legislation or any other applicable Law, NHS Requirement, Authority Policy, Standard or Data Set Change Notice either in effect at the Effective Date or in respect of which the Parties have agreed a Change applicable to the provision of:

(a)	the Services by the Contractor; or

(b)	the Clinical Services (including for the purposes of this subclause administration and management) by the Authority, any Authority Service Recipient or any Authority Party,

arising by reason of any act or omission which it was reasonably foreseeable would have that effect of the Contractor or any Contractor Party (including any breach by the Contractor of any of its obligations under this Agreement, any tortious act or omission (including negligence) or otherwise) save where and to the extent that such Direct Losses are caused by the wilful misconduct of BT, any BT Party or the Authority, their employees, agents or contractors (save for the Contractor or any Contractor Party) or by any breach by BT of its obligations under this Agreement, the Data Protection Legislation or other applicable NHS Requirement or Authority Policy provided such misconduct or breach is not caused by the Contractor or any Contractor Party; and

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43.1.4	any breach by the Contractor of Clause 38 (Confidentiality); and

43.1.5	any failure by the Contractor to comply with its obligations pursuant to subclause 37.6 resulting in the Authority failing to comply with its obligations under the Freedom of Information Act 2000.

43.2	The indemnity under clause 43.1 shall be on demand unless: (i) there has not been a material breach by the Contractor of its obligations under this Agreement; and (ii) the event giving rise to the indemnity is capable of remedy in which case the Contractor shall have [**] to effect a remedy before BT can exercise the indemnity.

43.3	The Contractor shall also on demand indemnify and keep the Authority, each Authority Service Recipient and each Authority Party other than agents, contractors and sub-contractors of the Authority or any Authority Service Recipient indemnified at all times in accordance with subclauses 13.2.4, 13.4.1 and 34.15.

BT indemnity to the Contractor

43.4	Subject to subclauses 43.5, 44.10.3, 44.10.4, and 44.12, BT shall use reasonable endeavours to procure that the Authority shall on demand indemnify and keep the Contractor and each Contractor Party indemnified at all times from and against all Direct Losses sustained by the Contractor and each Contractor Party as a result of any claim or action brought against the Contractor or any Contractor Party by any third party arising directly from any errors in the Authority’s Data that were already present in the Authority’s Data at the time the Authority’s Data was given to the Contractor.

43.5	The obligation to procure the indemnity in subclause 43.3 shall not apply:

43.5.1	in respect of any errors in the Authority’s Data of which the Contractor, acting in compliance with its obligations under this Agreement and in a manner commensurate with the Expected Standard, should reasonably have been aware; or

43.5.2	in respect of any errors in the Authority’s Data if the Contractor has not complied with all of its obligations under this Agreement in respect of that part of the Authority’s Data.

43.6	BT shall use reasonable endeavours to procure that the Authority shall also on demand indemnify the Contractor in accordance with subclause 11.6.

43.7	Nothing in this Agreement shall restrict or prevent an Affiliate of BT, the Authority, any Authority Service Recipient and/or an Authority Party from making a claim against the Contractor.

43.8	BT shall, or as soon as is reasonably practicable after becoming aware of a claim from the Authority, an Authority Service Recipient or any Authority Party, inform the Contractor that it is aware of the claim. However, if the Contractor receives a claim from the Authority, an Authority Service Recipient and/or Authority Party, but it has not received notification of the claim from BT, the Contractor shall as soon as reasonably practicable inform BT that it has received such a claim.

43.9	BT shall manage or oversee all such claims from the Authority, any Authority Service Recipient and/or Authority Party (unless BT has been joined by the Authority, the Authority Service Recipient or the Authority Party as a co-defendant with the Contractor) and shall use its reasonable endeavours to minimise the administrative burden arising from Authority, Authority Service Recipient and Authority Party claims.

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43.10	BT also recognises that any award or damages and/or settlement that is reached between the Contractor and the Authority, any Authority Service Recipient and/or Authority Party shall be taken into account when calculating the amount of the Contractor’s liability to BT for other claims which may be brought in the appropriate Contract Year.

43.11	BT shall indemnify and keep Contractor, Contractor Parties and Affiliates of the Contractor indemnified at all times from and against all Direct Losses sustained by Contractor, Contractor Parties and Affiliates of Contractor in the event of; or that are the subject of an indemnity claim made against Contractor, Contractor Parties or Affiliates of Contractor arising in connection with:

43.11.1	the Authority or any Authority Service Recipient:

(a)	not benefiting from any ICT or services to be provided by any other Integrated Service Provider to the Authority or any Authority Service Recipient arising by reason of any act or omission of BT or any BT Party which it was reasonably foreseeable would have that effect (including any breach by BT of any of its obligations under this Agreement, any tortious act or omission (including negligence) or otherwise); or

(b)	being liable to make any payment to any other Integrated Service Provider in circumstances in which it would not have been so liable save for any act or omission of BT or any BT Party which it was reasonably foreseeable would have that effect (including any breach by the BT of any of its obligations under this Agreement, any tortious act or omission (including negligence) or otherwise);

43.11.2	any loss, destruction, corruption, degradation or inaccuracy of data (including the Authority’s Data) arising by reason of any act or omission of BT or any BT Party which it was reasonably foreseeable would have that effect (including any breach by BT of any of its obligations under this Agreement;

43.11.3	any breach of the Data Protection Legislation or any other applicable Law, NHS Requirement, Authority Policy, Standard or Data Set Change Notice either in effect at the Effective Date or in respect of which the Parties have agreed a Change applicable to the provision of:

(i)	the Services by Contractor; or

(ii)	the Clinical Services (including for the purposes of this subclause administration and management) by the Authority, any Authority Service Recipient or any Authority Party,

43.11.4	arising by reason of any act or omission which it was reasonably foreseeable would have that effect of BT or any BT Party (including any breach by BT of any of its obligations under this Agreement, any tortious act or omission (including negligence) or otherwise) save where and to the extent that such Direct Losses are caused by the wilful misconduct of the Contractor, any Contractor Party, the Authority, their employees, agents or contractors or by

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any breach by the Contractor of its obligations under this Agreement, the Data Protection Legislation or other applicable NHS Requirement or Authority Policy provided such misconduct or breach is not caused by BT or any BT Party.any breach by BT of Clause 38 (Confidentiality);

43.12	The indemnity under clause 43.11 shall be on demand unless: (i) there has not been a material breach by BT of its obligations under this Agreement; and (ii) the event giving rise to the indemnity is capable of remedy in which case BT shall have [**] to effect a remedy before Contractor can exercise the indemnity.

43.13	Nothing in this Agreement shall restrict or prevent an Affiliate of the Contractor from making a claim against BT.

44.	LIMITS ON LIABILITY

Exclusions

44.1	The indemnities under this Agreement shall not apply to and (without prejudice to BT’s rights to make Service Deductions in accordance with Schedule 9.1 (Charging and Service Deductions) or Delay Deductions in accordance with subclause 9.1) there shall be no right to claim damages for breach of this Agreement, in tort (including negligence) or on any other basis whatsoever to the extent that any loss claimed is for Indirect Losses suffered or allegedly suffered. For the avoidance of doubt, in the context of any indemnity under this Agreement (other than the indemnity under subclause 43.1.1(a), any Direct Losses of any person making a claim against the beneficiary of any indemnity under this Agreement which that beneficiary is liable to pay that person as a result of the claim shall be recoverable as a Direct Loss of that beneficiary.

44.2	The Contractor agrees that notwithstanding subclause 44.1, any loss of the Authority, any Authority Service Recipient or Authority Party (other than agents, contractors and sub-contractors of the Authority or an Authority Service Recipient) arising from a breach of the Head Agreement that has been caused wholly or partly by a breach by the Contractor of this Agreement and which is a Direct Loss of the Authority, that Authority Service Recipient or Authority Party under the Head Agreement shall not be treated as Indirect Loss for the purpose of this Agreement and shall be recoverable as if it were Direct Loss of the Authority or, to the extent that any claim in respect of such Direct Loss is made against BT under the Head Agreement, of BT.

Exclusive financial remedy

44.3	In respect of any element of the Services for which there is a Service Level Specification for which Service Deductions are payable, Service Deductions shall be the exclusive financial remedy of BT for a failure to perform that element of the Services in accordance with the relevant Service Level Specification(s) except if:

44.3.1	the Contractor fails to provide that element of the Services in accordance with the relevant Service Level Specification(s) for [**]; or

44.3.2	the Contractor fails to perform that element of the Services in accordance with any relevant Critical Service Level; or

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44.3.3	BT has the right to serve, or has served, a notice of termination of this Agreement as a result of the failure (whether exercised or not); or

44.3.4	the Contractor’s failure to perform that element of the Services in accordance with the relevant Service Level Specification(s) is a result of:

44.3.4.1	fraud or fraudulent misrepresentation; or

44.3.4.2	any deliberate act or omission of the Contractor or any Contractor Party; or

44.3.5	the Contractor’s failure to perform that element of the Services in accordance with the Service Level Specification(s) results in:

44.3.5.1	BT, the Authority or any Authority Service Recipient or any Authority Party having any liability to make any payment or incurring any other liability to any third party (including any Integrated Service Provider); or

44.3.5.2	loss, destruction, corruption, degradation or inaccuracy of any data including Authority’s Data; or

44.3.6	the Losses suffered by BT, the Authority, any Authority Service Recipient or any Authority Party (either individually or when aggregated) arising out of that failure by the Contractor to perform that element of the Services exceed the liability cap set out in subclause 44.10.1.

44.4	In the circumstances described in subclauses 44.3.1 to 44.3.5, the Contractor’s liability to pay (and BT’s right to deduct) any Service Deduction shall be without prejudice to the other rights or remedies of BT, the Authority, any Authority Service Recipient or any Authority Party for the Contractor’s failure to meet the relevant Service Level Specifications.

44.5	In respect of any failure by the Contractor to perform its obligations under this Agreement for which Delay Deductions are payable, Delay Deductions shall be BT’s exclusive financial remedy for such failure except if:

44.5.1	BT has the right to serve, or has served, a notice of termination of this Agreement as a result of the failure (whether exercised or not);

44.5.2	the failure is a result of:

44.5.2.1	fraud or fraudulent misrepresentation; or

44.5.2.2	any deliberate act or omission of the Contractor or any Contractor Party;

44.5.3	the failure results in:

44.5.3.1	BT, the Authority or any Authority Service Recipient or any Authority Party having any liability to make any payment or incurring any other liability to any third party (including any Integrated Service Provider); or

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44.5.3.2	loss, destruction, corruption, degradation or inaccuracy of any data, including Authority’s Data; or

44.5.4	the Losses suffered by BT arising out of that failure by the Contractor to perform its obligations under this Agreement exceed the liability cap set out in subclause 44.10.1.

44.6	In the circumstances described in subclauses 44.5.1 to 44.5.3, the Contractor’s liability to pay (and BT’s right to deduct) any Delay Deduction shall be without prejudice to the other rights or remedies of BT, the Authority or any Authority Service Recipient for the Contractor’s failure to which the Delay Deduction relates.

44.7	The parties agree that the relevant Service Deductions and Delay Deductions are not a penalty and, without prejudice to BT’s right to recover amounts in addition to Service Deductions and Delay Deductions pursuant to subclauses 44.3.1 to 44.3.5 and 44.5.1 to 44.5.3, are a genuine pre-estimate of the loss likely to be suffered by BT in respect of the relevant failure of the Contractor to which the Service Deduction or Delay Deduction relates.

44.8	BT shall be entitled to seek injunctive relief or a decree of specific performance or any other discretionary remedy of the court.

44.9	Notwithstanding any other provision of this Agreement, neither party shall be entitled to recover compensation or make a claim under this Agreement, or any other agreement in relation to this Agreement in respect of any loss that it has incurred (or any failure of the other party) to the extent that it has already been compensated in respect of that loss or failure pursuant to this Agreement, or otherwise.

Financial limits

44.10

44.10.1	The aggregate liability of the Contractor in respect of Service Deductions and Delay Deductions which BT can make under this Agreement in any Contract Year shall in no event [**] Pounds Sterling (£[**]) (subject to indexation).

44.10.2	The aggregate liability of the Contractor in each Contract Year whether arising from tort (including negligence), breach of contract or otherwise under or in connection with this Agreement (other than any liability covered by subclauses 44.10.1, 44.10.3 and 44.11) shall in no event [**] Pounds Sterling (£[**]) (subject to indexation).

44.10.3	Subject to subclause 41.7, the aggregate liability of the Contractor whether arising from tort (including negligence), breach of contract or otherwise under or in connection with this Agreement (other than any liability covered by subclauses 44.10.1 and 44.11) shall in no event [**] Pounds Sterling (£[**]) (subject to indexation).

44.10.4	The aggregate liability of BT in each Contract Year whether arising from tort (including negligence), breach of contract or otherwise under or in connection with this Agreement, including BT’s liability to pay any Charges to the Contractor in the circumstances referred to in subclause 24.1 (other than any liability covered by subclause 44.11) shall in no event [**] Pounds Sterling (£[**]) (subject to indexation).

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44.11	Notwithstanding any other provision of this Agreement, neither party limits or excludes its liability:

44.11.1	for fraud or fraudulent misrepresentation;

44.11.2	for death or personal injury caused by its negligence or, in the case of the Contractor, of any Contractor Party;

44.11.3	in respect of any implied conditions as to title and warranties as to title;

44.11.4	in respect of the indemnity under subclause 43.1.3; or

44.11.5	in respect of breach of its obligations as solely regards the other’s (BT’s and the Contractor’s) Confidential Information under subclause 38.5.

44.12	Notwithstanding any other provision of this Agreement, the Contractor shall not be entitled to any relief from its obligations under this Agreement (including, without limitation, any relief in the form of an Excusing Cause or Delay Event), to the extent that the circumstances giving rise to such relief or liability are caused or contributed to by the Contractor (including any Affiliate of the Contractors) or any Contractor Party (including, without limitation, by way of any act, omission, breach or negligence of the Contractor (including any Affiliate of the Contractor) or any Contractor Party under this Agreement, any other NPfIT Agreement or otherwise)

44.13	Subject to Clause 44.12 a party to this Agreement shall not have any liability to the other party under this Agreement, to the extent that the circumstances giving rise to such relief or liability are caused or contributed to by such other party (including any Affiliate of such other party) and in the case of the Contractor, or any Contractor Party (including, without limitation, by way of any act, omission, breach or negligence of the Contractor (including any Affiliate of the Contractor) or any Contractor Party under this Agreement, any other NPfIT Agreement or otherwise

45.	MITIGATION

45.1	Each of BT and the Contractor shall at all times take all reasonable steps to minimise and mitigate any loss for which the relevant party is entitled to bring a claim against the other party pursuant to this Agreement. For the avoidance of doubt this obligation to mitigate shall apply to any Direct Losses arising under any indemnity given under this Agreement and no Direct Loss which could have been reasonably reduced or avoided by the beneficiary under the indemnity complying with the provisions of this Clause 45 shall be recoverable under any indemnity.

45.2	BT’s obligations under subclause 45.1 extend to co-operating with the Contractor to mitigate BT’s Direct Losses and to minimise the Contractor’s exposure. The Contractor shall be permitted to offer reasonable proposals and suggested courses of action designed to minimise its exposure and BT, where it considers such proposals reasonable, practical and sensible proposals to follow shall in good faith consider following and/or adopting them.

45.3	Without prejudice to any other provision of this Agreement in relation to mitigation, in circumstances where the Contractor is entitled under this Agreement to recover

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additional costs from BT as a result of any act or omission of BT, the Authority, any Authority Service Recipient or any Authority Party, the Contractor shall take all reasonable steps to minimise and mitigate such additional costs.

46.	INSURANCE

46.1	The Contractor shall take out and maintain or procure the maintenance of the Insurances described in and in accordance with the provisions of Schedule 1.5 (Insurance Requirements). In addition, the Contractor shall, at the request of BT and provided that it is required by the Authority, seek quotes for any ‘project specific’ insurance policies which may be detailed in Part B of Schedule 1.5 (Insurance Requirements) and/or consult BT in obtaining quotes for such policies. In such event, the provision of Schedule 1.5 (Insurance Requirements) shall apply to the process of obtaining, agreeing, paying for and maintaining such insurance policies.

46.2	The Contractor shall in respect of the Insurances which it is required to take out and maintain, comply with the conditions and obligations set out in Schedule 1.5 (Insurance Requirements).

46.3	If at any time the long term, unsecured, unsubordinated debt rating of the Contractor issued by one or more Rating Agencies is downgraded below Investment Grade, the Contractor shall immediately ensure that it satisfies its obligations under subclause 46.1 solely through Project-specific policies of insurance taken out with reputable third party insurance vendors.

PART J: MISCELLANEOUS

47.	FORCE MAJEURE

47.1	For the purposes of this Agreement, Force Majeure means any delay or non-performance of a party’s obligations under this Agreement arising directly from any cause or causes beyond its reasonable control which could not reasonably be planned for or avoided including, without limitation, an act of God, war, fire, explosion or civil commotion (but excluding flood, industrial strike and lockout) provided that the affected party:

47.1.1	promptly notifies the other party in writing of the cause of the delay or non-performance and the likely duration of the delay or non-performance; and

47.1.2	uses all reasonable endeavours to limit the effect of that delay or non-performance on the other party which directly causes either party to be unable to comply with all or a material part of its obligations under this Agreement.

47.2	Subject to subclause 47.4, the party claiming relief shall be relieved from liability under this Agreement to the extent that by reason of the event of Force Majeure it is not able to perform its obligations under this Agreement, provided that if the party claiming relief is the Contractor, BT shall be entitled to make Service Deductions in respect of the part of the Services not provided by the Contractor as a result of the event of Force Majeure provided Charges for such Services which have been affected by such event of Force Majeure continue to be payable to the Contractor.

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47.3	Where any event of Force Majeure is also a Delay Event, the Contractor shall only be relieved of its obligations to commence provision of any Service by the relevant Planned Service Commencement Date in accordance with Clause 9 (Service Defects and Delay).

47.4	Where a party is (or claims to be) affected by an event of Force Majeure:

47.4.1	it shall take and continue to take all reasonable steps to eliminate or mitigate the consequences of such an event upon the performance of its obligations under this Agreement (including, in the case of the Contractor, through the implementation of the Disaster Recovery and Business Continuity Plan) and resume performance of its obligations affected by the event of Force Majeure as soon as practicable and use all reasonable endeavours to remedy its failure to perform; and

47.4.2	it shall not be relieved from liability under this Agreement to the extent that it is not able to perform, or has not in fact performed, its obligations under this Agreement due to its failure (if any) to comply with its obligations under subclause 47.4.1.

47.5	The party claiming relief shall serve written notice on the other party as soon as reasonably possible and in any event within five (5) days of it becoming aware of the relevant event of Force Majeure. Such initial notice shall give sufficient details to identify the particular event claimed to be an event of Force Majeure.

47.6	A subsequent written notice shall be served by the party claiming relief on the other party as soon as reasonably possible and in any event within a further period of five (5) days of the notice referred to in subclause 47.5 which shall contain such relevant information relating to the failure to perform (or delay in performing) as is available, including the effect of the event of Force Majeure on the ability of the party to perform, the action being taken in accordance with subclause 47.4 (Mitigation), the date of the occurrence of the event of Force Majeure and an estimate of the period of time required to overcome it (and/or its effects).

47.7	The party claiming relief shall notify the other in writing as soon as the consequences of the event of Force Majeure have ceased and of when performance of its affected obligations can be resumed.

47.8	If, following the issue of any notice referred to in subclause 47.6, the party claiming relief receives or becomes aware of any further information relating to the event of Force Majeure (and/or any failure to perform), it shall submit such further information to the other party as soon as reasonably possible.

Modifications

47.9	The parties shall endeavour to agree in writing any modifications to this Agreement which may be equitable having regard to the nature of an event or events of Force Majeure. The Dispute Resolution Procedure shall not apply to a failure of BT and the Contractor to reach agreement pursuant to this subclause 47.9.

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48.	ASSIGNMENT AND SUB-CONTRACTING

Assignment

48.1	This Agreement and any other agreement in connection with the Project to which both BT and the Contractor are a party shall be binding on, and shall inure to the benefit of, the Contractor and BT and their respective successors and permitted transferees and assignees.

48.2	Neither party hereto shall, without the prior written consent of the other party hereto, assign, sublicense, transfer, or otherwise dispose of any of its rights or sub-contract, transfer or otherwise dispose of any of its obligations under this Agreement or any Project Document or any other contract entered into by the parties hereto for the purposes of performing its obligations under this Agreement.

48.3	To the extent required by the Authority, BT shall be entitled to assign, dispose of the benefit of or novate and/or require that the Contractor assigns, disposes of the benefit of or novates the whole or part of this Agreement or any agreement in connection with this Agreement to which the Contractor and BT are a party to any person, including to the Secretary of State, the Authority, any Authority Service Recipient, any Integrated Service Provider or any other person to whom the Secretary of State exercising his statutory rights would be entitled to transfer such benefits, covered by the National Health Service (Residual Liabilities) Act 1996. If, as a consequence of any such assignment, disposal or novation, the Contractor ceases to be the provider of the Services then the provisions of Schedule 9.5 (Compensation on Termination) shall apply.

48.4	For the avoidance of doubt, nothing in this subclause shall restrict the rights of the Secretary of State to effect a statutory transfer.

48.5	If any assignment, disposal or transfer be required pursuant to subclause 48.3 the Contractor shall enter into such agreement and/or deed as BT shall reasonably require so as to give effect to such assignment, disposal or novation, but for the avoidance of doubt, the Contractor shall not be required to disclose commercially sensitive information to any transferee where the Contractor acting reasonable decides such transferee is a competitor of the Contractor.

Sub-Contractors

48.6	Save to the extent expressly permitted under this Agreement or agreed in writing by both parties in accordance with the Change Control Procedure, the Contractor shall not sub-contract any of its obligations under this Agreement without BT’s prior written consent (which BT may not unreasonably withhold or delay and, for the avoidance of doubt, the Contractor agrees that BT shall be deemed to be acting reasonably in withholding or delaying such consent where BT considers that (i) the appointment of the proposed Sub-Contractor may prejudice the provision of the Services in accordance with the terms of this Agreement and/or may be contrary to the interests of BT or the Authority, including where it may damage the reputation of the Government or any part thereof, (ii) the proposed Sub-Contractor is considered to be unreliable and/or has not provided a reasonable service to any of its other customers, and/or (iii) the proposed Sub-Contractor uses the Services of unfit persons). For the avoidance of doubt, BT shall be deemed to have provided its prior written consent to the Contractor sub-contracting to the Material Sub-Contractors listed in Schedule 3.3 (Material Sub-Contractors) [for the purposes described in that Schedule] (Brackets???). Subject to

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subclause 48.7, the Contractor shall provide to BT prior written notice of its intention to engage any Sub-Contractors in connection with this Agreement together with the following details of them:

48.6.1	the name and address of the Sub-Contractor; and

48.6.2	the subject matter of the Sub-Contract, including the quality of items to be supplied, involvement in the Services and/or the scope of the services to be provided; and

48.6.3	confirmation that the Contractor has agreed appropriate provisions in the relevant Sub-Contract to enable the Contractor to fully comply with its obligations under the relevant Service Level Specifications and this Agreement; and

48.6.4	in the case where the Sub-Contractor is an Affiliate of the Contractor, documents demonstrating that the proposed Sub-Contract is on arms length terms; and

48.6.5	any additional information as that BT may reasonably require by written notice in writing to the Contractor.

In the course of giving its consent to the appointment of any Sub-Contractor, BT shall notify the Contractor in writing of whether that Sub-Contractor shall be a Material Sub-Contractor for the purpose of this Agreement.

48.7	The Contractor is not obliged to provide BT with any of the information listed in subclauses 48.6.1 to 48.6.5 if to do so would be in breach of any rules and regulations of any exchange on which the shares of the Contractor are admitted to listing and/or trading, or any other rules or regulations with which the Contractor is obliged to comply as a result of such listing, but the Contractor shall notify BT in writing of any information (whether generalised or specific) that it is permitted to disclose in relation to the appointment of a Sub-Contractor on a confidential basis under those rules and regulations.

48.8	The Contractor shall ensure that it reserves for BT, the Authority and each Authority Service Recipient in each Sub-Contract it enters into:

48.8.1	if so requested by BT in relation to any Material Sub-Contract, third party rights under the Contracts (Rights of Third Parties) Act 1999 which permit BT, the Authority or any Authority Service Recipient to enforce the terms of that Sub-Contract as if it were the Contractor; and

48.8.2	provisions enabling the Contractor to assign, sublicense, transfer or otherwise dispose of any of its rights or sub-contract, transfer or otherwise dispose of any of its obligations under the Sub-Contract to BT, the Authority or any Authority Service Recipient or any Replacement Supplier; and

48.8.3	if so requested by BT, in relation to any Sub-Contract, provisions enabling the Contractor, BT, or the Authority or any Authority Service Recipient or any person or persons appointed by BT, the Authority or by any Authority Service Recipient to step in on substantially the same terms as are set out in subclauses 20.1 to 20.11 of this Agreement.

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48.9	Subject to subclause 4.1 in respect of Material Sub-Contracts, the Contractor shall:

48.9.1	not terminate any Sub-Contract or agree to the termination of the engagement and/or employment of (or the replacement of) any Sub-Contractor under any Sub-Contract; and

without, in each case, the prior written consent of BT (such consent not to be unreasonably withheld or delayed). To avoid doubt, (i) any failure to comply with subclause 48.11 shall be a reasonable ground for withholding consent and (ii) consent shall, without prejudice to the other provisions of this subclause 48.9, not be required in respect of the appointment of any party currently approved by BT in writing as a suitable replacement.

48.10	If the contract set out next to the name of any person referred to in subclause 48.9, shall at any time lapse, terminate or otherwise cease to be in full force and effect (whether by reason of expiry or otherwise), with the effect that such person shall cease to act in relation to the Project, the Contractor shall forthwith appoint a replacement (subject to compliance with subclauses 48.6 and 48.8).

48.11	The Contractor shall procure that any replacement for any person referred to in subclause 48.9, shall enter into a contract upon the same or substantially similar terms as the person so replaced.

48.12	The Contractor shall ensure that each Sub-Contractor is paid in respect of any element of the Services provided by that Sub-Contractor within [**] of the date on which the Contractor receives that Sub-Contractor’s valid invoice in respect of the performance of that element of part of the Services.

48.13	Should BT obtain from any Sub-Contractor or other third party more favourable commercial terms with respect to the provision of any goods, software or services used by the Contractor in the provision of the Services or any replacement goods, software or services (Third Party Item) then BT shall (provided that it shall have provided prior notice to the Contractor) be entitled to (i) require the Contractor to [**], or (ii) [**] with respect to the provision of the Third Party Item to BT or to the Authority. If BT exercises either option under this subclause 48.13 with respect to the provision of any Third Party Item, the Charges shall be [**]. BT’s right to enter into any direct agreement with any person with respect to the provision of any Third Party Item pursuant to this subclause 48.13 is subject to:

48.13.1	BT continuing to make available to the Contractor the Third Party Item where this is necessary to enable the Contractor to provide the Services; and

48.13.2	any reduction in the Charges taking into account any continuing obligation of the Contractor to make payment with respect to any such Third Party Item that was sold to it or licensed to it for use in the provision of the Services and which has now been substituted for use in relation to the Services by the item purchased by or licensed to BT or the Authority direct.

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48.14	The Contractor warrants and represents that, as at the Effective Date, Schedule 3.4 (Third Party Suppliers) sets out a complete and accurate list of all Sub-Contractors and other third party suppliers with whom the Contractor’s aggregate spend in respect of goods, software and services used by the Contractor in the provision of the Services is reasonably likely to exceed:

48.14.1	[**] Pounds Sterling (£[**]) in any Contract Year; or

48.14.2	[**] Pounds Sterling (£[**]) over the Service Period.

48.15	If at any time the Contractor becomes aware that its aggregate spend with any Sub-Contractor or other third party supplier is likely to exceed the limits specified in subclauses 48.14.1 or 48.14.2 and that Sub-Contractor or third party supplier is not included in the list set out in Schedule 3.4 (Third Party Suppliers), the Contractor shall immediately notify BT and shall ensure that its aggregate spend with that Sub-Contractor or third party supplier does not exceed the limits specified in 48.14.1 or 48.14.2 until such time as it has received BT’s written consent to those limits being exceeded (such consent not to be unreasonably withheld or delayed). If BT does provide its consent in accordance with this subclause 48.15, the parties shall amend the list set out in Schedule 3.4 (Third Party Suppliers) accordingly.

49.	DATA SET CHANGE NOTICES, STANDARDS AND AUTHORITY POLICIES

49.1	The Contractor shall ensure that the Supplied Software and Services are able to capture all relevant data items mandated within each directive issued from time to time by the Secretary of State, the Authority, the NHS or any Authority Service Recipient notifying NHS organisations of mandatory or other changes to data collection requirements (a Data Set Change Notice). All requirements set out in a DSCN must be fully implemented within the Supplied Software in a live environment by the Contractor (to assist BT to implement within the System) by the date specified in that DSCN and at no cost to BT either in terms of increased Charges, development, additional licence fees, implementation, support or on any other basis whatsoever.

49.2	Should the Authority wish to change any Standards or any Authority Policy or introduce a new Standard or Authority Policy (other than where any proposed new Standard is a Project Specific Standard or where the proposed change is to a Project Specific Standard) then BT shall notify the Contractor of this change by disclosing a Standards Notice to that effect issued by the Authority.

49.3	As soon as practicable and in any event within the required period set out in the Standards Notice the Contractor shall notify BT in writing of the Contractor’s opinion as to:

49.3.1	the impact that such introduction or change will have upon the provision of the Services and the ability of the Contractor to meet its obligations under this Agreement; and

49.3.2	any potential adverse impact on any part of the National IT Programme or the provision of services thereunder; and

49.3.3	any modifications that will be required to the System (or any component elements thereof) or of any other parts of BT’s ICT Infrastructure, the BT Software, the Authority’s ICT Infrastructure, the Authority’s Software or the Authority’s Data as a consequence of such introduction or change.

49.4	BT shall as soon as reasonably practicable following receipt of the Contractor’s notice inform the Contractor in writing as to whether or not it wishes to proceed with the introduction or change. Should BT indicate that it wishes to proceed with the introduction or change then the Contractor shall ensure that the Services and the Supplied Software are fully compliant with the Standard or Authority Policy (as

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changed) or the newly introduced Standard or Authority Policy (as the case may be) by the date required in the Standards Notice or such other date as the parties shall agree in writing. The Contractor shall not be entitled to any payment from BT with respect to any increased costs (either in terms of increased Charges, development, additional licence fees, implementation, support or on any other basis whatsoever) that it incurs as a consequence save where provided for pursuant to subclause 49.5.

49.5	Should the Authority wish to make a change to a Project Specific Standard or introduce a new Project Specific Standard such that the Supplied Software and the Services shall be required to conform to the Project Specific Standard as changed or the newly introduced Project Specific Standard (as the case may be) then BT shall issue to the Contractor a BT Notice of Change (which may itself consist of a notice of change issued by the Authority to BT under the Head Agreement) and the relevant provisions of Schedule 7.3 (Change Control Procedure) shall apply.

49.6	If the Contractor fails to implement into the Supplied Software in a live environment all requirements set out in a Data Set Change Notice and/or fails to ensure that the Supplied Software and the Services fully comply with all Standards Notices required to be implemented in any calendar month then the Services shall be deemed not to be Available for the purposes of Schedule 1.2 (Service Level Specifications and Performance Monitoring) from the end of that Contract Month in which such date falls until all said Data Set Change Notices and Standard Notices have been implemented (and the Supplied Software and Services fully comply) as required and Service Deductions will be applicable in accordance with Schedule 9.1 (Charging and Service Deductions), save to the extent that the failure arises due to an inability to implement any requirement set out in a Data Set Change Notices or Standards Notice due to any BT Event of Default in which case then to such extent only no Service Deduction will be made.

49.7	Each party shall advise the other as soon as it becomes aware of any breach or potential breach of any Authority Policy, Standard or Data Set Change Notice.

50.	CHANGES IN LAW

50.1	The Contractor shall take all steps necessary to ensure that the Services are performed in accordance with the terms of this Agreement (including subclause 14.5.10 (Compliance with applicable Law)) following any Change in Law.

50.2	Either party may give written notice to the other of the need for a Change which is necessary in order to enable the Contractor, BT or the Authority to comply with any Change in Law in which event:

50.2.1	the parties shall meet within [**] to consult in respect of the effect of the Change in Law and any Change required as a consequence; and

50.2.2	within [**] of the meeting referred to in subclause 50.2.1 BT’s Representative shall, if a Change is required in order to comply with the Change in Law, issue a BT Notice of Change (which may itself consist of a notice of change issued by the Authority to BT under the Head Agreement) and the relevant provisions of Schedule 7.3 (Change Control Procedure) shall apply except that:

50.2.2.1	the Contractor may give written notice to BT’s Representative that it objects to such a BT Notice of Change only on the grounds that the implementation of the Change would not give effect to or comply with the Change in Law; and

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50.2.2.2	BT shall issue a written confirmation of the Change Control Note in respect of the Change in accordance with the relevant provisions of Schedule 7.3 (Change Control Procedure); and

50.2.2.3	BT shall not be entitled to withdraw any BT Notice of Change or confirmation of a Change Control Note issued in accordance with this subclause 50.2; and

50.2.2.4	the Contractor shall not be entitled to any payment, increase to the Charges or other compensation or relief from any performance of its obligations under this Agreement in respect of any General Change in Law or associated Change (or the consequences of either); and

50.2.2.5	the Contractor shall, without prejudice to its general obligation to comply with the terms of this Agreement;

(a)	use all Best Endeavours to mitigate the adverse effects of any NHS Specific Change in Law and take all reasonable steps to minimise any increase in costs arising from such NHS Specific Change in Law; and

(b)	use all Best Endeavours to take advantage of any positive or beneficial effects of any NHS Specific Change in Law and take all reasonable steps to maximise any reduction in costs arising from such NHS Specific Change in Law; and

50.2.2.6	any payment, increase to the Charges or other compensation payable to the Contractor, or any reduction to the Charges, shall be calculated in accordance with subclauses 50.3 provided that:

(a)	the amount of any compensation payable; or

(b)	the amount by which the Charges are to be reduced,

it shall not take into account any amounts incurred or to be incurred as a result of the Contractor’s failure to comply with subclause 50.2.2.5 above.

50.3	In relation to an NHS Specific Change in Law, any compensation payable, or reduction to the Charges, pursuant to this Clause 50 shall be calculated on the basis that the Contractor shall be placed in no better or worse position than it would have been in had the NHS Specific Change in Law not occurred, and any assessment of whether the Contractor is in a better or worse position shall include, without limitation, consideration of the provisions of subclauses 50.2.2.5 and 50.2.2.6 and any decrease in its costs resulting from any NHS Specific Change in Law. Where pursuant to this Agreement the aggregate costs and expenses incurred by the Contractor in implementing all the changes to the Services which have been required in order to ensure compliance with any NHS Specific Change in Law have exceeded [**] Pounds Sterling (£[**]) then any subsequent changes that the Contractor is required to make in

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order to comply with any NHS Specific Change in Law shall be agreed in accordance with the relevant provisions of Schedule 0 (Change Control Procedure). The Contractor shall not be entitled to any other payment or compensation or save as expressly provided otherwise in this Agreement, relief in respect of such NHS Specific Change in Law or associated Change (or the consequences of either). For the avoidance of doubt, the parties hereto acknowledge and agree that they have interpreted the terms and conditions of this subclause 50.3 to mean that the Contractor shall be allowed to invoice BT for any and all costs and expenses it may incur in implementing all the changes to the Services which are required in order to ensure compliance with any NHS Specific Change in Law, but, as regards each such NHS Specific Change in Law, should such costs and expenses exceed [**] Pounds Sterling (£[**]), the Contractor shall comply with the Change Control Procedure as regards such excess costs and expenses. Should it occur that the parties’ interpretation of this subclause 50.3 as set out above is incorrect, and the Contractor is required by the Authority to incur any such costs and/or expenses, BT shall be liable for, and shall pay the Contractor within [**] of the Contractor’s written demand for such, for [**] percent ([**]%) of all such costs and/or expenses which the Contractor shall incur

50.4	The Contractor shall not be entitled to any other payment or compensation in respect of any General Change in Law.

51.	VAT

51.1	All amounts stated to be payable by either party under this Agreement shall be exclusive of any VAT properly chargeable on any amount.

51.2	Each party shall pay to the other party any VAT properly chargeable on any supply made to it under this Agreement provided that it shall first have received from the other party a valid tax invoice in respect of that supply which complies with the requirements of Part III of the VAT Regulations 1995 (SI 1995/2518).

51.3	The parties agree that the supplier of goods or services is ordinarily required to determine whether or not VAT should be charged in respect of those goods and/or services. However if either party (referred to in this Clause as the First Party) shall consider that any VAT which the other party (referred to in this Clause as the Second Party) claims to be properly chargeable to the First Party in connection with this Agreement is not in fact properly so chargeable, the First Party shall be entitled to require the Second Party to obtain a ruling from the Commissioners for Customs and Excise (or, if relevant, such other body as is charged at the time with the collection and management of VAT) (referred to in this Clause as the Commissioners) as to the VAT (if any) properly so chargeable. The Second Party shall forthwith request the Commissioners for such a ruling.

51.4	The following further provisions shall apply in respect of the application for a ruling in accordance with subclause 51.3:

51.4.1	prior to submitting its request for such a ruling and any further communication to the Commissioners in connection with the obtaining of the ruling, the Second Party shall first obtain the agreement of the First Party to the contents of such request and any such further communication, such agreement not to be unreasonably withheld or delayed; and

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51.4.2	the Second Party shall provide to the First Party copies of all communications received from the Commissioners in connection with the application for a ruling as soon as practicable after receipt; and

51.4.3	the Second Party shall use all reasonable endeavours (including the provision of such additional information as the Commissioners may require) to obtain such a ruling as soon as reasonably practicable following the initial request.

51.5	If a ruling is required by the First Party under subclause 51.3, the First Party shall not be obliged to pay the VAT so claimed by the Second Party unless and until a ruling is received from the Commissioners which states that a sum of VAT (the VAT Sum) is properly so chargeable or the Commissioners state that they are not prepared to give any ruling on the matter. In this case, then subject to subclauses 51.6 and 51.7 and provided that the First Party shall first have received a valid tax invoice which complies with the requirements of Part III of the VAT Regulations 1995 (SI 1995/2518) and which states the VAT Sum to be the amount of VAT chargeable to the First Party, the First Party shall pay the VAT Sum (and any interest or penalties attributable to the VAT Sum) to the Second Party.

51.6	If the First Party disagrees with any ruling obtained pursuant to subclause 51.3 by the Second Party from the Commissioners, then the Second Party (provided that it is indemnified to its reasonable satisfaction against all costs and expenses including interest and penalties which it may incur in relation thereto) shall take such action and give such information and assistance to the First Party as the First Party may require to challenge such ruling or otherwise to resist or avoid the imposition of VAT on the relevant supply.

51.7	The following further provisions shall apply if the First Party shall exercise its rights under subclause 51.6:

51.7.1	the action which the First Party shall be entitled to require the Second Party to take shall include contesting any assessment to VAT or other relevant determination of the Commissioners before any VAT tribunal or court of competent jurisdiction and appealing any judgement or decision of any such tribunal or court; and

51.7.2	if the Second Party shall be required to pay to or deposit with the Commissioners a sum equal to the VAT assessed as a condition precedent to its pursuing any appeal, the First Party shall, at its election, either pay such sum to the Commissioners on behalf of the Second Party or on receipt of proof in a form reasonably satisfactory to the First Party that the Second Party has paid such sum to or deposited such sum with the Commissioners the First Party shall pay such sum to the Second Party; and

51.7.3	save as specifically provided in subclause 51.5, the First Party shall not be obliged to pay to the Second Party any sum in respect of the VAT in dispute to the Second Party or in respect of VAT on any further supplies made by the Second Party to the First Party which are of the same type and raise the same issues as the supplies which are the subject of the relevant dispute unless and until the final outcome of the relevant dispute is that it is either determined or agreed that VAT is properly chargeable on the relevant supply or supplies; and

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51.7.4	the Second Party shall promptly, following any repayment by [the Commissioners] to the Second Party, pay to the First Party an amount equal to any sum paid to or deposited with the Commissioners in accordance with subclause 51.7.2 which is repayable to the Second Party and for any interest to which the Second Party is entitled in respect of such sums.

52.	CORRUPT GIFTS AND PAYMENTS

Prohibition on corruption

52.1	The term Prohibited Act means:

52.1.1	offering, giving or agreeing to give to the Authority or Authority Service Recipient or any other public body or to any person employed by or on behalf of the Authority or Authority Service Recipient or any other public body (each of which shall for the purposes of this Clause 52 be a Relevant Person) any gift or consideration of any kind as an inducement or reward:

52.1.1.1	for doing or not doing (or for having done or not having done) any act in relation to the obtaining or performance of this Agreement or any other agreement with any Relevant Person; or

52.1.1.2	for showing or not showing favour or disfavour to any person in relation to this Agreement or any other agreement with any Relevant Person; or

52.1.2	entering into this Agreement or any other agreement with any Relevant Person in connection with which commission has been paid or has been agreed to be paid by the Contractor or on its behalf, or to its knowledge, unless before the relevant agreement is entered into particulars of any such commission and of the terms and conditions of any such agreement for the payment of such commission have been disclosed in writing to the Authority; or

52.1.3	committing any offence:

52.1.3.1	under the Prevention of Corruption Acts 1889-1916; or

52.1.3.2	under any Law creating offences in respect of fraudulent acts; or

52.1.3.3	at common law, in respect of fraudulent acts in relation to this Agreement or any other agreement with any Relevant Person; or

52.1.4	defrauding or attempting to defraud or conspiring to defraud any Relevant Person.

Warranty

52.2	The Contractor warrants that in entering into this Agreement it has not committed any Prohibited Act.

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Remedies

52.3	If the Contractor or any Contractor Party (or anyone employed by or acting on behalf of them) commits any Prohibited Act, then BT shall be entitled to act in accordance with subclauses 52.3.1 to 52.3.6:

52.3.1	if a Prohibited Act is committed by the Contractor or by an employee not acting independently of the Contractor, then BT may terminate this Agreement with immediate effect by giving written notice to the Contractor; and

52.3.2	if the Prohibited Act is committed by an employee of the Contractor acting independently of the Contractor, then BT may give written notice to the Contractor of termination and this Agreement shall terminate, unless within fifteen (15) days of receipt of such notice the Contractor removes the employee from the Project and from any other Government department contract and (if necessary) procures the performance of the relevant part of the Services by another person; and

52.3.3	if the Prohibited Act is committed by a Contractor Party or by an employee of that Contractor Party not acting independently of that Contractor Party then BT may give written notice to the Contractor of termination and this Agreement shall terminate, unless within fifteen (15) days of receipt of such notice the Contractor terminates the relevant Sub-Contract and procures the performance of the relevant part of the Services by another person, where relevant, in accordance with Clause 48 (Assignment and Sub-Contracting); and

52.3.4	if the Prohibited Act is committed by an employee of a Contractor Party acting independently of that Contractor Party, then BT may give written notice to the Contractor of termination and this Agreement shall terminate, unless within fifteen (15) days of receipt of such notice the Contractor procures the termination of the employee’s employment and (if necessary) procures the performance of the relevant part of the Services by another person; and

52.3.5	if the Prohibited Act is committed by any other person not specified in subclauses 52.3.1 to 52.3.4, then BT may give written notice to the Contractor of termination and this Agreement shall terminate unless within twenty (20) days the Contractor procures the termination of such person’s employment and of the appointment of their employer (where such person is not employed by the Contractor or the Contractor Party) and (if necessary) procures the performance of the relevant part of the Services by another person; and

52.3.6	any notice of Termination under this Clause 52 shall specify:

52.3.6.1	the nature of the Prohibited Act;

52.3.6.2	the identity of the party who BT believes has committed the Prohibited Act; and

52.3.6.3	the date on which this Agreement will terminate in accordance with the applicable provisions of this Clause 52.

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52.4	Without prejudice to its other rights or remedies under this Clause 52, BT shall be entitled to recover from the Contractor:

52.4.1	the amount or value of any such gift, consideration or commission; and

52.4.2	any other Losses sustained by BT, the Authority or any Authority Service Recipient in consequence of any breach of this Clause 52.

Permitted payments

52.5	Nothing contained in this Clause 52 shall prevent the Contractor from paying any proper commission or bonus to its employees within the agreed terms of their employment.

Notification

52.6	The Contractor shall notify BT in writing of the occurrence (and details) of any Prohibited Act promptly on the Contractor becoming aware of its occurrence.

Interim management

52.7	Where the Contractor is required to replace any Sub-Contractor pursuant to this Clause, the provisions of subclause 39.7 (Contractor Events of Default) shall apply and be construed accordingly.

53.	NOTICES AND COMMUNICATIONS

53.1	All notices under this Agreement shall be in writing and all certificates, notices or written instructions to be given under the terms of this Agreement shall be served by sending the same by email or facsimile, leaving the same at:

If to the Contractor	IDX Systems Corporation

40 IDX Drive

South Burlington, Vermont 05403 USA

Fax No: 001 802 862 6848

Marked for attention of: President

With a copy to: General Counsel

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If to BT	Guidion House

Ancells Business Park

Fleet Hampshire

GU51 2QP

United Kingdom

Fax No: 01252 777023

Marked for attention of: Director Commercial Contracts (Mike Taylor)

53.2	Where any information or documentation is to be provided or submitted to BT’s Representative or the Contractor’s Representative, including information or documentation regarding purchase orders, it shall be provided or submitted by sending the same by first class post, facsimile or by hand, leaving the same at:

If to the Contractor’s Representative	Argentum

2 Queen Caroline Street, Hammersmith, London W6 9DX

Fax No: 0208 8323 8080

(Copied in the case of purchase orders to the Contractor)

If to BT’s Representative	Lotte Jensen

Commercial Manager

BT Syntegra

Farley Hall

London Road

Binfield

Bracknell

Berkshire RG42 4EU

Fax No: 01344 424737

(copied in each case to BT).

53.3	Either party to this Agreement (and either Representative) may change its nominated address or facsimile number by prior written notice to the other party.

53.4	Notices given by post shall be effective upon the earlier of (i) actual receipt, and (ii) five (5) days after mailing. Notices delivered by hand shall be effective upon delivery.

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Notices given by facsimile shall be deemed to have been received where there is confirmation of uninterrupted transmission by a transmission report and where there has been no telephonic communication by the recipient to the senders (to be confirmed in writing) that the facsimile has not been received in legible form:

53.4.1	within two (2) hours after sending, if sent between the hours of 9am and 4pm; or

53.4.2	by 11am on the next following day, if sent after 4pm but before 9am on the next following day.

54.	VARIATIONS

This Agreement may not be varied except by an agreement in writing expressed to vary this Agreement signed by duly authorised representatives of the parties.

55.	WAIVER

55.1	Any relaxation, forbearance, indulgence or delay (together indulgence) of any party in exercising any right shall not be construed as a waiver of the right and shall not affect the ability of that party subsequently to exercise that right or to pursue any remedy, nor shall any indulgence constitute a waiver of any other right (whether against that party or any other person).

55.2	The rights of each party under this Agreement:

55.2.1	may be exercised as often as necessary;

55.2.2	are cumulative and not exclusive of rights or remedies provided by law; and

55.2.3	may be waived only in writing and specifically.

56.	NO AGENCY

56.1	Nothing in this Agreement shall be construed as creating a partnership or as a contract of employment between BT and the Contractor.

56.2	Save as expressly provided otherwise in this Agreement, the Contractor shall not be, or be deemed to be, an agent of BT and the Contractor shall not hold itself out as having authority or power to bind BT in any way.

57.	ENTIRE AGREEMENT

57.1	Except where expressly provided otherwise in this Agreement, this Agreement constitutes the entire agreement between the parties in connection with its subject matter and supersedes all prior representations, communications, negotiations and understandings concerning the subject matter of this Agreement.

57.2	Each of the parties acknowledge that:

57.2.1	it does not enter into this Agreement on the basis of and does not rely, and has not relied, upon any statement or representation (whether negligent or innocent) or warranty or other provision (in any case whether oral, written, express or implied) made or agreed to by any person (whether a party to this

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Agreement or not) except those expressly repeated or referred to in this Agreement and the only remedy or remedies available in respect of any misrepresentation or untrue statement made to it shall be any remedy available under this Agreement; and

57.2.2	this subclause 57.2 shall not apply to any statement, representation or warranty made fraudulently, or to any provision of this Agreement which was induced by fraud, for which the remedies available shall be all those available under the law governing this Agreement.

58.	CONFLICTS OF AGREEMENTS

58.1	The Schedules to this Agreement are an integral part of this Agreement. Subject to clause 7.5, the provisions of this Agreement (including the Schedules) shall be interpreted and construed in such a manner as to resolve any apparent conflict, inconsistency, ambiguity or other discrepancy between any provisions so that all the provisions of this Agreement shall be given meaning and effect but, if such interpretation or construction is not possible, the following rules of construction shall apply:

58.1.1	in the event of any conflict, inconsistency, ambiguity or other discrepancy between any provisions in the main part of this Agreement and any provision of the Schedules, the provision in the main part of this Agreement shall prevail; and

58.1.2	in the event of any conflict, inconsistency, ambiguity or other discrepancy between the Schedules and the provisions of any Schedule incorporated into this Agreement pursuant to Clause 54 (Variations), the later in time shall prevail; and

58.1.3	notwithstanding the foregoing the provisions of Schedule 1.1 (Authority’s Requirements) and Schedule 1.7 (Information Governance Requirements) shall prevail over the provisions of all other Schedules; and

58.1.4	in the event of any conflict, inconsistency, ambiguity or other discrepancy between the Service Level Specifications and the Contractor’s Technical Solution, the Service Level Specifications shall prevail.

58.2	Subject to subclause 58.1 in the event of any conflict between this Agreement and the Project Documents the provisions of this Agreement will prevail.

59.	SEVERABILITY

If any provision of this Agreement shall be declared invalid, unenforceable or illegal by the courts of any jurisdiction to which it is subject, such provision may be severed and such invalidity, unenforceability or illegality shall not prejudice or affect the validity, enforceability and legality of the remaining provisions of this Agreement.

60.	COUNTERPARTS

This Agreement may be executed in one or more counterparts and any party may enter into this Agreement by executing a counterpart. Any single counterpart or a set of counterparts executed, in either case, by all the parties shall constitute one and the same agreement and a full original of this Agreement for all purposes.

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61.	COSTS AND EXPENSES

Each party shall be responsible for paying its own costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement.

62.	NO PRIVITY

62.1	Subject to subclause 62.2, it is agreed for the purposes of the Contracts (Rights of Third Parties) Act 1999 that this Agreement is not intended to, and does not, give to any person who is not a party to this Agreement any rights to enforce any provisions contained in this Agreement except for any person to whom the benefit of this Agreement is assigned or transferred in accordance with Clause 48 (Assignment and Sub-Contracting).

62.2	Subject to subclause 62.3, the Authority and each Authority Service Recipient may, with the Authority’s prior written consent, (such consent to be provided by BT or the Authority (in the case of each Authority Service Recipient) to the Contractor), enforce any term of this Agreement as if it were BT but only, in the case of each Authority Service Recipient, in relation to the provision of ASR Additional Services or ASR Future Services being provided to that Authority Service Recipient. For the avoidance of doubt, any Authority Service Recipient’s rights under this subclause 62.2 shall extend to the right, with the Authority’s prior written consent and in accordance with subclause 39.11, to terminate the provision of any ASR Additional Services or ASR Future Services being provided to that Authority Service Recipient.

62.3	The Authority may, as agent and trustee for each Authority Service Recipient and each Authority Party, enforce on behalf of that Authority Service Recipient or that Authority Party, as applicable, any term of this Agreement (including, for the avoidance of doubt, any term to the extent that it relates to any ASR Additional Services or any ASR Future Services).

62.4	No consent of any Authority Service Recipient or any Authority Party is necessary for any variation (including any release or compromise in whole or in part of any liability) or termination of this Agreement or any one or more clauses of it.

62.5	Each Accession Party may, with the Authority’s prior written consent (such consent to be provided by BT or the Authority to the Contractor), become a party to this Agreement for the purposes of procuring and receiving any ASR Additional Services or ASR Future Services by executing an Accession Agreement. If BT and the Authority consent to any Accession Party becoming a party to this Agreement, the Contractor shall execute an Accession Agreement in respect of that Accession Party.

62.6	Notwithstanding any other provision in this Agreement, none of the Authority, any Authority Service Recipient or Authority Party shall have any obligation or be subject to any liability under this Agreement. Without prejudice to the previous sentence of this subclause 62.6, each Authority Service Recipient shall be entitled to discharge BT’s payment obligations under Clause 31 in respect of any ASR Additional Services and ASR Future Services being provided to that Authority Service Recipient.

63.	FURTHER ASSURANCE

Each party shall, at the request and cost of the other party, do all things and execute all further documents necessary to give full effect to this Agreement.

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64.	DISPUTE RESOLUTION PROCEDURE

64.1	Except where expressly provided otherwise in this Agreement, any dispute arising out of or in connection with this Agreement shall be resolved in accordance with the Dispute Resolution Procedure

64.2	Until such time as the dispute has been resolved the Contractor shall continue to provide the Services in accordance with the Service Level Specifications.

65.	GOVERNING LAW AND JURISDICTION

65.1	This Agreement is governed by and shall be construed in accordance with the laws of England and Wales.

65.2	Subject to the provisions of the Dispute Resolution Procedure, both parties agree that the courts of England and Wales shall have exclusive jurisdiction to hear and settle any action, suit, proceeding or dispute in connection with this Agreement and irrevocably submit to the exclusive jurisdiction of those courts.

66.	[**] LICENCES

In consideration of good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, provided that such licence is [**] to the BT, BT agrees to, promptly after the Effective Date, use its Best Endeavours to secure a licence, the term of which shall be equal to the Term [**] to the Contractor, to use the [**] Limited (“[**]”) product [**] for use on the following systems, from the appropriate entity associated with [**]:

66.1	[**];

66.2	[**];

66.3	[**]; and

66.4	[**];

such licence to contain terms and conditions which are reasonably mutually agreeable to BT and the Contractor. The Contractor agrees to pay, and BT shall not incur until the Contractor has so agreed, any cost, fee or charge payable in respect of obtaining such licences.

67.	[**] LICENSING

BT and the Contractor acknowledge that further licensing of the Supplied Software shall be required between them in order to discharge contractual obligations under the documentation governing the Authority [**] of the National Programme for IT and the parties hereto agree to work together in good faith to effect such further licensing.

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SIGNATORIES

IN WITNESS WHEREOF the parties have executed this Agreement as a Deed the day and year first above written

The Common Seal of British Telecommunications plc affixed to this Deed is authenticated by:

EXECUTED AND DELIVERED	)
as a deed by IDX SYSTEMS CORPORATION acting by	)

/s/ John A. Kane		/s/ Blain Newton
Director/Secretary/Authorised Signatory		Witness (Signature)

John A. Kane		Blain Newton
Signatory Full Name		Witness (Full Name)

IDX Systems Corporation.
Witness (Full Address)

/s/ James H. Crook		/s/ Deborah C. Drewniak
Director/Secretary/Authorised Signatory		Witness (Signature)

James H. Crook		Deborah C. Drewniak
Signatory Full Name		Witness (Full Name)

40 IDX Drive
South Burlington, VT
05402-1070, United States.
Witness (Full Address)

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